   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997.


                                                      REGISTRATION NO. 333-34949
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             ----------------------

                            FINLAY ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    5944                                   13-3492802
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                             ----------------------

                                521 FIFTH AVENUE
                            NEW YORK, NEW YORK 10175
                                 (212) 808-2060
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                              BONNI G. DAVIS, ESQ.
                        SECRETARY AND CORPORATE COUNSEL
                            FINLAY ENTERPRISES, INC.
                                521 FIFTH AVENUE
                            NEW YORK, NEW YORK 10175
                                 (212) 808-2060
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------


                                   Copies to:

                     JAMES M. DUBIN, ESQ.                                          ROBERT A. PROFUSEK, ESQ.
                    EDWIN S. MAYNARD, ESQ.                                         ROBERT A. ZUCCARO, ESQ.
           PAUL, WEISS, RIFKIND, WHARTON & GARRISON                               JONES, DAY, REAVIS & POGUE
                 1285 AVENUE OF THE AMERICAS                                         599 LEXINGTON AVENUE
                   NEW YORK, NEW YORK 10019                                        NEW YORK, NEW YORK 10022
                        (212) 373-3000                                                  (212) 326-3939

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1997

                                3,000,000 SHARES

[LOGO]                   FINLAY ENTERPRISES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ----------------------

     Of the 3,000,000 shares of Common Stock offered hereby, 2,046,971 shares are being sold by the Company and 953,029 shares are being sold by the Selling Stockholder. See 'Principal and Selling Stockholders'. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholder.

     The last reported sale price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol 'FNLY', on September 19, 1997 was $19.50 per share. See 'Price Range of Common Stock'.

     SEE 'RISK FACTORS' BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO       PROCEEDS TO SELLING
                                OFFERING PRICE       DISCOUNT(1)          COMPANY(2)           STOCKHOLDER
                              ------------------  ------------------  ------------------   --------------------
Per Share...................          $                   $                   $                     $
Total(3)....................          $                   $                   $                     $

------------------
(1) The Company, the Selling Stockholder and the Over-Allotment Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $                payable by the
    Company.

(3) The Company and the Over-Allotment Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 150,000 and 300,000 shares, respectively, at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,

    underwriting discount and proceeds to the Company will be $                ,
    $                  and $                , respectively, and the proceeds
    to the Over-Allotment Selling Stockholders will be $                . See
    'Underwriting'.

                             ----------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
           , 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                              DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION

                                                    SBC WARBURG DILLON READ INC.
                             ----------------------

             The date of this Prospectus is                , 1997.

   [ARTWORK: PICTURES OF THE COMPANY'S FINE JEWELRY PRODUCTS AND MAP SHOWING
         LOCATION OF THE COMPANY'S DEPARTMENTS AND STAND-ALONE STORES.]

                             ----------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Unless otherwise specified or the context otherwise requires, in this Prospectus (i) references to 'Finlay Jewelry' mean Finlay Fine Jewelry Corporation, a wholly owned subsidiary of Finlay Enterprises, Inc., (ii) references to 'Finlay' or the 'Company' mean, collectively, Finlay Enterprises, Inc., Finlay Jewelry, their subsidiaries and all predecessor businesses, (iii) all information presented assumes no exercise of the Underwriters' over-allotment option, (iv) all information is presented as of August 2, 1997, the date of the Company's most recent quarterly balance sheet, and (v) all information presented herein gives effect to a two-for-three combination of the Company's common stock, par value $.01 per share (the 'Common Stock'), effected March 7, 1995. Finlay's fiscal year ends on the Saturday closest to January 31 of each year. References to 1992, 1993, 1994, 1995, 1996 and 1997 relate to the fiscal years ending on January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997 and January 31, 1998, respectively. Each of the fiscal years includes 52 weeks except 1995, which includes 53 weeks. All references herein to 'Departments' refer to fine jewelry departments operated pursuant to license agreements or other arrangements with host department stores.

                                  THE COMPANY

     Finlay is one of the leading retailers of fine jewelry in the United States and France. The Company operates leased fine jewelry departments ('Departments') in major department stores for retailers such as May Department Stores ('May'), Federated Department Stores ('Federated'), Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's. Finlay sells a broad selection of moderately priced fine jewelry, including necklaces, earrings, bracelets, rings and watches, and markets these items principally as fashion accessories with an average sales price of approximately $150 per item. Average sales per Department were $729,000 in 1996 and the average size of a Department is approximately 1,000 square feet. Finlay operates 946 Departments and in 1996 achieved sales of $685.3 million, making Finlay the largest operator of Departments in the United States and France.

     Management believes that current trends in jewelry retailing, particularly in the department store sector, provide a significant opportunity for Finlay's growth. Consumers spent approximately $41 billion on jewelry (including both fine and costume jewelry) in the United States in 1996, an increase of approximately $17 billion over 1986, according to the United States Department of Commerce. In the department store sector in which Finlay operates, consumers spent $4 billion on fine jewelry in 1996. Management believes that demographic factors such as the maturing of the U.S. population and an increase in the number of working women have resulted in greater disposable income, thus contributing to the growth of the fine jewelry retailing industry. Management also believes that jewelry consumers today increasingly perceive fine jewelry as a fashion accessory, resulting in purchases which augment the Company's gift and special occasion sales. Finlay's Departments are typically located in 'high traffic' areas of leading department stores, enabling Finlay to capitalize on these consumer buying patterns.

     Host stores benefit from outsourcing the operation of their fine jewelry departments. By engaging Finlay, host stores gain specialized managerial, merchandising, selling, marketing, inventory control and security expertise. Additionally, by avoiding the high working capital investment typically required of the jewelry business, host stores improve their return on investment and can potentially increase their profitability.

     As a lessee, Finlay benefits from the host stores' reputation, customer traffic, advertising, credit services and established customer base. Finlay also avoids the substantial capital investment in fixed assets typical of stand-alone retail formats, which generally has enabled Finlay's new Departments to achieve profitability within their first twelve months of operation. Finlay further benefits because net sales proceeds are generally remitted to Finlay by each host store on a monthly basis with essentially all customer credit risk borne by the host store.

     The Company employs a unique merchandising strategy, known as the 'Finlay Triangle', which integrates store management, vendors and Finlay's central office. This alliance enables the Company to capitalize on economies of scale, while allowing store management to tailor merchandising programs to each host store's unique fashion image and customer demographics. Store management, vendors and Finlay's central office coordinate efforts and share access to information, enabling the vendor to assist in identifying fashion trends thereby improving inventory turnover and profitability.

     As a result of Finlay's strong relationships with its vendors, management believes that the Company's working capital requirements are lower than those of many other jewelry retailers. In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. The use of consignment merchandise also reduces Finlay's inventory exposure to changing fashion trends because unsold consigned merchandise can be returned to the vendor.

RECENT DEVELOPMENTS

     On September 3, 1997, Finlay entered into an agreement to acquire the Diamond Park Fine Jewelers division of Zale Corporation ('Diamond Park'), a leading operator of Departments, for approximately $66 million. By acquiring Diamond Park, Finlay will add 139 Departments that had total sales of $93 million for the twelve months ended February 1, 1997 and will also add new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that in addition to increasing sales volume, the acquisition of Diamond Park (the 'Diamond Park Acquisition') will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies. Finlay does not expect the Diamond Park Acquisition to have a material impact on earnings per share in the current fiscal year but expects the transaction to be accretive thereafter. The Company intends to finance the Diamond Park Acquisition with borrowings under its revolving credit facility (as amended, the 'Revolving Credit Facility').

     On September 11, 1997, Finlay amended the Revolving Credit Facility by (i) increasing the line of credit from $135 milllion to $175 million, (ii) including eligible international assets in the borrowing base formula, (iii) reducing interest rates, (iv) permitting higher balances during the annual balance reduction period and (v) extending the maturity date from May 1998 to March 2003. Upon completion of the Diamond Park Acquisition, the line of credit will be further increased to $225 million and permitted balances during the annual balance reduction period will be further increased.

     On June 18, 1997, the Company announced the extension of its lease agreements with Federated for an additional three years. The lease extensions apply to all of Finlay's Departments within Federated stores, including leases for Departments in Burdines, Rich's, Lazarus, Goldsmith's and The Bon Marche

which have been extended through February 3, 2001, and the lease for Departments in Stern's which has been extended through February 1, 2003.

GROWTH STRATEGY

     Finlay intends to pursue the following key initiatives to increase sales and earnings:

           INCREASE COMPARABLE DEPARTMENT SALES. In 1995 and 1996, Finlay achieved comparable Department sales increases of 5.7% and 5.9%, respectively, outpacing the majority of its host stores. These increases were achieved primarily by emphasizing key merchandise items, increasing focus on holiday and event-driven promotions, participating in host store marketing programs and positioning its Departments as a 'destination location' for fine jewelry. Finlay believes that comparable Department sales will continue to benefit from these merchandising and marketing strategies, as well as from increasing demand for fine jewelry.

           ADD DEPARTMENTS WITHIN EXISTING HOST STORE GROUPS. Finlay's well established relationships with many of its host store groups have enabled the Company to add Departments in new locations opened by existing host stores. Finlay has operated Departments in May stores since 1948 and operates the fine jewelry departments in all of May's 364 department stores. Finlay also has operated Departments in Federated stores since 1983 and operates Departments in 155 of Federated's 411 department stores. Since the beginning of 1992, host store expansion has added 126 net new Departments including 52 net new Departments since the beginning of 1995. Based on expansion plans recently announced by May, Finlay believes it will have the opportunity to open approximately 100 new Departments in May stores alone over the next five years (excluding possible closings).

           ESTABLISH NEW HOST STORE RELATIONSHIPS. Finlay has an opportunity to grow by establishing new relationships with department stores that presently either lease their fine jewelry departments to Finlay's competitors or operate their own fine jewelry departments. Finlay seeks to establish these new relationships by demonstrating to department store management the potential for improved financial performance. Since the beginning of 1992, Finlay has added such host store groups as Burdines, The Bon Marche, Elder Beerman and Stern's. Over the past two years, Finlay has added 27 Departments in the Hecht's division of May as a result of May's acquisition of John Wanamaker and Strawbridge's. By acquiring Diamond Park, Finlay will add Mercantile Stores, Marshall Field's and Parisian to its host store relationships.

           EXPAND INTERNATIONAL OPERATIONS. In October 1994, Finlay acquired Societe Nouvelle d'Achat de Bijouterie-S.O.N.A.B. ('Sonab'), the largest operator of Departments in France. In 1996, Finlay expanded in France by adding 26 Departments in Monoprix and plans to open an additional 15 Monoprix Departments in 1997. Finlay operates 138 Departments in France through five host store groups, including Galeries Lafayette, Nouvelles

      Galeries and Bazar de L'Hotel de Ville. In addition, in 1996, Finlay began operating seven Departments in Debenhams, a department store chain which operates 90 stores throughout the United Kingdom and Ireland. In 1996, the Company also opened a Department in a new Galeries Lafayette store in Berlin, Germany and is exploring additional opportunities in other European countries.

           CONTINUE TO IMPROVE OPERATING LEVERAGE. Selling, general and administrative expenses as a percentage of sales declined from 44.2% in 1993 to 42.3% in 1996. Finlay seeks to continue to leverage expenses both by increasing sales at a faster rate than expenses and by reducing its current level of certain operating expenses. For example, Finlay has demonstrated that by increasing the selling space (with host store approval) of certain high volume Departments, incremental sales can be achieved without having to incur proportionate increases in selling and administrative expenses. In addition, management believes the Company will benefit from recent investments in technology and refinements of operating procedures designed to allow Finlay's sales associates more time for customer sales and service. Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     Additionally, since 1994 the Company has opened nine domestic stand-alone discount jewelry outlet stores which provide Finlay with a channel to sell discontinued, close-out and certain other merchandise. The Company will seek to identify opportunities to develop additional outlet stores.
                            ------------------------

     The principal executive offices of the Company are located at 521 Fifth Avenue, New York, New York 10175 and its telephone number at this address is
(212) 808-2060.

                                  THE OFFERING

Common Stock Offered by:

     The Company..........................  2,046,971 Shares

     The Selling Stockholder..............    953,029 Shares
                                            -------------

       Total..............................  3,000,000 Shares (1)
                                            -------------
                                            -------------

Common Stock to be outstanding after the
  Offering................................  9,616,449 Shares (1)(2)

Use of Proceeds...........................  The net proceeds to the Company from the Offering are expected to be used for working capital, repayment of indebtedness or other general corporate purposes. The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholder. The
                                            Indentures restrict the Company's ability to use the net proceeds from the Offering to repay indebtedness under the Revolving Credit
                                            Facility. See 'Risk Factors -- Substantial Leverage' and 'Use of
                                            Proceeds'.

Nasdaq National Market symbol.............  FNLY

------------------

(1) Excludes up to 450,000 additional shares of Common Stock subject to the over-allotment option granted by the Company and certain existing stockholders of the Company other than the Selling Stockholder (the 'Over-Allotment Selling Stockholders') to the Underwriters. See 'Underwriting'.


(2) Excludes 958,734 shares of Common Stock issuable upon exercise of employee stock options outstanding at the date of this Prospectus. See 'Management -- Executive Compensation -- Long-Term Incentive Plans'.

                                  RISK FACTORS

     See 'Risk Factors' beginning on page 9 for certain considerations relevant to an investment in the Common Stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary consolidated financial information of the Company for the periods indicated. This information should be read in conjunction with 'Selected Consolidated Financial Information', 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Company's balance sheet at August 2, 1997 and statement of operations data for each of the twenty-six week periods ended August 3, 1996 and August 2, 1997 were derived from unaudited consolidated financial statements of the Company which include, in the opinion of management, all adjustments necessary to present fairly, in all material respects, the financial position and results of operations of the Company for the dates and periods presented.

     Because of the seasonal nature of Finlay's business, the results for the interim periods are not indicative of the results for the entire year. Significant portions of Finlay's sales and income from operations are generated in the fourth quarter of the year. See 'Risk Factors -- Seasonality', 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality' and 'Business -- Seasonality'. For information regarding the Diamond Park Acquisition, see 'Business -- Recent Developments'.


                                                                                                (UNAUDITED)
                                                                                              TWENTY-SIX WEEKS
                                                  FISCAL YEAR ENDED (1)                            ENDED
                                 --------------------------------------------------------   --------------------
                                 JAN. 30,    JAN. 29,    JAN. 28,    FEB. 3,     FEB. 1,    AUGUST 3,  AUGUST 2,
                                   1993        1994        1995        1996        1997       1996       1997
                                 --------    --------    --------    --------    --------   ---------  ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.........................   $473,746    $505,639    $552,090    $654,491    $685,274   $267,907   $282,652
Gross margin..................    253,394     267,775     290,827     340,462     354,974    138,024    144,818
Management transition and
  consulting expense (2)......      --          --          5,144       --          --         --         --
Nonrecurring expenses
  associated with
  recapitalization (3)........      --          1,915       --          --          --         --         --
Income (loss) from
  operations..................     37,112      33,819      36,499      48,299      53,996      6,471      7,535
Other nonrecurring (income)
  expense (4).................      2,100      17,150       --         (5,000)      --         --         --
Interest expense, net.........     23,841      25,469      28,488      29,705      31,204     15,245     16,148
Income (loss) before income
  taxes and cumulative effect
  of accounting change........     11,171      (8,800)      8,011      23,594      22,792     (8,774)    (8,613)
Net income (loss).............      6,028      (9,205)      2,731      14,251      11,757     (5,967)    (5,604)
Net income (loss) applicable
  to common shares............      1,339     (12,799)       (601)      3,534      11,757     (5,967)    (5,604)
Net income (loss) per share
  applicable to common
  shares......................   $   0.78    $  (6.49)   $  (0.27)   $   0.53    $   1.55   $  (0.80)  $  (0.75)
Weighted average number of
  shares outstanding
  (000's).....................      1,728       1,973       2,261       6,640       7,570      7,481      7,497
OPERATING AND FINANCIAL DATA:
Number of Departments (end of
  period) (5).................        746         757         903         941         939        924        958
Percentage increase in
  comparable Department
  sales.......................       1.9%        0.7%        4.5%        5.7%        5.9%       7.8%       5.7%
Average sales per Department
  (5).........................   $    673    $    673    $    674    $    710    $    729   $    287   $    298
EBITDA (6)....................     44,149      42,580      45,409      57,958      64,836     11,855     13,227
EBITDA-FIFO (as adjusted)
  (7).........................     43,579      46,424      51,398      58,901      66,755     12,246     13,227
Capital expenditures..........      7,294       9,150      11,228      14,933      17,533      7,224      8,477

                                                                                                     (UNAUDITED)
                                                                                                    AUGUST 2, 1997
                                                                                                    --------------

BALANCE SHEET DATA -- END OF PERIOD (DOLLARS IN THOUSANDS):
Working capital..................................................................................   $      67,590
Total assets.....................................................................................         425,395
Short-term debt, including current portion of long-term debt (8).................................         111,526
Long-term debt, excluding current portion........................................................         216,084
Stockholders' equity (deficit)...................................................................          12,354

                                                   (Continued on following page)

----------------------
(1) Each of the fiscal years for which information is presented includes 52 weeks except 1995, which includes 53 weeks.

(2) Included in 1994 are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition and consulting expense totaling $2.0 million.

(3) Included in 1993 in connection with the Recapitalization Transactions (as defined in 'Risk Factors -- Concentration of Ownership') is the redemption of outstanding equity participation units in accordance with the terms and conditions of the Company's former equity participation plan totaling $0.9 million and bonuses totaling $1.0 million.

(4) Included in 1992 are $2.1 million of nonrecurring expenses associated with a withdrawn initial public offering. Included in 1993 are nonrecurring expenses of $17.2 million relating to the write-off of certain deferred financing costs and other expenses incurred in connection with the Recapitalization Transactions. See Note 1 of Notes to Consolidated Financial Statements. Included in 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

(5) Includes, beginning in 1994, Departments and stand-alone locations.

(6) EBITDA represents income from operations before depreciation and amortization expenses. For 1993, EBITDA includes the effect of nonrecurring expenses totaling $1.9 million described in Note 3 above and for 1994, EBITDA includes the effect of management transition and consulting expense totaling $5.1 million described in Note 2 above. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing Finlay's operating performance, financial position and cash flows. However, Finlay has presented EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and/or incur debt.


(7) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision and before nonrecurring expenses of $1.9 million deducted in arriving at income from operations for 1993 and management transition and consulting expense of $5.1 million deducted in arriving at income from operations for 1994.

(8) At February 1, 1997, short-term debt was $2,000; at August 2, 1997, short-term debt consisted principally of indebtedness under the Revolving Credit Facility and was used for seasonal working capital needs.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'), and the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth below. See 'Special Note Regarding Forward-Looking Statements'.

SUBSTANTIAL LEVERAGE

     Following the Offering, the Company will remain substantially leveraged. At August 2, 1997, total debt outstanding was $327.6 million, representing 96.4% of total book capitalization. After giving effect to the Offering (assuming an initial public offering price of $19.50 per share) and increased borrowings under the Revolving Credit Facility to finance the Diamond Park Acquisition, Finlay's total indebtedness would have been $396.0 million, representing 89.1% of total book capitalization. See 'Capitalization'.

     The degree to which Finlay is leveraged could have important consequences to holders of the Common Stock, including the following: (i) Finlay's ability to obtain additional financing in the future may be impaired; (ii) a substantial portion of Finlay's cash flow from operations must be dedicated to service its indebtedness, including an annual balance reduction requirement under Finlay's Revolving Credit Facility; (iii) the credit agreement (as amended, the 'Revolving Credit Agreement') relating to Finlay's Revolving Credit Facility, the indenture (the 'Note Indenture') relating to Finlay Jewelry's 10 5/8% Senior Notes due 2003 (the 'Notes'), the indenture (the 'Debenture Indenture', and, together with the Note Indenture, the 'Indentures') relating to Finlay's 12% Senior Discount Debentures due 2005 (the 'Debentures') and the Company's gold consignment agreement (the 'Gold Consignment Agreement') all contain provisions which restrict the ability of the Company to pay dividends; (iv) the Revolving Credit Agreement and the Indentures impose other operating and financial restrictions on Finlay Jewelry which may limit its operations and development, including its ability to finance acquisitions or to repay indebtedness; (v) future financing arrangements will likely impose similar restrictions on Finlay;
(vi) changes in interest rates or rates charged under the Revolving Credit

Facility and the Gold Consignment Agreement could adversely affect the Company's results of operations or financial condition; (vii) Finlay may be more leveraged than other providers of similar products and services, which may place Finlay at a competitive disadvantage; and (viii) Finlay's significant degree of leverage could make it more vulnerable to changes in general economic conditions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.

SEASONALITY

     Finlay's business is highly seasonal, with a significant portion of its sales and income from operations generated during the fourth quarter of each year, which includes the year-end holiday season. The fourth quarter accounted for an average of 42% of Finlay's sales and 86% of operating income (excluding nonrecurring expenses) for 1994, 1995 and 1996. Finlay has typically experienced losses in the first three quarters of its fiscal year. During these periods, working capital requirements have been funded by the Revolving Credit Facility. This pattern is expected to continue. Accordingly, the results for any of the first three quarters of any given fiscal year, taken individually or in the aggregate, are not indicative of annual results. A substantial decrease in sales during the fourth quarter would have a material adverse effect on Finlay's profitability. The Company's quarterly results of operations also may fluctuate significantly as a result of a variety of factors, including the timing of new Department openings, net sales contributed by new Departments, increases or decreases in comparable Department sales, timing of certain holidays, changes in the Company's selection of merchandise, general economic, industry and weather conditions that affect consumer spending and actions of competitors. In addition, since jewelry purchases are discretionary and a majority of jewelry purchases by store customers are made using credit, declines in general economic conditions or consumer credit availability, or increases in prevailing interest rates, could adversely affect the business and financial condition of Finlay, particularly if such changes were to occur in the fourth quarter of Finlay's fiscal year. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality' and 'Business -- Seasonality'.

DEPENDENCE ON HOST STORE RELATIONSHIPS

     During 1996, approximately 48% of Finlay's sales were generated by Departments operated in store groups owned by May, and approximately 22% of Finlay's sales were generated by Departments operated in store groups owned by Federated. Management believes that its relationships with the May and Federated store groups are excellent. Nevertheless, a decision by either company to transfer the operation of some or all of their Departments to a competitor, or to assume the operation of those Departments themselves, could have a material adverse effect on the business and financial condition of Finlay. Such adverse effects could also be caused by consolidation transactions effected by May, Federated or other host store groups. In recent years the department store industry has been consolidating. Although Finlay has, in the past, benefitted from host store consolidations, no assurance can be given that significant host store relationships of Finlay will not be terminated as a result of such consolidation. For example, when Federated acquired Emporium/Weinstocks, 30 stores in which Finlay operated Departments were integrated into Federated's Macy's division, which currently operates its own fine jewelry business. See 'Business -- Store Relationships'.

     Finlay's lease agreements typically have an initial term of one to five years, and contain renewal options or provisions for automatic renewal absent prior notice of termination by either party. Each year, a substantial number of leases are subject to renewal. For example, all of Finlay's leases with May host stores are subject to renewal in January 1998 or January 1999. Although Finlay's leases have historically been renewed in the ordinary course, there can be no assurance that such leases will continue to be renewed, or, if renewed, on comparable terms. Finlay's lease agreements also give host stores termination rights based on certain performance and other factors. See 'Business -- Store Relationships'.

AVAILABILITY OF CONSIGNED MERCHANDISE

     In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment (pursuant to written agreements or other arrangements) or otherwise financed by vendors, thereby reducing Finlay's direct capital investment in inventory to levels which it believes are low for the retail jewelry industry. Although Finlay does not believe that its consignment agreements or arrangements with its vendors will be subject to substantial adverse changes in the future, there can be no assurance that Finlay will be able to continue to obtain substantial amounts of merchandise on these terms. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Purchasing and Inventory'.

COMPETITION

     Finlay faces competition for retail jewelry sales from national and regional jewelry chains, other department stores, local independently owned jewelry stores and chains, specialty stores, mass merchandisers, catalog showrooms, discounters, direct mail suppliers and televised home shopping. Several of Finlay's competitors are substantially larger and have greater financial resources than Finlay. With respect to the operation of Departments in host store groups, Finlay competes with a limited number of established Department lessees and department store chains. See 'Business -- Competition'.

EXPANSION

     A significant portion of Finlay's growth in sales and income from operations in recent years has resulted from Finlay's obtaining leases to operate Departments in new host store groups and the addition of new Departments in existing host store groups. Finlay cannot predict the number of

Departments it will operate in the future or whether its expansion, if any, will be at levels comparable to that experienced to date. In many cases, Finlay is subject to limitations under its lease agreements which prohibit Finlay from operating Departments for other host store groups within a certain geographical radius of the host stores (typically five to ten miles). Such limitations restrict Finlay from further expansion within areas where it currently operates Departments, including expansion by possible acquisitions. However, Finlay has from time to time obtained the consent of an existing host store group to operate Departments for another host store group within the prohibited area. May and Federated have granted consents of this type to Finlay with respect to one another's host stores. There can be no assurance that additional consents will be obtained in the future. The existence of these geographic limitations may impede Finlay's ability to enter into leases with other potential host store groups. In addition, in certain cases, Finlay has found that, notwithstanding the absence of any geographical limitation in a lease agreement, it may be limited as a practical matter from opening Departments for competing host store groups in close proximity to each other because of the adverse effect such openings might have on its overall host store group relationships. See 'Business -- Store Relationships'.

     The Company may also from time to time examine opportunities to acquire or invest in companies or businesses that complement the Company's existing business. For example, on September 3, 1997, the Company entered into an agreement to acquire Diamond Park. There can be no assurance that the Diamond Park Acquisition or future acquisitions by the Company will be successful or improve the Company's operating results. In addition, the Company's ability to complete acquisitions will depend on the availability of both suitable target businesses and acceptable financing. Any future acquisitions may result in a potentially dilutive issuance of additional equity securities, the incurrence of additional debt or increased working capital requirements. Any such acquisition may also result in earnings dilution, the amortization of goodwill and other intangible assets or other charges to operations, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Such acquisitions could involve numerous additional risks, including, without limitation, difficulties in the assimilation of the operations, products, services and personnel of any acquired company and the diversion of management's attention from other business concerns. See 'Business -- Recent Developments'.

DEPENDENCE ON KEY OFFICERS

     Finlay's recent success has depended to a significant degree on the efforts of Arthur E. Reiner, President, Chief Executive Officer and Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry, as well as David B. Cornstein, Chairman of the Company. Finlay's operations may be adversely affected if its current officers cease to be active in management. Messrs. Reiner and Cornstein have employment agreements with Finlay for a period ending January 31, 2001 and 1999, respectively. Upon the expiration of the term of his employment agreement on January 31, 1999, Mr. Cornstein is expected to become Chairman Emeritus of the Company. See 'Management -- Executive Compensation -- Employment Agreements and Change of Control Arrangements'.

LIMITED PUBLIC MARKET FOR COMMON STOCK; VOLATILITY OF MARKET PRICE

     Upon completion of the Offering, the Company will have 9,616,449 shares of Common Stock outstanding of which 5,798,376 shares are expected to be held by non-affiliates of the Company. The Common Stock has been included in the Nasdaq National Market since completion of an initial public offering in April 1995

(the 'Initial Public Offering'). During the twelve months ended August 31, 1997, the average daily volume of Common Stock traded in the Nasdaq National Market was approximately 8,500 shares.

During that period, there were 37 trading days on which no shares of the Common Stock were traded. There can be no assurance that the market for the Common Stock will become more active following the Offering. Although several securities firms act as market-makers for the Common Stock, a less active market for the Common Stock may cause the price of the Common Stock to be more volatile than it otherwise would be. In addition, there can be no assurance that market prices after the Offering will equal or exceed the initial public offering price per share set forth on the cover page of this Prospectus. The market price of the Common Stock could be subject to significant fluctuations in response to Finlay's operating results and developments relating to the Company, its competitors, general retailing and economic conditions and other external factors. In addition, in recent years the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock.

AVAILABILITY AND COST OF PRECIOUS METALS AND PRECIOUS AND SEMI-PRECIOUS STONES

     The jewelry industry in general is affected by fluctuations in the prices of precious metals and precious and semi-precious stones. The availability and prices of gold, diamonds and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation. Shortages of these materials or sharp changes in their prices could have a material adverse effect on the Company's results of operations or financial condition. Although the Company attempts to protect against such fluctuations in the price of gold by entering into futures contracts, there can be no assurance that these hedging techniques will be successful or that hedging transactions will not adversely affect the Company's results of operations or financial condition.

CONCENTRATION OF OWNERSHIP

     In May 1993, affiliates of Thomas H. Lee Company (together with its affiliated transferees, the 'Lee Investors') and partnerships managed by Desai Capital Management Incorporated (the 'Desai Investors') acquired a controlling interest in the Company in connection with a series of transactions that recapitalized the Company (the 'Recapitalization Transactions'). Before giving effect to the Offering, the Lee Investors, the Desai Investors and Messrs. Cornstein and Reiner (collectively, the 'Management Stockholders') beneficially own, in the aggregate, 61.9% of the Common Stock. Equity-Linked Investors, L.P., one of the Desai Investors, in connection with the scheduled winding-up of this partnership, is selling all of the Common Stock owned by it in the Offering. After giving effect to the Offering, the Lee Investors, the Desai Investors and the Management Stockholders will beneficially own, in the aggregate, 38.8% of the Common Stock, of which 24.4% will be held by the Lee Investors, 7.3% will be held by the Desai Investors and 7.1% will be held by the Management

Stockholders. See 'Principal and Selling Stockholders'.

     The Company, the Lee Investors, the Desai Investors, the Management Stockholders and certain third parties are parties to a Stockholders' Agreement (as amended, the 'Stockholders' Agreement'). The Stockholders' Agreement provides, among other things, that all of the parties thereto will, subject to certain conditions, vote their shares to fix the number of members of the Board of Directors at eight and that each of the Lee Investors, the Desai Investors and the Management Stockholders have the right to nominate certain members of the Company's Board of Directors, totaling six nominees. Each of the parties to the Stockholders' Agreement have agreed to vote in favor of such nominees. The nomination and election of the remaining two directors is not governed by the Stockholders' Agreement, although the Stockholders' Agreement does require that such directors not be parties to the Stockholders' Agreement. See 'Management', 'Principal and Selling Stockholders' and 'Certain Transactions -- Stockholders' Agreement'.

     Although none of the Lee Investors, the Desai Investors nor the Management Stockholders individually currently own, and following the Offering none of them individually will own, a majority of the voting securities of the Company, their respective significant beneficial ownership of the Common Stock and rights to nominate directors under the Stockholders' Agreement enable each of them to exercise substantial influence over the management of Finlay. The concentration of beneficial ownership of the Company may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See 'Principal and Selling Stockholders', 'Certain Transactions' and 'Description of Capital Stock'.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after the Offering under Rule 144 of the Securities Act ('Rule 144') or otherwise or the perception that such sales could occur may adversely affect prevailing market prices of the Common Stock. The Company has agreed not to register for sale, and the Company, the Lee Investors, the Desai Investors, the Selling Stockholder, the Over-Allotment Selling Stockholders and the current directors and executive officers of Finlay who hold Common Stock or options to purchase Common Stock have agreed, during the period beginning from the date of the underwriting agreement relating to the Offering (the 'Underwriting Agreement') and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for, or represent the right to receive, shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives of the Underwriters, except, in the case of the Company, the Selling Stockholder and the Over-Allotment Selling Stockholders, for the shares of Common Stock offered in connection with the Offering and, in the case of the Company, securities issued pursuant to employee stock option plans existing on the date of this Prospectus. The Lee Investors, the Desai Investors, the

Management Stockholders and certain other individuals have the right to demand registration under the Securities Act of their shares of Common Stock and have the right to have their shares of Common Stock included in future registered public offerings of securities by the Company. These stockholders have agreed not to exercise such rights for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The exercise of such registration rights or the perception of an ability to do so could adversely affect the market price of the Common Stock and could impair Finlay's future ability to raise capital through an offering of the Company's equity securities. See 'Certain Transactions' and 'Shares Eligible for Future Sale'.

DILUTION


     Purchasers of Common Stock in the Offering will experience immediate dilution of $26.69 per share ($26.30 per share if the Underwriters' over-allotment option is exercised in full) in net tangible book value per share, which exceeds the assumed $19.50 initial public offering price of the Common Stock offered hereby. The net tangible book value (deficiency) per share, after giving pro forma effect to the Offering, will be $(7.19) per share ($(6.80) per share if the Underwriters' over-allotment option is exercised in full). Existing stockholders will receive an increase in the net tangible book value of their shares of Common Stock.


RESTRICTION ON PAYMENT OF DIVIDENDS

     The Company has no present intention to pay dividends on the Common Stock. In addition, various restrictions under Finlay's financing arrangements limit the ability of the Company to pay dividends or to make other similar distributions. See '-- Substantial Leverage' and 'Dividend Policy'.

CHANGE OF CONTROL AND ANTI-TAKEOVER PROVISIONS

     The Debenture Indenture provides that, upon the occurrence of a Change of Control (as defined in the Debenture Indenture), the Company will be required to make an offer (a 'Change of Control Offer') to purchase all of the Debentures issued and then outstanding under the Debenture Indenture at a purchase price equal to 101% of the accreted value thereof on the date of purchase (if prior to May 1, 1998) or 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (if on or after May 1, 1998). Under the Debenture Indenture, a 'Change of Control' occurs when (a) a person or group other than certain of the Company's existing stockholders becomes the beneficial owner of 50% or more of the aggregate voting power of the Company; (b) during any period of two consecutive calendar years, certain changes in the composition of the Company's Board of Directors occur; or (c) the Company ceases to own 100% of Finlay Jewelry. A Change of Control under the Debenture Indenture would constitute a default under the Revolving Credit Agreement and would also constitute a Change of Control under the Note Indenture, accelerating all obligations under those agreements.


     In addition, employment agreements with certain members of senior management contain provisions requiring Finlay to make certain payments to such executives in the event such executives are terminated in connection with a Change of Control (as defined in such employment agreements). See 'Management -- Executive Compensation -- Employment Agreements and Change of Control Arrangements'.

     The foregoing provisions may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock and may adversely affect the market price of the Common Stock.

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') and Amended and Restated By-laws (the 'By-laws'), as well as provisions of the Delaware General Corporation Law (the 'DGCL'), may also have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock and may adversely affect the market price of the Common Stock. For example, under the Certificate of Incorporation, the Board of Directors is authorized to issue one or more series of preferred stock having such designations, rights and preferences as may be determined by the Board, and the Certificate of Incorporation and the By-laws provide for a classified Board of Directors. See 'Description of Capital Stock'.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes 'forward-looking statements' within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical information provided herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under 'Risk Factors' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations', as well as trends in the general economy, competition in the retail jewelry business, the seasonality of the retail jewelry business, the Company's ability to increase comparable Department sales and to open new Departments, the Company's dependence on certain host store relationships due to the concentration of sales generated by such host stores, the availability to the Company of alternate sources of merchandise supply in the case of an abrupt loss of any significant supplier, the Company's ability to continue to obtain substantial amounts of merchandise on consignment, the Company's dependence on key officers, the Company's ability to integrate the Diamond Park assets (and any future acquisitions) into its existing business, the Company's high degree of leverage and the availability to the Company of financing and credit on favorable terms and changes in regulatory requirements which are applicable to the Company's business.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Securities and Exchange Commission (the 'Commission') pursuant to the Exchange Act.

                                USE OF PROCEEDS


     The proceeds to the Company from the Offering, net of underwriting discount and other expenses of the Offering (assuming an initial public offering price of $19.50 per share), are estimated to be $35.9 million ($38.6 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholder or the shares to be sold, if any, by the Over-Allotment Selling Stockholders. The net proceeds to the Company from the Offering are expected to be used for working capital, repayment of indebtedness or other general corporate purposes. The Indentures restrict the Company's ability to use the net proceeds from the Offering to repay indebtedness under the Revolving Credit Facility. See 'Risk Factors -- Substantial Leverage'.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is included in the Nasdaq National Market under the symbol 'FNLY'.

     The following table sets forth the range of high and low reported sale prices for the Common Stock for the fiscal periods indicated, as reported by the Nasdaq National Market.

                                                                                                 HIGH        LOW
                                                                                                ------      ------
Fiscal Year Ended February 3, 1996:
  First Quarter (1)..........................................................................   $14 1/4     $14
  Second Quarter.............................................................................    15 7/8      11
  Third Quarter..............................................................................    18 1/4      14
  Fourth Quarter.............................................................................    17 1/8      10 3/8
Fiscal Year Ended February 1, 1997:
  First Quarter..............................................................................   $15         $10 1/4
  Second Quarter.............................................................................    17 1/8      13 1/8
  Third Quarter..............................................................................    15 3/8      12
  Fourth Quarter.............................................................................    17 3/4      13 1/2
Fiscal Year Ended January 31, 1998:
  First Quarter..............................................................................   $16 1/2     $13 3/4
  Second Quarter.............................................................................    18          15
  Third Quarter (through September 19, 1997).................................................    19 5/8      16 3/4


------------------
(1) The first quarter of 1995 includes the period April 6, 1995 (the date of the Initial Public Offering) through April 29, 1995.

     As of September 1, 1997 there were approximately 75 record holders of the Common Stock, including holders who are nominees for an undetermined number of beneficial owners, estimated to be in excess of 500, and 7,569,478 shares of Common Stock outstanding. The last reported sale price for the Common Stock on the Nasdaq National Market on September 19, 1997 was $19.50.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and has no present intention to pay any such dividends in the foreseeable future. Certain restrictive covenants in the Indentures, the Revolving Credit Agreement and the Gold Consignment Agreement impose limitations on the payment of dividends by the Company. See 'Risk Factors -- Substantial Leverage', 'Description of Capital Stock' and Notes 3 and 4 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth as of August 2, 1997: (i) the cash and cash equivalents and the capitalization of the Company; (ii) the adjustments to reflect the net proceeds to the Company of the Offering (assuming an initial public offering price of $19.50 per share) and indebtedness incurred in connection with the Diamond Park Acquisition; and (iii) the adjusted capitalization of the Company to reflect these events. This table should be read in conjunction with 'Selected Consolidated Financial Information' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                    (UNAUDITED)
                                                                                  AUGUST 2, 1997
                                                                    -------------------------------------------
                                                                                                          AS
                                                                     ACTUAL         ADJUSTMENTS        ADJUSTED
                                                                    --------   ---------------------   --------
                                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents........................................   $  3,453       $      35,922(1)    $ 39,375
                                                                    --------                           --------
                                                                    --------                           --------
Short-term debt (including current portion of long-term debt)....   $111,526       $      66,298(2)
                                                                    --------               2,062(3)    $179,886
                                                                    --------                           --------
                                                                                                       --------
Long-term debt:
  Notes..........................................................   $135,000                           $135,000
  Debentures.....................................................     81,084                             81,084
                                                                    --------                           --------

     Total long-term debt........................................    216,084                            216,084
                                                                    --------                           --------
Stockholders' equity:
  Common stock...................................................         76                  20(1)          96
  Additional paid-in capital.....................................     47,850              35,902(1)      83,752
  Distributions in excess of carryover basis.....................    (24,390)                           (24,390)
  Note receivable from stock sale................................     (1,001)                            (1,001)
  Retained earnings (deficit)....................................     (2,459)                            (2,459)
  Foreign currency translation adjustment........................     (7,722)                            (7,722)
                                                                    --------                           --------
     Total stockholders' equity (deficit)........................     12,354                             48,276
                                                                    --------                           --------
       Total capitalization......................................   $228,438                           $264,360
                                                                    --------                           --------
                                                                    --------                           --------

------------------
(1) Reflects the net proceeds to the Company of the Offering.

(2) Reflects indebtedness incurred in connection with the Diamond Park Acquisition.

(3) Reflects the payment of fees associated with the amendment to the Revolving Credit Facility.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The balance sheet and statement of operations data of the Company at January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996 and February 1, 1997 and for each of the fiscal years then ended were derived from consolidated financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The Company's balance sheet at August 2, 1997 and statement of operations data for each of the twenty-six week periods ended August 3, 1996 and August 2, 1997 were derived from unaudited consolidated financial statements of the Company which include, in the opinion of management, all adjustments necessary to present fairly, in all material respects, the financial position and results of operations of the Company for the dates and periods presented.

     Because of the seasonal nature of Finlay's business, the results for the interim periods are not indicative of the results for the entire year. Significant portions of Finlay's sales and income from operations are generated in the fourth quarter of the year. See 'Risk Factors -- Seasonality', 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality' and 'Business -- Seasonality'. For information regarding the Diamond Park Acquisition, see 'Business -- Recent Developments'.


                                                                                                          (UNAUDITED)
                                                                                                          TWENTY-SIX
                                                             FISCAL YEAR ENDED (1)                        WEEKS ENDED
                                              ----------------------------------------------------   ---------------------
                                              JAN. 30,   JAN. 29,   JAN. 28,   FEB. 3,    FEB. 1,    AUGUST 3,   AUGUST 2,
                                                1993       1994       1995       1996       1997       1996        1997
                                              --------   --------   --------   --------   --------   ---------   ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.......................................  $473,746   $505,639   $552,090   $654,491   $685,274   $267,907    $282,652
Cost of sales...............................   220,352    237,864    261,263    314,029    330,300    129,883     137,834
                                              --------   --------   --------   --------   --------   ---------   ---------
Gross margin (2)............................   253,394    267,775    290,827    340,462    354,974    138,024     144,818
Selling, general and administrative
  expenses..................................   209,245    223,280    240,274    282,504    290,138    126,169     131,591
Depreciation and amortization...............     7,037      8,761      8,910      9,659     10,840      5,384       5,692
Management transition and consulting
  expense (3)...............................     --         --         5,144      --         --         --          --
Nonrecurring expenses associated with
  recapitalization (4)......................     --         1,915      --         --         --         --          --
                                              --------   --------   --------   --------   --------   ---------   ---------
Income (loss) from operations...............    37,112     33,819     36,499     48,299     53,996      6,471       7,535
Other nonrecurring (income) expense (5).....     2,100     17,150      --        (5,000)     --         --          --
Interest expense, net.......................    23,841     25,469     28,488     29,705     31,204     15,245      16,148
                                              --------   --------   --------   --------   --------   ---------   ---------
Income (loss) before income taxes and
  cumulative effect of accounting change....    11,171     (8,800)     8,011     23,594     22,792     (8,774)     (8,613)
Provision (credit) for income taxes.........     5,608        405      5,280      9,343     11,035     (2,807)     (3,009)
                                              --------   --------   --------   --------   --------   ---------   ---------
Income (loss) before cumulative effect of
  accounting change.........................     5,563     (9,205)     2,731     14,251     11,757     (5,967)     (5,604)
Cumulative effect of accounting change
  (6).......................................       465      --         --         --         --         --          --
                                              --------   --------   --------   --------   --------   ---------   ---------
Net income (loss)...........................  $  6,028   $ (9,205)  $  2,731   $ 14,251   $ 11,757   $ (5,967)    $ (5,604)
                                              --------   --------   --------   --------   --------   ---------   ---------
                                              --------   --------   --------   --------   --------   ---------   ---------
Net income (loss) applicable to common
  shares....................................  $  1,339   $(12,799)  $   (601)  $  3,534   $ 11,757   $ (5,967)   $ (5,604)
Net income (loss) per share applicable to
  common shares.............................  $   0.78   $  (6.49)  $  (0.27)  $   0.53   $   1.55   $  (0.80)   $  (0.75)
Weighted average number of shares
  outstanding (000's).......................     1,728      1,973      2,261      6,640      7,570      7,481       7,497

                                                   (Continued on following page)

                                                                                                          (UNAUDITED)
                                                                                                          TWENTY-SIX
                                                             FISCAL YEAR ENDED (1)                        WEEKS ENDED
                                              ----------------------------------------------------   ---------------------
                                              JAN. 30,   JAN. 29,   JAN. 28,   FEB. 3,    FEB. 1,    AUGUST 3,   AUGUST 2,
                                                1993       1994       1995       1996       1997       1996        1997
                                              --------   --------   --------   --------   --------   ---------   ---------
                                                                         (DOLLARS IN THOUSANDS)
OPERATING AND FINANCIAL DATA:
Number of Departments (end of period) (7)...       746        757        903        941        939        924         958
Percentage increase in comparable Department
  sales (7)(8)..............................       1.9%       0.7%       4.5%       5.7%       5.9%       7.8%        5.7%
Average sales per Department (7)(9).........  $    673   $    673   $    674   $    710   $    729   $    287    $    298
EBITDA (10).................................    44,149     42,580     45,409     57,958     64,836     11,855      13,227
EBITDA-FIFO (as adjusted) (11)..............    43,579     46,424     51,398     58,901     66,755     12,246      13,227
Capital expenditures........................     7,294      9,150     11,228     14,933     17,533      7,224       8,477
BALANCE SHEET DATA -- END OF PERIOD:
Working capital.............................  $  6,139   $ 21,728   $ 27,362   $ 66,395   $ 77,616   $ 63,408    $ 67,590
Total assets................................   272,769    292,112    340,764    395,145    421,273    403,483     425,395
Short-term debt, including current portion
  of long-term debt.........................    13,228      1,271        576        206          2     77,947     111,526
Long-term debt, excluding current portion...   132,221    194,234    201,217    202,905    211,427    207,038     216,084
Series A Preferred Stock....................    16,561      --         --         --         --         --          --
Series C Preferred Stock....................     --        22,096     25,428      --         --         --          --
Stockholders' equity (deficit)..............   (20,355)   (56,799)   (57,084)    12,784     22,505      7,564      12,354

------------------

 (1) Each of the fiscal years for which information is presented includes 52 weeks except 1995, which includes 53 weeks.

 (2) Finlay utilizes the LIFO method of accounting for inventories. If Finlay had valued inventories at actual cost, as would have resulted from the specific identification inventory valuation method, the gross margin would have increased (decreased) as follows: $(0.6) million, $1.9 million, $0.8 million, $0.9 million, $1.9 million, $0.4 million and zero for 1992, 1993, 1994, 1995, 1996 and for the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively.

 (3) Included in 1994 are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition and consulting expense totaling $2.0 million.

 (4) Included in 1993 in connection with the Recapitalization Transactions is the redemption of outstanding equity participation units in accordance with the terms and conditions of the Company's former equity participation plan totaling $0.9 million and bonuses totaling $1.0 million.

 (5) Included in 1992 are $2.1 million of nonrecurring expenses associated with a withdrawn initial public offering. Included in 1993 are nonrecurring expenses of $17.2 million relating to the write-off of certain deferred financing costs and other expenses incurred in connection with the Recapitalization Transactions. See Note 1 of Notes to Consolidated Financial Statements. Included in 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

 (6) This item represents the cumulative effect of change in accounting for income taxes in 1992.

 (7) Includes, beginning in 1994, Departments and stand-alone locations.

 (8) Comparable Department sales are calculated by comparing the sales from Departments open for the same months in the comparable periods.

 (9) Average sales per Department is determined by dividing sales by the average of the number of Departments open at the beginning and at the end of each period. For 1994, the effect of the acquisition of Sonab, and subsequent Department openings by Sonab, was prorated in determining average sales per Department.

(10) EBITDA represents income from operations before depreciation and amortization expenses. For 1993, EBITDA includes the effect of nonrecurring expenses totaling $1.9 million described in Note 4 above and for 1994, EBITDA includes the effect of management transition and consulting expense totaling $5.1 million described in Note 3 above. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing Finlay's operating performance, financial position and cash flows. However, Finlay has presented EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and/or incur debt.

(11) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision and before nonrecurring expenses of $1.9 million deducted in arriving at income from operations for 1993 and management transition and consulting expense of $5.1 million deducted in arriving at income from operations for 1994.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with 'Selected Consolidated Financial Information' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

     Certain statements under this caption 'Management's Discussion and Analysis of Financial Condition and Results of Operations' constitute 'forward-looking statements' under the Securities Act and the Exchange Act. See 'Risk Factors'

and 'Special Note Regarding Forward-Looking Statements'.

GENERAL

     Over the past three years, sales have increased by $133.2 million to $685.3 million, a compound annual growth rate of 11.4%, while comparable Department sales have increased by 4.5%, 5.7% and 5.9% in 1994, 1995 and 1996, respectively. Comparable Department sales include Departments open for the same months during comparable periods. The increase in total sales during this period is the result of (i) adding 182 net new Departments and stand-alone stores, including 95 Departments and three stand-alone stores from the acquisition of Sonab, a French jewelry retailer, and (ii) increasing comparable Department sales. Management attributes its comparable Department sales increases during this period to the following Company initiatives: (i) introducing its 'Key Item' and 'Best Value' merchandising programs, which provide a targeted assortment of items at competitive prices; (ii) increasing focus on holiday and event-driven promotions as well as host store marketing programs; (iii) positioning the Company's Departments as a 'destination location' for fine jewelry; and (iv) implementing project PRISM (Promptly Reduce Inefficiencies and Sales Multiply), a management initiative designed to allow Finlay's sales associates more time for customer sales and service.

     Gross margin as a percentage of sales has decreased from 52.7% in 1994 to 51.8% in 1996. This is principally the result of the Company's 'Key Item' and 'Best Value' programs, which produce higher sales volume and a slightly lower gross margin, on average, than other merchandise. In 1996, the Company's gross margin as a percentage of sales was essentially unchanged as compared to 1995.

     Selling, general and administrative expenses ('SG&A') as a percentage of sales have decreased from 43.5% in 1994 to 42.3% in 1996. Management attributes this improvement to (i) leveraging operating expenses through higher sales and
(ii) reducing the level of certain operating expenses through the ongoing implementation of project PRISM. The components of SG&A include payroll expense, lease fees, net advertising expenditures and other field and administrative expenses.

     As a result of the Recapitalization Transactions in 1993 and the 1988 Leveraged Recapitalization (as defined in Note 1 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus), the Company is highly leveraged and, as such, interest expense has significantly impacted the Company's results of operations. In addition, the Company records approximately $3.0 million of goodwill amortization, on an annual basis, resulting from the 1988 Leveraged Recapitalization.

     Finlay entered the international fine jewelry retailing market in October 1994 by acquiring Sonab, which as of August 2, 1997 operated 146 Departments and three stand-alone stores, principally in France. Finlay's results of operations for 1995 reflect the first full year of Sonab's operations. In 1996, Finlay expanded its international operations into the United Kingdom with the opening of seven Departments in the Debenhams department store chain and into Germany with the opening of a Galeries Lafayette store in Berlin.

DIAMOND PARK ACQUISITION


     On September 3, 1997, Finlay entered into an agreement to acquire Diamond Park, a leading operator of Departments, for approximately $66 million. By acquiring Diamond Park, Finlay will add 139 Departments that had total sales of $93 million for the twelve months ended February 1, 1997 and will also add new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that in addition to increasing sales volume, the Diamond Park Acquisition will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies. Finlay does not expect the Diamond Park Acquisition to have a material impact on earnings per share in the current fiscal year but expects the transaction to be accretive thereafter. The Company intends to finance the Diamond Park Acquisition with borrowings under the Revolving Credit Facility.

RESULTS OF OPERATIONS

     The following table sets forth operating results as a percentage of sales for the periods indicated:

                                                                                                     TWENTY-SIX WEEKS
                                                                      FISCAL YEAR ENDED                   ENDED
                                                                ------------------------------    ----------------------
                                                                JAN. 28,    FEB. 3,    FEB. 1,    AUGUST 3,    AUGUST 2,
                                                                  1995       1996       1997        1996         1997
                                                                --------    -------    -------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
Sales........................................................     100.0%     100.0%     100.0%      100.0%       100.0%
Cost of sales................................................      47.3       48.0       48.2        48.5         48.8
                                                                --------    -------    -------    ---------    ---------
  Gross margin...............................................      52.7       52.0       51.8        51.5         51.2
Selling, general and administrative expenses.................      43.5       43.2       42.3        47.1         46.5
Depreciation and amortization................................       1.6        1.4        1.6         2.0          2.0
Management transition and consulting expense (1).............       1.0         --         --          --           --
                                                                --------    -------    -------    ---------    ---------
  Income (loss) from operations..............................       6.6        7.4        7.9         2.4          2.7
Other nonrecurring income (2)................................        --       (0.7)        --          --           --
Interest expense, net........................................       5.1        4.5        4.6         5.7          5.7
                                                                --------    -------    -------    ---------    ---------
  Income (loss) before income taxes..........................       1.5        3.6        3.3        (3.3)        (3.0)
Provision (credit) for income taxes..........................       1.0        1.4        1.6        (1.1)        (1.0)
                                                                --------    -------    -------    ---------    ---------
  Net income (loss)..........................................       0.5%       2.2%       1.7%       (2.2)%       (2.0)%
                                                                --------    -------    -------    ---------    ---------
                                                                --------    -------    -------    ---------    ---------
OTHER SUPPLEMENTAL DATA:
EBITDA (3)...................................................       8.2%       8.9%       9.5%        4.4%         4.7%
EBITDA-FIFO (as adjusted) (4)................................       9.3%       9.0%       9.7%        4.6%         4.7%

------------------

(1) Included in 1994 are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition and consulting expense totaling $2.0 million.

(2) Included in other nonrecurring income for 1995 are proceeds of $5.0 million from a life insurance policy Finlay maintained on a senior executive.

(3) EBITDA represents income from operations before depreciation and amortization expenses. For 1994, EBITDA includes the effect of management transition and consulting expense totaling $5.1 million described in Note 1 above. Management believes EBITDA provides additional information for determining its ability to meet future debt service requirements.

(4) EBITDA-FIFO (as adjusted) represents EBITDA before the LIFO provision and before management transition and consulting expense of $5.1 million deducted in arriving at income from operations in 1994.

TWENTY-SIX WEEKS ENDED AUGUST 2, 1997 COMPARED WITH TWENTY-SIX WEEKS
  ENDED AUGUST 3, 1996

     SALES. Sales for the twenty-six weeks ended August 2, 1997 increased $14.7 million, or 5.5%, over the comparable period in 1996. Comparable Department sales increased 5.7%. Management attributes this increase in comparable Department sales primarily to the 'Key Item' and 'Best Value' merchandising programs and to the marketing initiatives discussed above. The increase in comparable Department sales was offset by a $0.5 million decrease in sales resulting from the net effect and timing of Department openings and closings. During the twenty-six weeks ended August 2, 1997, Finlay opened 25 Departments and closed six Departments. The openings and closings were all within existing store groups. The closings resulted from host store decisions to close the stores, with one of the stores reopening at a new location with a Finlay operated Department.

     GROSS MARGIN. Gross margin for the period increased by $6.8 million but, as a percentage of sales, gross margin decreased by 0.3% as a result of management's efforts to increase market penetration and market share through its competitive pricing strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A increased $5.4 million, or 4.3%, due primarily to payroll expense and lease fees associated with the increase in the Company's sales as well as an increase in net advertising expenditures as compared with the 1996 period. As a percentage of sales, SG&A decreased by 0.6% as a result of the leveraging of these expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $0.3 million, reflecting an increase in capital expenditures for the most recent twelve months, offset by the effect of certain assets becoming fully depreciated. This increase in fixed assets was due to the addition of new Departments and the renovation of existing Departments.

     INTEREST EXPENSE, NET.  Interest expense increased by $0.9 million,

reflecting an increase in average borrowings ($310.9 million for the period in 1997 compared to $276.3 million for the comparable period in 1996) primarily as a result of the timing of inventory receipts during the 1997 period and an increase in the outstanding balance of the Debentures due to the accretion of interest. The increase in average borrowings was partially offset by a lower weighted average interest rate (10.2% for the 1997 period compared to 10.3% for the comparable period in 1996).

     PROVISION (CREDIT) FOR INCOME TAXES. The income tax provision for the 1997 and 1996 periods reflects an effective tax rate of 41.5%.

     NET INCOME (LOSS). Net loss of $5.6 million for the 1997 period was $0.4 million lower than the net loss of $6.0 million for the comparable period in 1996 as a result of the factors discussed above.

1996 COMPARED WITH 1995

     SALES. Sales increased $30.8 million, or 4.7%, in 1996 compared to 1995. Comparable Department sales increased 5.9%. Management attributes this increase in comparable Department sales primarily to the 'Key Item' and 'Best Value' merchandising programs and to the marketing initiatives discussed above. Sales decreased $7.8 million as a result of the net effect of new store openings offset by store closings as well as the timing of such Department openings and closings. During 1996, Finlay opened 84 Departments and closed 86 Departments. The openings were comprised of the following:

                            NUMBER OF
                           DEPARTMENTS/
      STORE GROUP             STORES                                REASON
------------------------   ------------   ----------------------------------------------------------
Hecht's                         13        May's acquisition of Strawbridge's.
Monoprix                        26        Expansion in France.
Debenhams                        7        Initial Departments in the United Kingdom.
New York Jewelry Outlet          2        Additional outlet stores.
Other                           36        Department openings within existing store groups.
                                --
                                84
                                --
                                --

The closings were comprised of the following:

                           NUMBER OF
                          DEPARTMENTS/
      STORE GROUP            STORES                                REASON
-----------------------   ------------   ----------------------------------------------------------
Emporium/Weinstocks            29        Acquired by Federated and integrated into Macy's.

The Jones Store Co.             8        Lessor consolidated with one lessee.
Maison Blanche/Gayfers         17        Lessor consolidated with one lessee.
Other                          32        Department closings within existing store groups.
                               --
                               86
                               --
                               --

The majority of the 32 closings within existing host store groups resulted from host store decisions to close the stores, with nine of the stores reopening at new locations with Finlay operated Departments (including two which reopened in 1997). Ten closings resulted from Finlay's decision to close unprofitable Departments in Steinbach stores.

     GROSS MARGIN. Gross margin increased by $14.5 million in 1996 compared to 1995 but, as a percentage of sales, gross margin decreased by 0.2% primarily due to an increase in the LIFO provision and to a lesser extent as a result of management's efforts to increase market penetration and market share through its pricing strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A increased $7.6 million, or 2.7%, in 1996 compared to 1995 due primarily to payroll expense and lease fees associated with the increase in the Company's sales. As a percentage of sales, SG&A decreased by 0.9% in 1996 compared to 1995 as a result of the leveraging of these expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.2 million in 1996 compared to 1995, reflecting $17.5 million in capital expenditures for the most recent twelve months, offset by the effect of certain assets becoming fully depreciated. The increase in fixed assets was due to the addition of new Departments and the renovation of existing Departments.

     OTHER NONRECURRING INCOME. The Company received, during the second quarter of 1995, proceeds of $5.0 million from a life insurance policy maintained on a senior executive.

     INTEREST EXPENSE, NET. Interest expense increased by $1.5 million in 1996 compared to 1995 reflecting an increase in average borrowings ($283.3 million for 1996 compared to $269.5 million for 1995) partially offset by a lower weighted average interest rate (10.3% for 1996 compared to 10.5% for 1995).

     PROVISION (CREDIT) FOR INCOME TAXES. The income tax provision for 1996 and 1995 reflects an effective tax rate of 41.5%.

     NET INCOME (LOSS). Net income of $11.8 million for 1996 represents a decrease of $2.5 million as compared to the net income of $14.3 million in 1995 as a result of the factors discussed above. Excluding the effect of the receipt of life insurance proceeds in 1995, net income of $11.8 million in 1996 represents an increase of $2.5 million from $9.3 million in 1995.

1995 COMPARED WITH 1994


     SALES. Sales increased $102.4 million, or 18.5%, in 1995 compared to 1994. Comparable Department sales increased 5.7%. Management attributes this increase in comparable Department sales primarily to joint marketing efforts coordinated with several host store groups and intensified promotion of 'Key Item' and 'Best Value' merchandising programs. Sonab had total sales of $46.8 million in 1995 and accounted for $34.0 million of the total sales increase. Sales from the operation of net new Departments contributed $70.9 million. During 1995, Finlay opened 70 Departments and closed 32 Departments. The new openings included 14 Departments in the Hecht's division of May, as a result of May's acquisition of John Wanamaker's, four Departments in Sonab and five additional outlet stores. The balance of openings consisted of Departments within existing host store groups. The closings consisted of four Departments in Lamonts as a result of bankruptcy, four Departments due to the sale by The Popular of its stores and the balance of closings consisted of Departments within existing host store groups.

     GROSS MARGIN. Gross margin increased by $49.6 million in 1995 compared to 1994 but, as a percentage of sales, gross margin decreased by 0.7% as a result of management's efforts to increase market penetration and market share through a pricing strategy that had become more competitive. Sonab accounted for $17.3 million of the total increase in gross margin primarily due to the inclusion of a full year of Sonab operations in 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A increased $42.2 million, or 17.6%, in 1995 compared to 1994 due primarily to payroll expense and lease fees associated with the increase in the Company's sales. In addition, Sonab accounted for $13.7 million of the total increase in SG&A. As a percentage of sales, SG&A decreased by 0.3% in 1995 compared to 1994 as a result of the leveraging of these expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $0.7 million in 1995 compared to 1994, reflecting $14.9 million in capital expenditures for the most recent twelve months, offset by the effect of certain assets becoming fully depreciated. The increase in fixed assets was due to the addition of new Departments and the renovation of existing Departments, including $0.9 million in opening additional outlet stores.

     MANAGEMENT TRANSITION AND CONSULTING EXPENSE. Included in 1994, in connection with certain management changes, are compensation and benefits for a former senior executive totaling $3.1 million as a result of the termination of his employment agreement and other management transition expense totaling $1.0 million. In addition, included in 1994 are consulting expenses totaling $1.0 million in connection with a program undertaken with a management consulting firm to increase comparable Department sales and improve operating efficiencies.

     OTHER NONRECURRING INCOME. The Company received, during the second quarter of 1995, proceeds of $5.0 million from a life insurance policy maintained on a senior executive.

     INTEREST EXPENSE, NET. Interest expense increased by $1.2 million in 1995 compared to 1994, reflecting an increase in average borrowings ($269.5 million for 1995 compared to $267.7 million for 1994) and a higher weighted average interest rate (10.5% for 1995 compared to 10.2% for 1994).


     PROVISION (CREDIT) FOR INCOME TAXES. The income tax provision for 1995 and 1994 reflects an effective tax rate of 41.5%.

     NET INCOME (LOSS). Net income of $14.3 million for 1995 represents an increase of $11.5 million from $2.7 million in 1994, as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Finlay's primary capital requirements are for funding working capital for new Departments and for working capital growth of existing Departments and, to a lesser extent, capital expenditures for opening new Departments and renovating existing Departments. For the twenty-six weeks ended August 3, 1996 and August 2, 1997, capital expenditures totaled $7.2 million and $8.5 million, respectively. For 1996, capital expenditures totaled $17.5 million, which included initial construction costs related to the Company's distribution and warehouse facility, and in 1995 totaled $14.9 million. Capital expenditures for 1997, in total, are estimated to be approximately $18.0 million. Although capital expenditures are limited by the terms of the Revolving Credit Facility, to date this limitation has not precluded the Company from satisfying its capital expenditure requirements.

     Finlay's operations substantially preclude customer receivables and in recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. Accordingly, management believes that relatively modest levels of working capital are required in comparison to many other retailers. The Company's working capital balance was $67.6 million at August 2, 1997, a decrease of $10.0 million from February 1, 1997. The decrease resulted from capital expenditures and the impact of the interim net loss exclusive of depreciation and amortization. Based on the seasonal nature of Finlay's business, working capital requirements and therefore borrowings under the Revolving Credit Facility can be expected to increase on an interim basis during the first three quarters of any given fiscal year. See '-- Seasonality'.

     The seasonality of Finlay's business causes working capital requirements to reach their highest level in the months of October and November in anticipation of the year-end holiday season. Accordingly, Finlay experiences seasonal cash needs as inventory levels peak. The Revolving Credit Facility, upon completion of the Diamond Park Acquisition, provides Finlay with a line of credit of up to $225.0 million to finance seasonal cash and other working capital needs. The Revolving Credit Facility will initially bear interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined in the Revolving Credit Agreement) plus 0.5% or (ii) adjusted LIBOR plus 1.5%. Commencing in 1998, the Revolving Credit Facility will bear interest at a rate equal to, at Finlay's option, (i) the Index Rate plus a margin ranging from zero to 1.00% or (ii) adjusted LIBOR plus a margin ranging from 1.00% to 2.00%, in each case depending on the financial performance of the Company. Pursuant to the Debenture Indenture, the Company has pledged all of the issued and outstanding shares of capital stock of Finlay Jewelry for the benefit of the Debenture holders. Pursuant to the Revolving Credit Agreement, Finlay Jewelry has pledged or caused to be pledged all of the issued and outstanding capital stock (or other equity securities) of each of its direct and indirect subsidiaries (including Sonab Holdings, Inc., Sonab International, Inc. and Sonab) for the benefit of the lenders under the Revolving Credit Facility.

     Pursuant to the Revolving Credit Agreement, upon completion of the Diamond Park Acquisition, Finlay is required to reduce the balance of the Revolving Credit Facility in each year to $50.0 million or less for a 30 consecutive day period (the 'Balance Reduction Requirement'). However, the Indentures require Finlay to reduce the balance of the Revolving Credit Facility in each year to $10.0 million or less for a specified 25 consecutive day period. Borrowings under the Revolving Credit Facility at August 2, 1997 were $111.5 million, compared to a zero balance at February 1, 1997 in accordance with the then-applicable Balance Reduction Requirement and $77.9 million at August 3, 1996. The average amounts outstanding were $70.5 million and $96.4 million for the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively. The maximum amount outstanding for the twenty-six weeks ended August 2, 1997 was $121.0 million. The average amounts outstanding for 1995 and 1996 were $68.4 million and $75.4 million, respectively. The maximum amount outstanding under the Revolving Credit Facility in 1996 was $114.1 million. After giving effect to increased borrowings under the Revolving Credit Facility to finance the Diamond Park Acquisition, the outstanding balance under the Revolving Credit Facility at August 2, 1997 would have been $177.8 million.

     Finlay intends to finance the Diamond Park Acquisition with borrowings under the Revolving Credit Facility. In addition, upon completion of the Offering, the Company expects to use the net proceeds to it therefrom for working capital, repayment of indebtedness or other general corporate purposes. The Indentures restrict the Company's ability to use the net proceeds from the Offering to repay indebtedness under the Revolving Credit Facility. See 'Risk Factors -- Substantial Leverage'.

     Finlay believes that, with the increased borrowing capacity under the Revolving Credit Facility, it has sufficient liquidity to meet its anticipated working capital requirements for both its domestic and foreign operations. Finlay does not expect that significant additional working capital will be required in the near-term with respect to the operation of the Diamond Park Departments because Finlay will purchase the inventory of those Diamond Park Departments which it is acquiring. On a going-forward basis, Finlay expects that inventory purchases for the Diamond Park Departments will be financed in part by trade payables combined with an increased utilization of consignment inventory compared to the amount of consignment merchandise on hand at the time of the Diamond Park Acquisition. As such, management believes that future working capital requirements for the Diamond Park Departments may be reduced as compared to the amount of working capital required at the time of the Diamond Park Acquisition. Finlay expects to incur certain expenditures of approximately $1.0 million associated with the integration of Diamond Park's operations.

     Finlay's long-term needs for external financing will depend on its rate of growth, the level of internally generated funds and the ability to continue obtaining substantial amounts of merchandise on advantageous terms, including consignment arrangements with its vendors. As of August 2, 1997, $205.5 million of consignment merchandise from over 200 vendors was on hand as compared to $194.3 million at August 3, 1996. For 1996, Finlay had an average balance of consignment merchandise of $201.8 million as compared to an average balance of $208.5 million in 1995. At the end of 1996, $194.3 million of consignment merchandise was on hand as compared with $199.1 million at the end of 1995. See 'Business -- Store Relationships' and 'Business -- Purchasing and Inventory'.

     A substantial amount of Finlay's operating cash flow is or will be required to pay, directly or indirectly, interest with respect to the Notes and the Debentures and amounts due under the Revolving Credit Facility, including the payments required pursuant to the Balance Reduction Requirement. As of August 2, 1997, Finlay's outstanding borrowings were $327.6 million, which included a $81.1 million balance under the Debentures, a $135.0 million balance under the Notes and a $111.5 million balance under the Revolving Credit Facility. On May 1, 1998, Finlay will have a one-time option, in accordance with the Debenture Indenture, to prepay all or a portion of the $39.0 million of accreted interest on the Debentures as of such date. Finlay intends to prepay, subject to satisfaction of certain covenants and conditions, all or a portion of such accreted interest to reduce outstanding indebtedness and to take advantage of the resulting tax benefits relating to the deductibility of such prepayment in 1998. Finlay intends to fund this prepayment using borrowings under the Revolving Credit Facility or other available funds, including, upon completion of the Offering, the net proceeds to it therefrom. The Debentures do not pay cash interest until November 1, 1998. See 'Risk Factors -- Substantial Leverage'.

     In August 1995, Finlay Jewelry consummated the Gold Consignment Agreement, which expires on February 28, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors. Finlay Jewelry can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25.0 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At August 2, 1997, amounts outstanding under the Gold Consignment Agreement totaled 38,007 fine troy ounces, valued at approximately $12.4 million. The average amount outstanding under the Gold Consignment Agreement was $11.9 million in 1996.

     Finlay is currently implementing financial and distribution software that is Year 2000 compliant. Finlay has begun to assess the impact of the Year 2000 issue on its remaining operations, including the development of cost estimates for and the extent of programming changes required to address this issue. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase to Finlay's expenses during 1998 and 1999 and are not expected to have a material impact on its ongoing results of operations.

     Finlay believes that, based upon current operations, anticipated growth, and availability under the Revolving Credit Facility, Finlay Jewelry will, for the foreseeable future, be able to meet its debt service and anticipated working capital obligations, and to make distributions to the Company sufficient to permit the Company to meet its debt service obligations and to pay certain other expenses as they come due. No assurances, however, can be given that Finlay Jewelry's current level of operating results will continue or improve or that

Finlay Jewelry's income from operations will continue to be sufficient to permit Finlay Jewelry and the Company to meet their debt service and other obligations. The Revolving Credit Facility, the Note Indenture and the Gold Consignment Agreement restrict distributions from Finlay Jewelry to the Company to 0.25% of Finlay Jewelry's net sales for the preceding fiscal year. The amounts required to satisfy the aggregate of Finlay Jewelry's interest expense and required amortization payments totaled $10.7 million and $10.6 million for the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively, and $21.0 million and $21.7 million for 1995 and 1996, respectively.

     Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code') restricts utilization of net operating loss carryforwards ('NOLs') after an ownership change exceeding 50%. As a result of the Recapitalization Transactions, a change in ownership of the Company exceeding 50% occurred within the meaning of Section 382 of the Code. Similar restrictions apply to other carryforwards. Consequently, there is a material limitation on the Company's annual utilization of its NOLs and other carryforwards which requires a deferral or loss of the utilization of such NOLs or other carryforwards. The Company had, at October 31, 1996 (the Company's tax year end), a NOL for tax purposes of approximately $14.0 million which is subject to an annual limit of approximately $2.0 million per year. For financial reporting purposes, no NOL exists as of February 1, 1997. An additional change in ownership within the meaning of
Section 382 of the Code may occur as a result of the Offering. However, management does not believe that there would be any additional restrictions upon the Company's ability to utilize its NOLs or other carryforwards as a result of such ownership change. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

     From time to time, Finlay enters into futures contracts, such as options or forwards, based upon the anticipated sales of gold product in order to hedge against the risk arising from its payment arrangements. Changes in the market value of futures contracts are accounted for as an addition to or reduction from the inventory cost. For the year ended February 1, 1997 and the twenty-six weeks ended August 2, 1997, the gain or loss on open futures contracts was not material. The Company did not have any open positions in futures contracts for gold at February 1, 1997. In May 1997, the Company entered into a hedging arrangement whereby its exposure to the fluctuation in the price of gold is limited for the balance of 1997. There can be no assurance that these hedging techniques will be successful or that hedging transactions will not adversely affect the Company's results of operations or financial condition. See 'Risk Factors -- Availability and Cost of Precious Metals and Precious and Semi-Precious Stones'.

SEASONALITY

     Finlay's business is highly seasonal, with a significant portion of its sales and income from operations generated during the fourth quarter of each year, which includes the year-end holiday season. The fourth quarter accounted for an average of 42% of Finlay's sales and 86% of its income from operations (excluding nonrecurring charges) for 1994, 1995 and 1996. Finlay has typically experienced losses in the first three quarters of its fiscal year. During these periods, working capital requirements have been funded by borrowings under the

Revolving Credit Facility. Accordingly, the results for any of the first three quarters of any given fiscal year, taken individually or in the aggregate, are not indicative of annual results. See Note 11 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus. See 'Risk
Factors -- Seasonality'.

     The Company's Sales and Income (loss) from operations during each quarter of 1994, 1995 and 1996 and for the thirteen weeks ended May 3, 1997 and August 2, 1997 were as follows:

                                                                       FISCAL QUARTER
                                                        --------------------------------------------
                                                         FIRST       SECOND      THIRD       FOURTH
                                                        --------    --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
1994:
  Sales..............................................   $ 93,858    $109,209    $109,657    $239,366
  Income (loss) from operations (1)..................     (2,231)      2,255       2,440      34,035
1995:
  Sales..............................................    112,716     135,428     132,058     274,289
  Income (loss) from operations......................     (1,220)      5,022       3,443      41,054
1996:
  Sales..............................................    130,719     137,188     136,140     281,227
  Income (loss) from operations......................        347       6,124       4,366      43,159
1997:
  Sales..............................................    134,592     148,060          --          --
  Income (loss) from operations......................        950       6,585          --          --

------------------

(1) The fourth quarter of 1994 includes $5.1 million (pre-tax) of expenses related to the management transition and consulting expense.

INFLATION

     The effect of inflation on Finlay's results of operations has not been material in the periods discussed.

                                    BUSINESS

GENERAL

      Finlay is one of the leading retailers of fine jewelry in the United States and France. The Company operates leased fine jewelry Departments in major department stores for retailers such as May, Federated, Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's. Finlay sells a broad selection of moderately priced fine jewelry, including necklaces, earrings, bracelets, rings and watches, and markets these items principally as fashion accessories with an average sales price of approximately $150 per item. Average sales per Department were $729,000 in 1996 and the average size of a Department is approximately 1,000 square feet. Finlay operates 946 Departments and in 1996 achieved sales of $685.3 million, making Finlay the largest operator of Departments in the United States and France.

     Management believes that current trends in jewelry retailing, particularly in the department store sector, provide a significant opportunity for Finlay's growth. Consumers spent approximately $41 billion on jewelry (including both fine and costume jewelry) in the United States in 1996, an increase of approximately $17 billion over 1986, according to the United States Department of Commerce. In the department store sector in which Finlay operates, consumers spent $4 billion on fine jewelry in 1996. Management believes that demographic factors such as the maturing of the U.S. population and an increase in the number of working women have resulted in greater disposable income, thus contributing to the growth of the fine jewelry retailing industry. Management also believes that jewelry consumers today increasingly perceive fine jewelry as a fashion accessory, resulting in purchases which augment the Company's gift and special occasion sales. Finlay's Departments are typically located in 'high traffic' areas of leading department stores, enabling Finlay to capitalize on these consumer buying patterns.

     Host stores benefit from outsourcing the operation of their fine jewelry departments. By engaging Finlay, host stores gain specialized managerial, merchandising, selling, marketing, inventory control and security expertise. Additionally, by avoiding the high working capital investment typically required of the jewelry business, host stores improve their return on investment and can potentially increase their profitability.

     As a lessee, Finlay benefits from the host stores' reputation, customer traffic, advertising, credit services and established customer base. Finlay also avoids the substantial capital investment in fixed assets typical of stand-alone retail formats, which generally has enabled Finlay's new Departments to achieve profitability within their first twelve months of operation. Finlay further benefits because net sales proceeds are generally remitted to Finlay by each host store on a monthly basis with essentially all customer credit risk borne by the host store.

     As a result of Finlay's strong relationships with its vendors, management believes that the Company's working capital requirements are lower than those of many other jewelry retailers. In recent years, on average, approximately 50% of Finlay's domestic merchandise has been carried on consignment. The use of consignment merchandise also reduces Finlay's inventory exposure to changing fashion trends because unsold consigned merchandise can be returned to the vendor.

RECENT DEVELOPMENTS

     On September 3, 1997, Finlay entered into an agreement to acquire Diamond Park, a leading operator of Departments, for approximately $66 million. By acquiring Diamond Park, Finlay will add 139 Departments that had total sales of $93 million for the twelve months ended February 1, 1997 and will also add new host store relationships with Mercantile Stores, Marshall Field's and Parisian. Management believes that in addition to increasing sales volume, the Diamond

Park Acquisition will improve Finlay's results of operations through the leveraging of expenses and the achievement of other operating synergies. Finlay does not expect the Diamond Park Acquisition to have a material impact on earnings per share in the current fiscal year but expects the transaction to be accretive thereafter. The Company intends to finance the Diamond Park Acquisition with borrowings under the Revolving Credit Facility.

     On September 11, 1997, Finlay amended the Revolving Credit Facility by (i) increasing the line of credit from $135 million to $175 million, (ii) including eligible international assets in the borrowing base formula, (iii) reducing interest rates, (iv) permitting higher balances during the annual balance reduction period and (v) extending the maturity date from May 1998 to March 2003. Upon completion of the Diamond Park Acquisition, the line of credit will be further increased to $225 million and permitted balances during the annual balance reduction period will be further increased.

     In connection with the Diamond Park Acquisition, Finlay has agreed to acquire substantially all of the assets relating to the operation of the Diamond Park Departments in Mercantile Stores, Marshall Field's and Parisian, including lease agreements, inventory and fixed assets. The purchase price also includes goodwill, certain other inventory and specified Diamond Park transition expenses. Zale Corporation has agreed not to compete with Finlay in the operation of leased fine jewelry departments in the United States for a period of seven years. The asset purchase agreement contains covenants, representations and warranties and conditions customary for transactions of this type, including the receipt of third party consents and other approvals. The Diamond Park Acquisition is expected to be completed in October 1997. See 'Risk Factors -- Expansion'.

     On June 18, 1997, the Company announced the extension of its lease agreements with Federated for an additional three years. The lease extensions apply to all of Finlay's Departments within Federated stores, including leases for Departments in Burdines, Rich's, Lazarus, Goldsmith's and The Bon Marche, which have been extended through February 3, 2001, and the lease for Departments in Stern's which has been extended through February 1, 2003.

GROWTH STRATEGY

     Finlay intends to pursue the following key initiatives to increase sales and earnings:

          INCREASE COMPARABLE DEPARTMENT SALES. In 1995 and 1996, Finlay achieved comparable Department sales increases of 5.7% and 5.9%, respectively, outpacing the majority of its host stores. These increases were achieved primarily by emphasizing key merchandise items, increasing focus on holiday and event-driven promotions, participating in host store marketing programs and positioning its Departments as a 'destination location' for fine jewelry. Finlay believes that comparable Department sales will continue to benefit from these merchandising and marketing strategies, as well as from increasing demand for fine jewelry.


          ADD DEPARTMENTS WITHIN EXISTING HOST STORE GROUPS. Finlay's well established relationships with many of its host store groups have enabled the Company to add Departments in new locations opened by existing host stores. Finlay has operated Departments in May stores since 1948 and operates the fine jewelry departments in all of May's 364 department stores. Finlay also has operated Departments in Federated stores since 1983 and operates Departments in 155 of Federated's 411 department stores. Since the beginning of 1992, host store expansion has added 126 net new Departments including 52 net new Departments since the beginning of 1995. Based on expansion plans recently announced by May, Finlay believes it will have the opportunity to open approximately 100 new Departments in May stores alone over the next five years (excluding possible closings).

          ESTABLISH NEW HOST STORE RELATIONSHIPS. Finlay has an opportunity to grow by establishing new relationships with department stores that presently either lease their fine jewelry departments to Finlay's competitors or operate their own fine jewelry departments. Finlay seeks to establish these new relationships by demonstrating to department store management the potential for improved financial performance. Since the beginning of 1992, Finlay has added such host store groups as Burdines, The Bon Marche, Elder Beerman and Stern's. Over the past two years, Finlay has added 27 Departments in the Hecht's division of May as a result of May's acquisition of John Wanamaker and Strawbridge's. By acquiring Diamond Park, Finlay will add Mercantile Stores, Marshall Field's and Parisian to its host store relationships.

          EXPAND INTERNATIONAL OPERATIONS. In October 1994, Finlay acquired Sonab, the largest operator of Departments in France. In 1996, Finlay expanded in France by adding 26 Departments in Monoprix and plans to open an additional 15 Monoprix Departments in 1997. Finlay operates 138 Departments in France through five host store groups, including Galeries Lafayette, Nouvelles Galeries and Bazar de L'Hotel de Ville. In addition, in 1996, Finlay began operating seven Departments in Debenhams, a department store chain which operates 90 stores throughout the United Kingdom and Ireland. In 1996, the Company also opened a Department in a new Galeries

     Lafayette store in Berlin, Germany and is exploring additional opportunities in other European countries.

          CONTINUE TO IMPROVE OPERATING LEVERAGE. Selling, general and administrative expenses as a percentage of sales declined from 44.2% in 1993 to 42.3% in 1996. Finlay seeks to continue to leverage expenses both by increasing sales at a faster rate than expenses and by reducing its current level of certain operating expenses. For example, Finlay has demonstrated that by increasing the selling space (with host store approval) of certain high volume Departments, incremental sales can be achieved without having to incur proportionate increases in selling and administrative expenses. In addition, management believes the Company will benefit from recent investments in technology and refinements of operating procedures designed to allow Finlay's sales associates more time for customer sales and service. Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     Additionally, since 1994 the Company has opened nine domestic stand-alone discount jewelry outlet stores which provide Finlay with a channel to sell discontinued, close-out and certain other merchandise. The Company will seek to identify opportunities to develop additional outlet stores.

MERCHANDISING STRATEGY

     Finlay seeks to maximize sales and profitability through a unique merchandising strategy known as the 'Finlay Triangle', which integrates store management (including host store management and Finlay's store group management), vendors and Finlay's central office. By coordinating efforts and sharing access to information, each Finlay Triangle participant plays a role which emphasizes its area of expertise in the merchandising process, thereby increasing productivity. Finlay's central office functions as a service organization, assembling an assortment of merchandise for selection by Finlay's store group management. Within pricing guidelines set by the central office, Finlay's store group management contributes to the selection of the specific merchandise most appropriate to the demographics and customer tastes within their particular geographical area. Finlay's advertising initiatives and promotional planning are closely coordinated with both host store management and Finlay's store group management to ensure the effective use of Finlay's marketing programs. Vendors participate in the decision-making process with respect to merchandise assortment, including the testing of new products, marketing, advertising, stock levels and pricing strategy. By utilizing the Finlay Triangle, opportunities are created for the vendor to assist in identifying fashion trends thereby improving inventory turnover and profitability, both for the vendor and Finlay. As a result, management believes it capitalizes on economies of scale by centralizing certain activities, such as vendor selection, advertising and planning, while allowing store management the flexibility to implement merchandising programs tailored to the host store environments and clientele.

                                     THE
                                    FINLAY
                                   TRIANGLE

                              ----------------
                                   CENTRAL
                                    OFFICE
                              ----------------


       ----------------                                   ----------------
                                                                 STORE
            VENDORS                                            MANAGEMENT
       ----------------                                   ----------------

     Finlay has structured its relationships with vendors to encourage sharing of responsibility for marketing and merchandise management. Finlay furnishes to vendors, through on-line access to Finlay's information systems, the same sales, stock and gross margin information that is available to Finlay's store group management and central office for each of the vendor's styles in Finlay's merchandise assortment. Using this information, vendors are able to participate in decisions to replenish inventory which has been sold and to return or exchange slower-moving merchandise. In addition, vendors may input order recommendations through Finlay's data processing system for approval by Finlay. New items are tested in specially selected 'predictor' Departments where sales experience can indicate an item's future performance in Finlay's other Departments. Management believes that the access and input which vendors have in the merchandising process results in a better assortment, timely replenishment, higher turnover and higher sales of inventory, differentiating Finlay from its competitors.

     Since many of the host store groups in which Finlay operates differ in fashion image and customer demographics, Finlay's flexible approach to merchandising is designed to complement each host store's own merchandising philosophy. Finlay emphasizes a 'fashion accessory' approach to fine jewelry and watches, and seeks to provide items that coordinate with the host store's fashion focus as well as to maintain stocks of traditional and gift merchandise.

STORE RELATIONSHIPS

     HOST STORE RELATIONSHIPS. Finlay operates 946 Departments in 28 host store groups, located in 42 states, the District of Columbia, France, the United Kingdom and Germany. By acquiring Diamond Park, Finlay will add 139 Departments in three host store groups, located in 20 states. Finlay's largest host store relationship is with May, for which Finlay has operated Departments since 1948. Finlay operates the fine jewelry departments in all of May's 364 department stores, including Lord & Taylor and Filene's. Finlay's second largest host store relationship is with Federated, for which Finlay has operated Departments since 1983. Finlay operates Departments in 155 of Federated's 411 department stores, including Rich's and Burdines. Over the past three years, store groups owned by May and Federated accounted for an average of 47% and 21%, respectively, of Finlay's annual sales.

     Finlay also operates Departments in numerous other host store groups, such as Galeries Lafayette, Belk, Carson Pirie Scott and Proffitt's. Management believes that it maintains excellent relations with its host store groups, 19 of which have had leases with Finlay for more than five years (representing 80.9% of Finlay's sales in 1996) and 15 of which have had leases with Finlay for more than ten years (representing 72.8% of Finlay's sales in 1996). As a consequence of the strong and, in many instances, long-term relationships, host store groups have routinely renewed Finlay's lease agreements at their renewal dates. Management believes that the majority of its lease agreements will continue to be renewed routinely. See 'Risk Factors -- Dependence on Host Store Relationships'.

     The following table identifies the host store groups in which Finlay operated Departments at August 2, 1997, the year in which Finlay's relationship with each host store group commenced and the number of Departments operated by

Finlay in each host store group. The table also provides similar information regarding Finlay's international Departments, its domestic and international stand-alone locations and the Departments to be added as a result of the Diamond Park Acquisition.

                                                INCEPTION OF                   NUMBER OF
HOST STORE GROUP/LOCATION                       RELATIONSHIP               DEPARTMENTS/STORES
---------------------------------------------   ------------    ----------------------------------------
MAY
Robinsons -- May.............................        1948                 55
Filene's.....................................        1977                 37
Lord & Taylor................................        1978                 62
L.S. Ayres/Famous Barr.......................        1979                 30
Kaufmann's...................................        1979                 47
Foley's......................................        1986                 55
Hecht's/Strawbridge's........................        1986                 70
Meier & Frank................................        1988                  8
                                                                         ---
  Total May Departments......................                                                    364
FEDERATED
Rich's/Lazarus/Goldsmith's...................        1983                 72
Burdines.....................................        1992                 44
The Bon Marche...............................        1993                 19
Stern's......................................        1994                 20
                                                                         ---
  Total Federated Departments................                                                    155
OTHER DOMESTIC DEPARTMENTS
Crowley's/Steinbach..........................        1968                 19
Gottschalks..................................        1969                 30
Younkers.....................................        1973                 32
Belk.........................................        1975                 51
Carson Pirie Scott/Bergner's/Boston Store....        1977                 50
Liberty House................................        1983                 12
The Bon-Ton..................................        1986                 39
Dillard's....................................        1988                  5
Proffitt's...................................        1991                  8
Elder Beerman................................        1992                 35
                                                                         ---
  Total Other Domestic Departments...........                                                    281
                                                                                             -------
    Total Domestic Departments...............                                                    800
INTERNATIONAL DEPARTMENTS (SONAB)
Bazar de L'Hotel de Ville....................        1994                  6
Galeries Lafayette...........................        1994                 30
Monoprix/Inno/Baze...........................        1994                 43
Nouvelles Galeries...........................        1994                 59
Debenhams....................................        1996                  7
Jeanteur.....................................        1996                  1
                                                                         ---
    Total International Departments..........                                                    146
STAND-ALONE STORES

New York Jewelry Outlet......................        1994                  9
New Gold (Sonab).............................        1994                  3
                                                                         ---
  Total Stand-Alone Stores...................                                                     12
                                                                                             -------
    Total Existing Departments and
      Stand-Alone Stores.....................                                                    958
DIAMOND PARK DEPARTMENTS*
Mercantile Stores............................        1997                 90
Marshall Field's.............................        1997                 21
Parisian.....................................        1997                 28
    Total Diamond Park Departments...........                                                    139
                                                                                             -------
      Total Departments and Stand-Alone
         Stores After Diamond Park
         Acquisition.........................                                                  1,097
                                                                                             -------
                                                                                             -------

------------------

* Represents Departments to be added in connection with the Diamond Park Acquisition.

     TERMS OF LEASE AGREEMENTS. Finlay's lease agreements typically have an initial term of one to five years. Finlay has, where possible, entered into five-year lease agreements and expects to continue this policy. Finlay's lease agreements generally contain renewal options or provisions for automatic renewal absent prior notice of termination by either party. Lease renewals are for one to five year periods. See 'Risk Factors -- Dependence on Host Store Relationships'. On June 18, 1997, the Company announced the extension of its lease agreements with Federated for an additional three years. The lease extensions apply to all of Finlay's Departments within Federated stores, including leases for Departments in Burdines, Rich's, Lazarus, Goldsmith's and The Bon Marche, which have been extended through February 3, 2001, and the lease for Departments in Stern's which has been extended through February 1, 2003. In exchange for the right to operate a Department within the host store, Finlay pays each host store group a lease fee, calculated as a percentage of sales (subject to a minimum annual fee in a limited number of cases).

     Finlay's domestic lease agreements generally require host stores to remit sales proceeds for each month (without regard to whether such sales were cash, store credit card or national credit card) to Finlay approximately three weeks after the end of such month. However, during the months of November and December, most domestic host store groups remit to Finlay 75% of the estimated months' sales prior to or shortly following the end of that month. Finlay's international lease agreements generally require host stores to remit sales proceeds for each two-week period (without regard to whether such sales were cash, store credit card or national credit card) to Finlay approximately two weeks after the end of such period. Each host store group withholds from the remittance of sales proceeds a lease fee and other expenditures, such as advertising costs, which the host store group may have made on Finlay's behalf.

     Finlay is usually responsible for providing and maintaining any fixtures and other equipment necessary to operate its Departments, while the host store is typically required to provide clean space for installation of any necessary fixtures. The host store is generally responsible for paying utility costs (except certain telephone charges), maintenance and certain other expenses associated with the operation of the Departments. All of the lease agreements provide that Finlay is responsible for the hiring (subject to the suitability of such employees to the host store) and discharge of its sales and Department supervisory personnel, and substantially all domestic lease agreements require Finlay to provide its employees with salaries and certain benefits comparable to those received by the host store's employees. Many of Finlay's lease agreements provide that Finlay may operate the Departments in any new stores opened by the host store group. In certain instances, Finlay operates Departments without written agreements, although the arrangements in respect of such Departments are generally in accordance with the terms described herein.

     In many cases, Finlay is subject to limitations under its lease agreements which prohibit Finlay from operating Departments for competing host store groups within a certain geographical radius of the host stores (typically five to ten miles). Such limitations restrict Finlay from further expansion within areas where it currently operates Departments, including expansion by possible acquisitions. For example, Finlay sought and received the consent of certain of its existing host store groups in connection with the Diamond Park Acquisition. However, certain domestic lease agreements make an exception for adding Departments in stores established by groups with which Finlay has a preexisting lease arrangement. In addition, Finlay has from time to time obtained the consent of an existing host store group to operate in another host store group within the prohibited area. May and Federated have granted consents of this type to Finlay with respect to one another's stores. In addition, in certain cases, Finlay has found that, notwithstanding the absence of any geographical limitation in a lease agreement, it may be limited as a practical matter from opening Departments for competing host store groups in close proximity to each other because of the adverse effect such openings might have on its overall host store group relationships. See 'Risk Factors -- Expansion'.

     CREDIT. Substantially all customer credit risk is borne by the host store rather than by Finlay. Purchasers of Finlay's merchandise at a host store are entitled to the use of the host store's credit facilities on the same basis as all of the host store's customers. Payment of credit card or check transactions is generally guaranteed to Finlay by the host store, provided that the proper credit approvals have been obtained in accordance with the host store's policy. Accordingly, payment to Finlay in respect of its sales proceeds is generally not dependent on when (or if) payment is received by the host store.

     DEPARTMENTS OPENED/CLOSED. During 1996, Department openings offset by closings resulted in a net decrease of two Departments. There were 36 openings within existing store groups. In addition, Department openings included thirteen Departments in the Hecht's division of May, as a result of May's acquisition of

Strawbridge's, 26 Departments in Monoprix stores in France, the opening of seven Departments in Debenhams stores in the U.K. and the opening of two additional outlet stores. These openings were offset by a number of Department closings, including 29 Departments in the Emporium/Weinstocks chain resulting from the acquisition of those stores by Federated and their integration into the Macy's chain which currently operates its own fine jewelry business. An additional Emporium/Weinstocks Department was closed in 1995. Eight Departments in The Jones Store Co. and 17 Departments in the Maison Blanche/Gayfers chain were also closed in 1996 as the result of those stores' decision to consolidate their Departments under the management of one lessee. In addition, 32 Departments were closed within existing host store groups. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1996 Compared with 1995' and 'Risk Factors -- Dependence on Host Store Relationships'.

     The following table sets forth data regarding the number of Departments and stand-alone stores which Finlay has operated from the beginning of 1992:

                                                           FISCAL YEAR ENDED                       TWENTY-SIX
                                         ------------------------------------------------------    WEEKS ENDED
                                         JAN. 30,    JAN. 29,    JAN. 28,    FEB. 3,    FEB. 1,     AUGUST 2,
                                           1993        1994        1995       1996       1997         1997
                                         --------    --------    --------    -------    -------    -----------
DEPARTMENTS/STORES:
Open at beginning of period...........      662         746         757        903        941          939
Opened during period..................      124          69         159         70         84           25
Closed during period..................      (40)        (58)        (13)       (32)       (86)          (6)
                                         --------    --------    --------    -------    -------      -----
Open at end of period.................      746         757         903        941        939          958
                                         --------    --------    --------    -------    -------      -----
Net increase (decrease)...............       84          11         146         38         (2)          19
                                         --------    --------    --------    -------    -------      -----
                                         --------    --------    --------    -------    -------      -----

     For the periods presented in the table above, Department closings were primarily attributable to: the bankruptcy of host store groups; the consolidation of, or ownership changes in, certain host store groups, in particular internal consolidation within May; the closing or sale by host store groups of individual stores; the closing of Departments in a host store group as a result of the opening of Departments in another host store group that competes in the same geographic market; host store group decisions to consolidate with one lessee; and Finlay's decision to close unprofitable Departments. To management's knowledge, none of the Department closings during the periods presented in the table above resulted from dissatisfaction of a host store group with Finlay's performance.

PRODUCTS AND PRICING

     Each of Finlay's domestic Departments offers a broad selection of necklaces, earrings, bracelets, rings and watches. Other than watches, substantially all of the fine jewelry items sold by Finlay are made from precious metals and many also contain diamonds or colored gemstones. Finlay also provides jewelry and watch repair services. Finlay does not carry costume or gold-filled jewelry. Specific brand identification is generally not important within the fine jewelry business, except for watches. With respect to watches, Finlay emphasizes brand name vendors including Gucci, Seiko, Citizen and Movado. Many of Finlay's lease agreements with host store groups restrict Finlay from selling certain brand name items or, in some cases, set price minimums below which Finlay may not sell particular items. Sonab's watch selection is limited to private label watches marketed under Sonab's 'New Gold' and 'Gold Line' names. In France, all other watch brands are sold by the host stores, which have historically retained their watch business.

     The following table sets forth the domestic sales and percentage of sales by category of merchandise for 1994, 1995, 1996 and the twenty-six weeks ended August 2, 1997:

                                                 FISCAL YEAR ENDED
                             ---------------------------------------------------------        TWENTY-SIX
                                                                                              WEEKS ENDED
                              JAN. 28, 1995        FEB. 3, 1996         FEB. 1, 1997        AUGUST 2, 1997
                             ---------------      ---------------      ---------------      ---------------
                                       % OF                 % OF                 % OF                 % OF
                             SALES     SALES      SALES     SALES      SALES     SALES      SALES     SALES
                             ------    -----      ------    -----      ------    -----      ------    -----
                                                         (DOLLARS IN MILLIONS)
CATEGORY:
Gemstones.................   $132.3     24.5%     $148.6     24.4%     $153.1     24.1%     $ 63.4     24.5%
Gold......................    123.7     22.9       142.8     23.5       144.8     22.8        56.4     21.8
Watches...................    105.1     19.5       115.2     19.0       114.3     18.0        45.3     17.5
Diamonds..................    102.7     19.1       118.3     19.5       129.2     20.3        53.3     20.6
Other (1).................     75.5     14.0        82.8     13.6        93.5     14.8        40.4     15.6
                             ------    -----      ------    -----      ------    -----      ------    -----
  Total Sales.............   $539.3    100.0%     $607.7    100.0%     $634.9    100.0%     $258.8    100.0%
                             ------    -----      ------    -----      ------    -----      ------    -----
                             ------    -----      ------    -----      ------    -----      ------    -----

------------------
(1) Includes special promotional items, remounts, estate jewelry, pearls, beads, cubic zirconia, sterling silver and men's jewelry, as well as repair services and accommodation sales to Finlay employees.

See 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.

     Finlay sells its merchandise at prices generally ranging from $50 to $1,000. In 1996, the average price of the items sold by Finlay was approximately $150 per item. An average Department has over 4,000 items in stock. Consistent with fine jewelry retailing in general, a substantial portion of Finlay's sales are made at prices discounted from listed retail prices. Finlay's advertising and promotional planning are closely coordinated with its pricing strategy. Publicized sales events are an important part of Finlay's marketing efforts. A substantial portion of Finlay's sales occur during such promotional events. The amount of time during which merchandise may be offered at discount prices is limited by applicable laws and regulations. See 'Legal Proceedings'.

PURCHASING AND INVENTORY

     GENERAL. A key element of Finlay's strategy has been to lower the working capital investment required for operating its existing Departments and opening new Departments. At any one time, Finlay typically is required to pay in advance of sale for less than half of its inventory because in recent years, on average, approximately 50% of Finlay's domestic merchandise has been obtained on consignment and certain additional inventory has been purchased with extended payment terms. In 1996, Finlay's net monthly investment in inventory (i.e., the total cost of inventory owned and paid for) averaged 33% of the total cost of its on-hand merchandise. Finlay is frequently granted exchange privileges which permit Finlay to return or exchange unsold merchandise for new products at any time. In addition, Finlay structures its relationships with vendors to encourage their participation in and responsibility for merchandise management. By making the vendor a participant in Finlay's merchandising strategy, Finlay has created opportunities for the vendor to assist in identifying fashion trends thereby improving inventory turnover and profitability. As a result, Finlay's direct capital investment in inventory has been reduced to levels which it believes are low for the retail jewelry industry. In addition, Finlay's inventory exposure to changing fashion trends is reduced because unsold consignment merchandise can be returned to the vendor.

     Management believes the willingness of vendors to participate in the inventory management process is due, in part, to the large volume of merchandise which Finlay sells in its Departments and the desire of vendors to take advantage of Finlay's nationwide distribution network. By offering their merchandise through Finlay's Departments, vendors are able to reach a broad spectrum of the marketplace in coordination with national or regional advertising campaigns conducted by the vendors or their service organizations.

     In 1996, merchandise obtained from Finlay's 40 largest vendors (out of a total of approximately 400 vendors) generated approximately 78% of domestic sales, and merchandise obtained from Finlay's largest vendor generated approximately 12% of domestic sales. Finlay does not believe the loss of any one of its vendors would have a material adverse effect on its business.

     In addition, Finlay's new distribution and warehouse facility, expected to become fully operational in the Spring of 1998, will permit the Company to improve the flow of merchandise to Departments while reducing payroll and freight costs.

     GOLD CONSIGNMENT AGREEMENT. In August 1995, Finlay Jewelry consummated the Gold Consignment Agreement, which enables Finlay to receive merchandise by providing gold or otherwise making payment to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, the consignor and title to the gold content of the merchandise transfers from the vendors to the gold consignor. As a result, such vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors. Finlay can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25.0 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At August 2, 1997, amounts outstanding under the Gold Consignment Agreement totaled 38,007 fine troy ounces, valued at approximately $12.4 million. The average amount outstanding under the Gold Consignment Agreement was $11.9 million in 1996. The current term of the Gold Consignment Agreement expires on February 28, 1998. Management presently intends to renew the Gold Consignment Agreement upon its expiration.

     Finlay pays a daily consignment fee on the dollar equivalent value of ounces outstanding, a floating rate which, as of August 31, 1997, was approximately 3.5% per annum. In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or less than $10.0 million. In conjunction with the Gold Consignment Agreement, Finlay granted to the gold consignor a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry subject to the terms of an intercreditor agreement between the gold consignor and the Revolving Credit Facility lenders.

OPERATIONS

     GENERAL. Most of Finlay's Departments have between 30 and 150 linear feet of display cases (with an average of approximately 60 linear feet) generally located in high traffic areas on the main floor of the host stores. Each Department is supervised by a manager whose primary duties include customer sales and service, scheduling and training of personnel, maintaining security controls and merchandise presentation. Most of the Departments utilize from 105 to 260 staff hours per week on a permanent basis, depending on the Department's sales volume, and employ additional sales staff during the peak year-end holiday season. Each Department is open for business during the same hours as its host store. Subject to the terms of the applicable host store group lease agreement, Finlay is generally responsible for its own operating decisions within each of its Department operations, including the hiring and compensation of sales staff. See '-- Store Relationships -- Terms of Lease Agreements'.

     To parallel host store operations, Finlay establishes separate group service organizations responsible for managing Departments operated for each host store. Staffing for each group organization varies with the number of Departments in each group. Typically, Finlay services each host store group with a group manager, an assistant group manager, one or more group buyers, one or more regional supervisors who oversee the individual Department managers and a number of clerical employees. Each group manager reports to a regional vice president, who is responsible for supervising up to nine host store groups. In its continued efforts to improve comparable Department sales through improved operating efficiency, Finlay has taken steps to minimize administrative tasks at the Department level by introducing advanced technology such as an interface between store cash registers and Finlay's central office. These steps are designed to reduce administrative time requirements, thereby improving customer service and, as a result, sales.

     Finlay had average sales per linear foot of approximately $11,200 in 1994, $11,800 in 1995 and $11,600 in 1996. The decrease in sales per linear foot during 1996 is attributed to more European Departments, which on average, have lower sales per linear foot as compared to the domestic Departments. Finlay had average sales per Department of approximately $674,000, $710,000 and $729,000 in 1994, 1995 and 1996, respectively. Finlay determines average sales per linear foot by dividing its sales by the aggregate estimated measurements of the outer perimeters of the display cases of Finlay's Departments.

     MANAGEMENT INFORMATION AND INVENTORY CONTROL SYSTEMS. Management believes that its management information systems provide a significant advantage in competing with other fine jewelry retailers. Finlay and its vendors use this system to monitor sales, gross margin and inventory performance by location, merchandise category, style number and vendor. Using this information, Finlay is able to monitor merchandise trends, variances in performance and improve the efficiency of its inventory management. Finlay also measures the productivity of its sales force by maintaining current statistics for each employee such as sales per hour, transactions per hour and transaction size.

     PERSONNEL AND TRAINING. Finlay considers its employees an important component of its operations and devotes substantial resources to training and improving the quality of sales and management personnel. Finlay seeks to motivate its employees by linking a substantial percentage of their compensation to performance standards. In most cases, individual sales personnel are compensated on an hourly basis and paid a commission on sales. Department managers are generally compensated on the basis of a salary plus a percentage of their Department's sales. Group managers and regional vice presidents are eligible to earn bonuses of up to 50% of their base salaries upon the achievement of specified goals.

     As of the end of 1996, Finlay employed approximately 6,000 persons in the United States and approximately 500 persons in France, the United Kingdom and Germany, approximately 90% of whom were regional and local sales and supervisory personnel and the balance of whom were employed in administrative or executive capacities. Of Finlay's 6,000 domestic employees, approximately 2,400 were part-time employees, working less than 20 hours per week. Finlay's labor requirements fluctuate because of the seasonal nature of Finlay's business. See '-- Seasonality'. Management believes that its relations with its employees are good. Less than 1% of Finlay's domestic employees are unionized. However, substantially all of Finlay's employees in France are unionized. The average length of service for Finlay's domestic employees at the group manager level and above is approximately twelve years.

     ADVERTISING. Finlay promotes its products through four-color direct mail catalogs and newspaper advertising of the host store groups. Finlay maintains an in-house advertising staff responsible for preparing a majority of Finlay's advertisements and for coordinating the finished advertisements with the promotional activities of the host stores. Finlay's gross advertising expenditures over the past five fiscal years have consistently been in excess of 6% of sales, a level which is consistent with the jewelry industry's reliance on promotional efforts to generate sales. The majority of Finlay's domestic lease agreements with host store groups require Finlay to expend certain specified minimum percentages of the respective Department's annual sales on advertising and promotional activities.

     INVENTORY LOSS PREVENTION AND INSURANCE. Finlay undertakes substantial efforts to safeguard its merchandise from loss or theft, including the installation of security alarm systems and safes at each location and the taking of a daily diamond inventory. During 1996, inventory shrinkage amounted to approximately 0.8% of sales. Finlay maintains insurance covering the risk of loss of merchandise in transit or on Finlay's premises (whether owned or on consignment) in amounts that management believes are reasonable and adequate for the types and amounts of merchandise carried by Finlay.

     GOLD HEDGING. The cost to Finlay of gold merchandise sold on consignment in some cases is not fixed until the sale is reported to the vendor or the gold consignor in the case of merchandise sold pursuant to the Gold Consignment Agreement. In such cases, the cost of merchandise varies with the price of gold and Finlay is exposed to the risk of fluctuations in the price of gold between the time Finlay establishes the advertised or other retail price of a particular item of merchandise and the date on which the sale of the item is reported to the vendor. In order to hedge against this risk and to enable Finlay to determine the cost of such goods prior to their sale, Finlay must fix the price of gold prior to the sale of such merchandise. Accordingly, Finlay at times enters into futures contracts, such as options or forwards or a combination thereof. The value of gold hedged under such contracts represented less than 1% of the Company's cost of goods sold in 1996. Under such contracts, the Company obtains the right to purchase a fixed number of troy ounces of gold at a specified price per ounce for a specified period. Such contracts typically have durations ranging from one to nine months and are generally priced at the spot gold price plus an amount based on prevailing interest rates plus customary transactions costs. When sales of such merchandise are reported to the consignment vendors and the cost of such merchandise becomes fixed, Finlay sells its related hedge position.

     The primary effect on liquidity from using futures contracts is associated with the related margin requirements. Historically, cash flows related to futures margin requirements have not been material to Finlay's total working capital requirements. Finlay manages the purchase of futures contracts by estimating and monitoring the quantity of gold that it anticipates it will require in connection with its anticipated level of sales of the type described above. Finlay's gold hedging transactions are entered into by Finlay in the ordinary course of its business. Finlay's gold hedging strategies are determined, implemented and monitored on a regular basis by Finlay's senior management and its Board of Directors.

COMPETITION

     Finlay faces competition for retail jewelry sales from national and regional jewelry chains, other department stores, local independently owned jewelry stores and chains, specialty stores, mass merchandisers, catalog showrooms, discounters, direct mail suppliers and televised home shopping. Several of Finlay's competitors are substantially larger and have greater financial resources than Finlay. Management believes that competition in the retail jewelry industry is based primarily on the price, quality, fashion appeal and perceived value of the product offered and on the reputation, integrity and service of the retailer.

     With respect to the operation of Departments in host store groups, Finlay competes with a limited number of established Department lessees, such as J.B. Rudolph, and department store chains. Management believes that competition for the operation of Departments is based principally on the reputation of the operator for integrity, the expertise and experience of the operator in offering an attractive selection of merchandise at competitive prices and the operator's ability to generate lease fees for the host stores. See 'Risk
Factors -- Competition', 'Risk Factors -- Expansion' and '-- Store
Relationships -- Terms of Lease Agreements' with respect to certain limitations on Finlay's ability to compete.

SEASONALITY

     The retail jewelry business is highly seasonal. See 'Risk
Factors -- Seasonality', 'Selected Consolidated Financial Information' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality'.

PROPERTIES

     The only real estate owned by Finlay is the recently acquired distribution and warehouse facility, totaling 106,200 square feet (of which 17,350 is leased to a tenant), at 205 Edison Avenue, Orange, Connecticut. Finlay leases approximately 18,400 square feet at 521 Fifth Avenue, New York, New York, and 49,100 square feet at 529 Fifth Avenue, New York, New York for its executive, accounting, advertising, the majority of its data processing operations and other administrative functions. The leases for such space expire September 30, 2008. For certain operations at 500 Eighth Avenue, New York, New York, Finlay has leased approximately 9,200 square feet under a lease which expires January 31, 2000. Finlay also leases retail space for its New York Jewelry Outlet and French stand-alone stores and office space in France for Sonab's corporate operations. Generally, as part of Finlay's domestic lease arrangements, host stores provide office space to Finlay's host store group management personnel free of charge.

LEGAL PROCEEDINGS

     Finlay is involved in certain legal actions arising in the ordinary course of business. Management believes none of these actions, either individually or in the aggregate, will have a material adverse effect on Finlay's business, financial position or results of operations.


     Commonly in the retail jewelry industry, a substantial amount of merchandise is sold at a discount to the 'regular' or 'original' price. Finlay's experience is consistent with this practice. See 'Business -- Products and Pricing'. A number of states in which Finlay operates have regulations which require retailers who offer merchandise at discounted prices to offer the merchandise at the 'regular' or 'original' prices for stated periods of time. Finlay has received inquiries and has been subject to investigation from time to time by various states with respect to its compliance with such regulations. In 1987 and 1989, Finlay entered into consent decrees with the states of Wisconsin and Georgia, respectively, in connection with Finlay's past sales discounting and other practices and paid nominal fines to both states. In addition, one of Finlay's store groups entered into a consent decree with the state of Oregon in 1988 and two others are subject to standing injunctions, one issued at the request of the state of California in 1988 and the other issued at the request of the state of Colorado in 1990, regarding the sales discounting practices of the host store groups in the respective states. As a lessee of the host store groups, Finlay is obligated to comply with the consent decree and injunctions in effect with respect to the host store groups. Although Finlay receives inquiries from various state authorities from time to time, management believes it is in substantial compliance with all applicable federal and state laws with respect to such practices.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information with respect to each of the current executive officers and directors of the Company and Finlay Jewelry. Each of the persons listed as a director is a member of the Board of Directors of both the Company and Finlay Jewelry.

                NAME                   AGE                         POSITION
------------------------------------   ---   -----------------------------------------------------
David B. Cornstein..................   59    Chairman of the Company and Director
Arthur E. Reiner....................   57    President, Chief Executive Officer and Vice Chairman
                                             of the Company, Chairman and Chief Executive Officer
                                             of Finlay Jewelry and Director
Joseph M. Melvin....................   48    Executive Vice President and Chief Operating Officer
                                             of the Company and President and Chief Operating
                                             Officer of Finlay Jewelry
Leslie A. Philip....................   50    Executive Vice President of the Company and Executive
                                             Vice President--Merchandising and Sales Promotion of
                                             Finlay Jewelry
Barry D. Scheckner..................   49    Senior Vice President and Chief Financial Officer of
                                             the Company and Finlay Jewelry
Edward Stein........................   53    Senior Vice President and Director of Stores of
                                             Finlay Jewelry
Rohit M. Desai......................   58    Director
James Martin Kaplan.................   52    Director

Thomas H. Lee.......................   53    Director
Norman S. Matthews..................   64    Director
Warren C. Smith, Jr.................   41    Director

     The Company, the Lee Investors, the Desai Investors, the Management Stockholders and certain third parties are parties to the Stockholders' Agreement which provides, among other things, that all parties thereto, subject to certain conditions, vote their shares to fix the number of members of the Board of Directors of the Company at eight and to vote in favor of six directors who will be nominated as follows: two by the Lee Investors; one by the Desai Investors; two by Mr. Cornstein (one of whom must be a management employee of the Company); and one by Mr. Reiner. See 'Risk Factors -- Concentration of Ownership'. The nomination and election of the remaining two directors is not governed by the Stockholders' Agreement, although the Stockholders' Agreement does require that such directors not be parties to the Stockholders' Agreement.

     Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding. Pursuant to the Stockholders' Agreement (i) Messrs. Lee and Smith were nominated to the Board of Directors as the designees of the Lee Investors, (ii) Mr. Desai was nominated by the Desai Investors, (iii) Messrs. Cornstein and Kaplan were nominated by Mr. Cornstein and (iv) Mr. Reiner nominated himself.

     The Stockholders' Agreement also provides that the executive committee of the Board of Directors will consist of five directors, including one independent director selected by the Board of Directors, one member designated by Mr. Lee (so long as the Lee Investors have the right to designate a nominee for director), one member designated by the Desai Investors (so long as the Desai Investors have the right to designate a nominee for director) and two members designated by Mr. Cornstein (which number will be reduced to one if Mr. Cornstein is only entitled to designate one nominee for director and none if Mr. Cornstein ceases to have the right to designate a nominee for director). The executive committee for the Company presently consists of Messrs. Lee, Desai, Matthews, Cornstein and Kaplan. See 'Certain Transactions -- Stockholders' Agreement'.

     Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors is classified into three classes. The members of each class will serve staggered three-year terms. Messrs. Desai and Lee are Class I directors; Messrs. Cornstein, Kaplan and Reiner are Class II directors; and Messrs. Matthews and Smith are Class III directors. The terms of the Class III, Class I and Class II directors expire at the annual meeting of stockholders to be held in 1998, 1999 and 2000, respectively. Officers serve at the discretion of the Board of Directors.

     The business experience, principal occupations and employment of each of the executive officers and directors of the Company and Finlay Jewelry, together with their periods of service as directors and executive officers of the Company and Finlay Jewelry, are set forth below.


     DAVID B. CORNSTEIN has been Chairman of the Company since May 1993 and has been a director of the Company and Finlay Jewelry since their inception in December 1988. From December 1988 to January 1996, Mr. Cornstein was President and Chief Executive Officer of the Company. From December 1985 to December 1988, Mr. Cornstein was President, Chief Executive Officer and a director of a predecessor of the Company. Mr. Cornstein is a director of What A World!, Inc., a public specialty gift retailer.

     ARTHUR E. REINER became President and Chief Executive Officer of the Company effective January 30, 1996. He has been Vice Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Prior to joining Finlay, Mr. Reiner had spent over 25 years with the Macy's organization. From February 1992 to October 1994, Mr. Reiner was Chairman and Chief Executive Officer of Macy's East, a subsidiary of Macy's. From 1988 to 1992, Mr. Reiner was Chairman and Chief Executive Officer of Macy's Northeast, which was combined with Macy's Atlanta division to form Macy's East in 1992. Mr. Reiner is also a director of Loehmann's, Inc.

     JOSEPH M. MELVIN was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with May, including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene's.

     LESLIE A. PHILIP has been Executive Vice President of the Company since May 1997 and Executive Vice President -- Merchandising and Sales Promotion of Finlay Jewelry since May 1995. From 1993 to May 1995, Ms. Philip was Senior Vice President -- Advertising and Sales Promotion of Macy's, and from 1988 to 1993, Ms. Philip was Senior Vice President -- Merchandise -- Fine Jewelry at Macy's. Ms. Philip held various other positions at Macy's from 1970 to 1988.

     BARRY D. SCHECKNER has been Senior Vice President and Chief Financial Officer of Finlay Jewelry since December 1988. Mr. Scheckner has also been Senior Vice President and Chief Financial Officer of the Company since September 1992. Prior to September 1992, he was Treasurer of the Company. From February 1983 through December 1988 Mr. Scheckner held various finance and accounting positions with Finlay's predecessors.

     EDWARD STEIN has been Senior Vice President -- Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President -- Regional Supervisor of Finlay Jewelry, and occupied similar positions with Finlay's predecessors from 1983 to December 1988.

     ROHIT M. DESAI has been a director of the Company and Finlay Jewelry since May 1993. Mr. Desai is the founder of and, since its formation in 1984, has been Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm in New York which manages the assets of various institutional clients, including Equity-Linked Investors, L.P., Equity-Linked Investors-II and Private Equity Investors III, L.P. Mr. Desai is also the managing general partner of the general partners of each of Equity-Linked Investors, L.P. and Equity-Linked Investors-II and the managing member of the general partner of Private Equity Investors III, L.P. Mr. Desai serves as a director of The Rouse Company and Sunglass Hut International, Incorporated.

     JAMES MARTIN KAPLAN has been a director of the Company, Finlay Jewelry and their predecessors since 1985. Mr. Kaplan has been a partner with the law firm of Zimet, Haines, Friedman & Kaplan, counsel to the Company, since 1977. Mr. Kaplan is also a director of What A World!, Inc.


     THOMAS H. LEE has been a director of the Company and Finlay Jewelry since May 1993. Since 1974, Mr. Lee has been President of Thomas H. Lee Company. He is a director of First Security Services Corporation, Miller Import Corporation, Sondik Supply Corporation, Livent Inc., Playtex Products, Inc., Signature Brands, Inc. and Vail Resorts, Inc.


     NORMAN S. MATTHEWS has been a director of the Company and Finlay Jewelry since July 1993. Mr. Matthews has been a retail consultant based in New York for over six years. Prior to that time, Mr. Matthews served as President of Federated. He is also a director of Toys 'R' Us, Inc., The Progressive Corporation, Loehmann's, Inc. and Lechters, Inc.

     WARREN C. SMITH, JR. has served as a director of the Company and Finlay Jewelry since May 1993. Mr. Smith is a Managing Director of Thomas H. Lee Company and has been employed by Thomas H. Lee Company since 1990. In addition, Mr. Smith is Vice President of THL Equity Trust, a general partner of THL Equity Advisors Limited Partnership, the general partner of Thomas H. Lee Equity Partners, L.P. He is also a director of Rayovac Corporation.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation in 1996, 1995 and 1994 of Finlay's Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company or Finlay Jewelry, including the Company's former Chief Executive Officer (collectively, the 'Named Executive Officers'). For information regarding compensation paid to Mr. Joseph Melvin, who joined the Company in May 1997, see '-- Employment Agreements and Change of Control Arrangements'.

                                                                          LONG TERM COMPENSATION
                                                                       -----------------------------
                                    ANNUAL COMPENSATION                                NUMBER OF
                       ---------------------------------------------   RESTRICTED      SECURITIES
 NAME AND PRINCIPAL                                   OTHER ANNUAL       STOCK         UNDERLYING         ALL OTHER
       POSITION        YEAR    SALARY    BONUSES    COMPENSATION (1)     AWARDS     OPTIONS/SARS (2)   COMPENSATION (3)
---------------------  ----   --------   --------   ----------------   ----------   ----------------   ----------------

ARTHUR E. REINER (4)   1996   $700,000   $253,750         --               --              --            $ 27,495
  President, Chief     1995    666,660    215,900         --               --              --              22,315
  Executive Officer    1994     55,555     --             --               --            69,263             --
  and Vice Chairman
  of the Company and
  Chairman and Chief
  Executive Officer
  of Finlay Jewelry
DAVID B. CORNSTEIN     1996    600,000    137,500       $ 42,977           --               --             51,623
  Chairman and former  1995    600,000     65,900         41,011           --             66,667           51,753
  Chief Executive      1994    500,000    275,000         36,318           --               --             47,225
  Officer of the
  Company
LESLIE A. PHILIP (5)   1996    320,000    116,000         --               --               --              8,730
  Executive Vice       1995    213,710     75,000         --               --             33,333            1,974
  President of the     1994      --         --            --               --               --               --
  Company and
  Executive Vice
  President --
  Merchandising and
  Sales Promotion of
  Finlay Jewelry
BARRY D. SCHECKNER     1996    300,000    108,750         --               --              --              8,398
  Senior Vice          1995    300,000     35,000         --               --            10,000            8,528
  President and Chief  1994    275,004      --            --               --              --            108,615
  Financial Officer
  of the Company and
  Finlay Jewelry
EDWARD STEIN           1996    275,000    107,360         --               --              --              9,105
  Senior Vice          1995    267,086     40,000         --               --             8,333            8,716
  President and        1994    183,500     62,500         --               --              --              8,686
  Director of Stores
  of Finlay Jewelry

------------------

(1) Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

(2) See '-- Option/SAR Grants in 1996 and 1997'.

                                                   (Continued on following page)

(3) Includes for each Named Executive Officer the sum of the following amounts earned in 1996, 1995 and 1994 for such Named Executive Officer:

                                                      LIFE          RETIREMENT       MEDICAL        ADDITIONAL
                                                  INSURANCE (A)    BENEFITS (B)    BENEFITS (C)    BENEFITS (D)

                                                  -------------    ------------    ------------    ------------
Arthur E. Reiner.......................   1996       $20,176          $5,375          $1,944           --
                                          1995        20,176            --             2,139           --
                                          1994          --              --              --             --
David B. Cornstein.....................   1996        44,304           5,375           1,944           --
                                          1995        44,304           5,310           2,139           --
                                          1994        39,242           5,310           2,673           --
Leslie A. Philip.......................   1996         1,786           5,000           1,944           --
                                          1995           450            --             1,524           --
                                          1994          --              --              --             --
Barry D. Scheckner.....................   1996         1,079           5,375           1,944           --
                                          1995         1,079           5,310           2,139           --
                                          1994           632           5,310           2,673         $100,000
Edward Stein...........................   1996         1,786           5,375           1,944           --
                                          1995         1,267           5,310           2,139           --
                                          1994           703           5,310           2,673           --

------------------

     (a) Insurance premiums paid by Finlay with respect to life insurance for the benefit of the Named Executive Officer.

     (b) The dollar amount of all matching contributions and profit sharing contributions under Finlay's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

     (c) The insurance premiums paid in respect of the Named Executive Officer under Finlay's Executive Medical Benefits Plan.

     (d) Mr. Scheckner received a bonus in connection with the Initial Public Offering.

(4) Mr. Reiner commenced employment with Finlay on January 3, 1995 and the salary above for 1994 reflects only compensation for the month of January 1995. See '-- Employment Agreements and Change of Control Arrangements'.

(5) Ms. Philip commenced employment with Finlay on May 15, 1995 and the salary above for 1995 reflects only compensation for the period from May 15, 1995 through February 3, 1996. Ms. Philip's annual salary for 1995 was at the rate of $300,000.

     On January 30, 1996, Mr. Reiner became President and Chief Executive Officer of the Company. He has also been Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Mr. Cornstein continues as the Chairman of the Company. For a discussion of the employment arrangements with Messrs. Reiner and Cornstein, see 'Risk Factors -- Dependence on Key Officers' and '-- Employment Agreements and Change of Control Arrangements'.

LONG-TERM INCENTIVE PLANS

     The Company currently has two long-term incentive plans, for which it has reserved a total of 1,082,596 shares of Common Stock for issuance in connection with awards. Of this total, 732,596 shares of Common Stock have been reserved for issuance under the Company's Long Term Incentive Plan (the '1993 Plan'), of which 79,750 shares have been issued to date in connection with exercises of options granted under the 1993 Plan and 645,919 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 6,927 shares of Common Stock are available for future grants under the 1993 Plan. In 1997, the Company's Board of Directors and stockholders approved the Company's 1997 Long Term Incentive Plan (the '1997 Plan' and, together with the 1993 Plan, the 'Incentive Plans'), which is intended as a successor to the 1993 Plan. The 1997 Plan is similar to the 1993 Plan and provides for the grant of the same types of awards as are currently available under the 1993 Plan. The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 350,000. The Company has granted options to purchase 312,815 shares of Common Stock under the 1997 Plan. The remaining 37,185 shares of Common Stock are available for future grants under the 1997 Plan. See '-- Option/SAR Grants in 1996 and 1997'.

     The Incentive Plans permit the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons and directors of the Company (other than, in the case of 1993 Plan, members of the Compensation Committee of the Company's Board of Directors), the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options;
(iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Company's Compensation Committee; or (vi) any combination of the foregoing. The 1997 Plan provides, however, that no participant thereunder may be granted, during any fiscal year, options or other awards relating to more than 175,000 shares of Common Stock.

     Under the Incentive Plans, the Company may grant stock options which are either 'incentive stock options' ('Incentive Options') within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or non-incentive stock options ('Non-incentive Options'). Incentive Options are designed to result in beneficial tax treatment to the optionee, but no tax deduction for the Company. Nonincentive Options will not give the optionee the tax benefits of Incentive Options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

     The Incentive Plans are administered by the Compensation Committee of the Company's Board of Directors which, pursuant to the Incentive Plans, consists of at least two directors. Subject to the provisions of the Incentive Plans, the Compensation Committee has sole discretion (i) to select the individuals to participate in the Incentive Plans, (ii) to determine the form and substance of grants made under the Incentive Plans to each participant, and the conditions and restrictions, if any, subject to which such grants are made, (iii) to interpret the Incentive Plans and (iv) to adopt, amend or rescind such rules and regulations for carrying out the Incentive Plans as it may deem appropriate.


     The Incentive Plans provide that the per share exercise price of an option granted under the plans shall be determined by the Compensation Committee. However, the exercise price of an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an Incentive Option may not exceed ten years from the date of grant. In addition, an Incentive Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the 'employer corporation' (as such term is used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plans become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. Options are nontransferable (except by will or intestacy on the death of the optionee) and during a participant's lifetime are exercisable only by such participant.

     In making grants to employees under the Incentive Plans, the Company has on occasion utilized a uniform Agreement and Certificate of Option (the 'Option Agreement'), pursuant to which the Company grants ten-year options, 20% of which vest on each of the first five anniversaries of the grant date. The Option Agreement also contains transfer and certain other restrictions and provides that options not vested may expire, or shares acquired upon exercise of options may be repurchased at their exercise price, in the event of termination of employment under certain circumstances. In addition, the Option Agreement provides that (i) if an optionee's employment is terminated for 'Cause' (as defined in the Option Agreement), such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, 'Disability' or 'Retirement' (each as defined in the Incentive Plans), such optionee's options become fully vested and exercisable for a period of 21 days following such termination and (iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a period of 21 days following such termination.

     The Incentive Plans may be amended or terminated by the Board at any time, but no such termination or amendment may, without the consent of a participant, adversely affect such participant's rights with respect to previously granted awards. Under the 1993 Plan, the approval of the Company's stockholders is required for any amendment (i) to increase the maximum number of shares subject to awards under the 1993 Plan, (ii) to change the class of persons eligible to participate and/or receive incentive stock options under the 1993 Plan, (iii) to change the requirements for serving on the Compensation Committee or (iv) to increase materially the benefits accruing to participants under the 1993 Plan. Under the 1997 Plan, the approval of the Company's stockholders is required to amend the 1997 Plan if the Compensation Committee determines that such approval would be necessary to retain the benefits of Rule 16b-3 under the Exchange Act (with respect to participants who are subject to

Section 16 thereof), Section 162(m) of the Code (with respect to 'covered employees' within the meaning of Section 162(m) of the Code) or Section 422 of the Code (with respect to Incentive Options), or if such stockholder approval is otherwise required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for stockholder approval.

     Subject to certain limitations set forth in the Incentive Plans, in the event the Compensation Committee determines that any corporate transaction or event affects the shares of Common Stock (or other securities or property subject to an award under the Incentive Plans) such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plans, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) with respect to which awards may be granted under the Incentive Plans, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the Incentive Plans or (iii) the grant or exercise price with respect to any awards under the Incentive Plans or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award (which, in the case of an option, will be equal to the positive difference, if any, between the Market Value (as defined in the Incentive Plans) of the shares covered by such option, as determined immediately prior to such corporate transaction or event, and the exercise price per share of such option).

OPTION/SAR GRANTS IN 1996 AND 1997

     No options or stock appreciation rights were issued by the Company to the Named Executive Officers during 1996. In 1997, the Company granted options to purchase a total of 452,534 shares of Common Stock, of which options to purchase 300,000, 26,667, 13,000 and 12,667 shares were granted to Mr. Reiner, Ms. Philip, Mr. Scheckner and Mr. Stein, respectively, at exercise prices ranging from $13.875 to $14.00 per share. All of these options were granted under the 1997 Plan, except for the options with respect to 139,719 of the 300,000 shares included in options granted to Mr. Reiner. The options vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant, except for the options granted to Mr. Reiner, which vest and become exercisable on January 2, 2001 so long as Mr. Reiner is employed by the Company on such date, subject to various terms and conditions regarding early vesting and early termination.

CERTAIN INFORMATION CONCERNING STOCK OPTIONS/SARS

     The following table sets forth certain information with respect to stock options exercised in 1996 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during 1996.

  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                         NUMBER OF
                                                                        SECURITIES             VALUE OF
                                                                        UNDERLYING            UNEXERCISED

                                                                        UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS/SARS AT       OPTIONS/SARS AT
                                           SHARES                        YEAR-END            YEAR-END ($)
                                          ACQUIRED       VALUE         EXERCISABLE/          EXERCISABLE/
                 NAME                    ON EXERCISE    REALIZED       UNEXERCISABLE       UNEXERCISABLE (6)
--------------------------------------   -----------    --------    -------------------    -----------------
Arthur E. Reiner......................       --            --       23,088 / 46,175(1)     $17,316 / $34,631
David B. Cornstein....................       --            --       26,667 / 40,000(2)      20,000 /  30,000
Leslie A. Philip......................       --            --        6,667 / 26,666(3)      23,750 /  94,999
Barry D. Scheckner....................       --            --        9,200 / 12,800(4)      55,644 /  42,096
Edward Stein..........................       --            --        7,067 / 10,266(5)      41,858 /  32,072

                                                   (Continued on following page)

------------------
(1) Represents for Mr. Reiner 69,263 options granted on January 3, 1995 (all at an exercise price of $14.00 per share), of which 34,631 are performance-based and 34,632 are time-based. An aggregate of 23,088 of the time-based options became exercisable on February 3, 1996 and February 1, 1997 and the balance of the time-based options, totaling 11,544, vest on January 31, 1998.

(2) Represents for Mr. Cornstein 66,667 options granted on March 30, 1995 (all at an exercise price of $14.00 per share), of which an aggregate of 26,667 became exercisable on March 30, 1995 and 1996 and the balance of 40,000 vest and become exercisable at a rate of 13,333 per annum on each anniversary of the date of grant.

(3) Represents for Ms. Philip 33,333 time-based options granted on May 16, 1995 (all at an exercise price of $11.19 per share), of which 6,667 become exercisable on May 16, 1996 and the balance of 26,666 vest and become exercisable at a rate of 6,667 per annum on each anniversary of the date of grant.

(4) Represents for Mr. Scheckner (i) 12,000 time-based options granted on May 26, 1993 at an exercise price of $7.23 per share, of which an aggregate of 7,200 became exercisable on May 26, 1994, 1995 and 1996 and the balance of 4,800 vest and become exercisable at a rate 2,400 per annum on each anniversary of the date of grant and (ii) 10,000 time-based options granted on April 5, 1995 at an exercise price of $14.00 per share, of which 2,000 became exercisable on April 5, 1996 and the balance of 8,000 vest and become exercisable at a rate of 2,000 per annum on each anniversary of the date of grant.

(5) Represents for Mr. Stein (i) 9,000 time-based options granted on May 26, 1993 at an exercise price of $7.23 per share, of which an aggregate of 5,400 became exercisable on May 26, 1994, 1995 and 1996 and the balance of 3,600 vest and become exercisable at a rate of 1,800 per annum on each anniversary of the date of grant and (ii) 8,333 time-based options granted on April 5, 1995 at an exercise price of $14.00 per share, of which 1,667 became exercisable on April 5, 1996 and the balance of 6,666 vest and become exercisable at a rate of 1,667 per annum on each anniversary of the date of grant.

(6) The values of Unexercised In-the-Money Options/SARs represent the aggregate amount of the excess of $14.75, the closing price for a share of Common Stock at year end, over the relevant exercise price of all 'in-the-money' options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is presently comprised of Rohit M. Desai and Thomas H. Lee. All decisions with respect to executive compensation of both the Company and Finlay Jewelry are currently made by the Compensation Committee. None of the present Compensation Committee members were, at any time, an officer or employee of the Company or any of its subsidiaries.

     In connection with the Recapitalization Transactions, the Company, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders entered into (i) the Registration Rights Agreement, which grants certain registration rights to the Lee Investors, the Desai Investors and the Management Stockholders and (ii) the Stockholders' Agreement, which granted certain rights to, and imposed certain restrictions on the rights of, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders. The predecessor to the Stockholders' Agreement was amended and restated in connection with the Initial Public Offering. See 'Certain Transactions'.

     In connection with the Recapitalization Transactions in May 1993, the Company and Finlay Jewelry entered into management agreements with each of Thomas H. Lee Company (the 'Lee Management Agreement') and Desai Capital Management Incorporated (the 'Desai Management Agreement' and, together with the Lee Management Agreement, the 'Management Agreements'), affiliates of Mr. Lee and Mr. Desai, respectively. Pursuant to the Management Agreements, Thomas H. Lee Capital LLC (as assignee of Thomas H. Lee Company) and Desai Capital Management Incorporated are entitled to receive $180,000 and $60,000 per year plus expenses, respectively, during the five-year period commencing May 1993 for consulting and management advisory services rendered to the Company and Finlay Jewelry. After the initial five-year term, each of the Management Agreements will be automatically renewable on an annual basis, unless any party thereto serves notice of termination at least 90 days prior to the renewal date. Each of the Management Agreements contains provisions entitling the managing company to indemnification under certain circumstances for losses incurred in the course of service to the Company or Finlay Jewelry.

     Any future transactions between the Company and/or Finlay Jewelry and the officers, directors and affiliates thereof will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry, as the case may be.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Effective January 3, 1995, Finlay entered into an employment agreement with Arthur E. Reiner to employ Mr. Reiner as Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry. On January 30, 1996, as contemplated by Mr. Reiner's employment agreement, the Company's Board of Directors appointed Mr. Reiner to the office of President and Chief Executive Officer of the Company. The employment agreement, as subsequently amended, provides for Mr. Reiner to serve in such offices for a term expiring on January 31, 2001. Pursuant to the employment agreement, Mr. Reiner received an annual base salary of approximately $666,660 in 1995, which was increased to $700,000 on the first day of 1996 and to $750,000 on the first day of 1997. Thereafter, further increases will be at the discretion of the Board of Directors of the Company. In addition to his annual base salary, Mr. Reiner will be entitled to an annual bonus payment based on a target incentive amount equal to one-half of his base salary for the applicable year (the 'Incentive Amount'). The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of certain financial performance criteria based on EBITA-FIFO (the 'Target Level'), with 20% of the Incentive Amount payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 80% of the Incentive Amount payable if 100% of the Target Level is achieved, increasing further incrementally on a pro rata basis to 160% of the Incentive Amount payable if 140% of the Target Level is achieved, and if over 140% of the Target Level is achieved, the annual bonus payment shall equal 160% of the Incentive Amount plus 1% of the Incentive Amount for each percentage point by which Finlay's measured performance exceeds 140% of the Target Level. Notwithstanding the foregoing, with respect to 1995, pursuant to the terms of his employment agreement, Mr. Reiner received a bonus in the amount of $215,900.

     Under the agreement, Mr. Reiner received in January 1995 options under the 1993 Plan to purchase 69,263 shares of Common Stock at and an exercise price of $14.00 per share. Of those options, one-half are time-based and one-half performance-accelerated, vesting in ten years subject to accelerated vesting upon achievement of specified performance goals. Of the time-based options, one-third became exercisable on each of February 3, 1996 and February 1, 1997, and one-third will become exercisable on January 31, 1998. One-third of the performance-accelerated options will vest for each fiscal year commencing with 1995 for which EBITA-FIFO in the applicable year equals or exceeds certain specified target levels in that year and any subsequent year. To date, none of the performance-accelerated options have vested.

     In the event of Mr. Reiner's termination of employment either by the Company for 'Cause' (as defined in the agreement), by Mr. Reiner for any reason (other than 'Good Reason', as defined in the agreement) or as a result of Mr. Reiner's death or Disability (as defined in the agreement), all the options, to the extent not then exercisable, shall terminate. In the event of Mr. Reiner's termination of employment either by the Company without 'Cause' or by Mr. Reiner for 'Good Reason', all the options, to the extent not then exercisable, shall thereupon become fully exercisable. In the event of Mr. Reiner's termination of employment for any reason after January 31, 1998, all performance-accelerated options, to the extent not then exercisable, shall terminate. In addition, in the event of a 'Change of Control' (as defined in the agreement), (i) any outstanding time-based options shall become exercisable and (ii) the performance-accelerated options will vest to the extent (a) the 'Enterprise

Value' of the Company (as defined in the agreement) exceeds certain established 'Enterprise Value' targets set forth in the agreement with respect to the fiscal year in which the 'Change of Control' occurs or (b) the 'Change of Control' represents a per share of Common Stock transaction price in excess of 130% of the fair market value per share of Common Stock determined immediately prior to the public announcement of such 'Change of Control'.

     Upon the commencement of his employment, Mr. Reiner purchased 138,525 shares of Common Stock (the 'Purchased Shares') at a purchase price of $7.23 per share. The aggregate purchase price of the Purchased Shares was paid in the form of a note issued by Mr. Reiner to the Company, the repayment of which is secured by the Purchased Shares and certain proceeds received by Mr. Reiner upon disposition of the Purchased Shares or upon any distribution paid on or with respect to the Purchased Shares. In the event Mr. Reiner's employment is terminated, the Purchased Shares

(together with vested options and shares issued upon exercise of vested options ('Option Shares')) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer and registration rights set forth in the agreement and are subject to the Stockholders' Agreement and the Registration Rights Agreement, other than the provisions thereof relating to restrictions on transfer. See 'Certain Transactions -- Stockholders' Agreement' and 'Certain Transactions -- Registration Rights Agreement'.

     Under Mr. Reiner's agreement, subject to certain specified limitations, Finlay is required to maintain life insurance on the life of Mr. Reiner in the amount of $5.0 million, payable to his beneficiaries, and to provide Mr. Reiner with catastrophic health insurance. In addition, Finlay is required to reimburse Mr. Reiner for any income taxes owed by him as a result of the premiums paid by Finlay with respect to such life insurance. The employment agreement also provides for Mr. Reiner to receive an annual allowance for business use of an automobile of up to $15,000.

     Mr. Reiner's agreement provides that if his employment is terminated prior to a 'Change of Control' either by the Company without 'Cause' or by Mr. Reiner for 'Good Reason', Mr. Reiner will continue to receive his base salary for the balance of the term and bonus compensation (calculated as though 110% of the Target Level were achieved) as if such termination had not occurred. In the event he is terminated without 'Cause' and coincident with or following a 'Change of Control', Mr. Reiner shall be entitled to a lump sum payment equal to 299% of his 'base amount' (as defined in Section 280G(b)(3) of the Code). In the event that Mr. Reiner voluntarily terminates his employment within one year following a 'Change of Control' in connection with which the acquirer did not expressly assume Mr. Reiner's agreement and extend its term for an additional three years or otherwise offer Mr. Reiner a contract on terms no less favorable than those provided under the existing agreement providing for a term of at least three years, or if he terminates his employment following a 'Change of Control' for 'Good Reason', he will be entitled to a payment equal to 299% of the 'base amount'. In the event that Mr. Reiner is terminated for 'Cause' or if he voluntarily terminates his employment without 'Good Reason' prior to the occurrence of a 'Change of Control', he shall be entitled to receive his base salary through the date of termination and any bonus earned with respect to a previously completed fiscal year which remains unpaid. Payments made to Mr. Reiner upon termination of employment are subject to certain restrictions in the event that such payments constitute 'parachute payments' under Section 280G(b)(2) of the Code. In addition, Mr. Reiner is required to mitigate certain payments made to him under the agreement under certain limited circumstances.

     Under Mr. Reiner's agreement, a 'Change of Control' occurs when (i) a person or group other than certain of the Company's existing stockholders and certain related parties becomes the beneficial owner of 50% or more of the aggregate voting power of the Company, (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors or (iii) there is a sale of all or substantially all of the Company's assets.

     On March 5, 1997, Mr. Reiner received an option under the 1993 Plan to purchase an aggregate of 139,719 shares of Common Stock at an exercise price of $14.00 per share. Such option vests and becomes exercisable on January 2, 2001 so long as Mr. Reiner is employed by the Company on such date; provided, however, that such option is subject to early vesting and early termination under certain circumstances and are subject to various conditions. The Company has also granted to Mr. Reiner an additional option under the 1997 Plan to purchase 160,281 shares of Common Stock, which option has an exercise price of $13.875 per share and is subject to similar terms and conditions regarding vesting and termination.

     Effective May 26, 1993, Mr. Cornstein entered into an employment agreement with Finlay providing for his employment as President and Chief Executive Officer, and his appointment as Chairman of the Board, of the Company for a term expiring on January 31, 1998. On January 30, 1996, Mr. Reiner was appointed President and Chief Executive Officer of the Company. Mr. Cornstein continues as the Chairman of the Company. Mr. Cornstein's employment contract was recently extended through

January 31, 1999. Upon the expiration of the term of his employment agreement on January 31, 1999, Mr. Cornstein is expected to become Chairman Emeritus of the Company.

     Under his employment agreement, Mr. Cornstein is entitled to an annual salary of $600,000 through the term of his agreement. In addition to his annual salary, Mr. Cornstein is entitled to receive an annual bonus payment up to a maximum of $250,000. The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of the Target Level, with 20% of the maximum bonus payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 60% of the maximum bonus level payable if 100% of the Target Level is achieved, and further increasing incrementally on a pro rata basis to 100% of the maximum bonus payable if 120% of the Target Level is achieved. In addition, the Board may award bonus compensation outside of the bonus prescribed under Mr. Cornstein's employment agreement.


     Under Mr. Cornstein's employment agreement, Finlay is required to maintain insurance of $10.0 million on the life of Mr. Cornstein, payable to his beneficiaries, and Mr. Cornstein is entitled to reimbursement for the income tax liability resulting from Finlay's payment of premiums for the insurance. Furthermore, the agreement requires Finlay to procure and pay for catastrophic health insurance and the income tax liability related to such payments, if any.

     The agreement further provides that if Mr. Cornstein is terminated other than for 'Cause' (as defined therein) or if he elects, as provided in the agreement, to treat certain acts or omissions of the employer as a termination of employment without 'Cause', Mr. Cornstein will, in addition to continuing to receive his base salary, bonus and other benefits provided thereunder for the balance of the term, also be entitled to receive a severance payment equal to the sum of one year's base salary plus the average of the annual bonuses paid during the term of the agreement (the 'Severance Amount'). The agreement provides that the Severance Amount will be paid over a two-year period commencing at the scheduled expiration of the term. In addition, if Mr. Cornstein's agreement is not extended or renewed at the scheduled expiration of its term, Mr. Cornstein will also be entitled to a severance payment equal to the Severance Amount.

     Under Mr. Cornstein's agreement, in the event of a 'Change of Control' (as defined therein) of the Company, if at any time within twelve months following the 'Change of Control' Mr. Cornstein is no longer employed by Finlay (or any entity which succeeds to the obligations of Finlay under the employment agreement following the 'Change of Control') for any reason other than death or disability, Mr. Cornstein will be entitled to a lump sum payment ('Change of Control Payment') equal to the net present value of the base salary and bonus payable to him over the remainder of the term (calculated, in the case of the bonus, assuming the annual bonuses payable for each remaining year shall equal the average of the annual bonuses paid to him for preceding years during the term). However, if the Change of Control Payment does not equal or exceed the lesser of (i) 299% of the Severance Amount or (ii) the amount, if any, by which the fair market value of (a) equity interests in the Company and Finlay Jewelry which Mr. Cornstein continues to hold after the Change of Control, (b) amounts which he is entitled to receive in exchange for or as a distribution in respect of his equity interests in the Company and Finlay Jewelry as a result of the 'Change of Control' and (c) any other consideration received as a result of the 'Change of Control' (other than pursuant to his employment agreement) is less than $7.5 million, then Mr. Cornstein shall receive, in lieu of the Change of Control Payment, the lesser of (i) and (ii).

     Under Mr. Cornstein's agreement, a 'Change of Control' occurs when (i) a person or group other than certain of the Company's existing stockholders and certain related parties becomes the beneficial owner of 50% or more of the aggregate voting power of the Company or (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors.

     A portion of any payments which may be made upon such a 'Change of Control' may be deemed an 'excess parachute payment' within the meaning of the Code, in which event such portion will not be a deductible expense for tax purposes for the Company.

     On May 1, 1997, the Company appointed Mr. Melvin to serve as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry. The Company has agreed to pay to Mr. Melvin an annual base salary of $350,000 as well as an annual bonus based on the achievement of certain targets, except that Mr. Melvin will receive a guaranteed bonus of $75,000 during the first year of his employment. In addition, Mr. Melvin was paid a $25,000 bonus upon his joining the Company. On May 1, 1997, Finlay granted to Mr. Melvin an option under the 1997 Plan to purchase 50,000 shares of Common Stock at an exercise price per share equal to $14.875. The option will vest in equal installments on each of the first five anniversaries of the grant date. The option will be subject to early termination under certain circumstances and will be subject to various conditions. Mr. Melvin is also eligible for such benefits as are available to other senior executives of Finlay, including reimbursement of moving and relocation expenses. In the event Mr. Melvin's employment is terminated by Finlay without cause (not including death or disability) or his title is changed to a lesser title, he is entitled to receive a lump sum payment equal to one year's base salary.

DIRECTORS' COMPENSATION

     Directors who are employees receive no additional compensation for serving as members of the Board. Messrs. Lee, Desai, Smith and Kaplan receive no compensation for serving as directors of the Company. For a discussion of certain fees paid to affiliates of Messrs. Lee and Desai, see 'Compensation Committee Interlocks and Insider Participation'. For serving as a director of the Company, Mr. Matthews receives aggregate compensation at the rate of $20,000 per year. Prior to the Initial Public Offering, Finlay had an agreement to engage Mr. Matthews as a consultant at a per diem rate of $2,500, with such fees in the aggregate not to exceed $80,000 per year. In 1996, 1995 and 1994, Mr. Matthews received a total of $20,000, $20,000 and $66,311, respectively, for his services as a director and consultant. The consulting agreement between Finlay and Mr. Matthews was terminated upon completion of the Initial Public Offering, except that all of the provisions of the consulting agreement relating to options to purchase Common Stock granted to Mr. Matthews (as described below) remained in effect. Mr. Matthews was granted, effective as of July 1993, options under the 1993 Plan to purchase 33,333 shares of Common Stock, 16,667 of which have an exercise price of $12.00 per share and 16,666 of which have an exercise price of $16.50 per share. Twenty percent of these options vest on each of the first five anniversaries of the grant date, with the unvested portion of such options fully vesting on a 'Change of Control' (as defined in the consulting agreement). On March 30, 1995, Mr. Matthews was granted additional options under the 1993 Plan to purchase 16,667 shares of Common Stock at a price of $14.00. Twenty percent of these options vested immediately, and an additional twenty percent of such options vest on each of the first four anniversaries of the grant date. On January 30, 1996, Mr. Matthews was granted additional options under the 1993 Plan to purchase 10,000 shares of Common Stock at a price of $11.16 per share, which options vested and became exercisable in January 1997. In addition, on March 6, 1997, Mr. Matthews was granted an option under the 1997 Plan to purchase 20,000 shares of Common Stock at an exercise price of $13.875 per share, twenty percent of which options will vest on each of the first five anniversaries of the grant date. All of Mr. Matthews' options are subject to early termination under certain circumstances and are subject to various conditions.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Prior to the completion of the Initial Public Offering, Finlay entered into indemnification agreements with each of its directors and executive officers. For a complete description of these agreements, see 'Certain Transactions -- Certain Other Transactions'.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of September 1, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby (including upon full exercise of the over-allotment option granted to the Underwriters), by each of the Company's directors and the Named Executive Officers, by all directors and executive officers as a group, by the Selling Stockholder and by each of the Over-Allotment Selling Stockholders. No other person is known by the Company to own beneficially more than 5% of the Common Stock. The Company owns all of the issued and outstanding capital stock of Finlay Jewelry.


                                                                                    SHARES OF COMMON STOCK
                               SHARES OF COMMON STOCK                                 BENEFICIALLY OWNED
                                 BENEFICIALLY OWNED                                  AFTER SALE UNDER THIS
                                       BEFORE                                         PROSPECTUS AND FULL
                                     SALE UNDER                         SHARES         EXERCISE OF OVER-
                                 THIS PROSPECTUS (1)      SHARE TO      SUBJECT      ALLOTMENT OPTION (1)
                               -----------------------     BE SOLD     TO OVER-     -----------------------
                               NUMBER OF    PERCENTAGE     IN THE      ALLOTMENT    NUMBER OF    PERCENTAGE
NAME                            SHARES       OF CLASS     OFFERING     OPTION(2)     SHARES       OF CLASS
----------------------------   ---------    ----------   ----------    ---------    ---------    ----------
Thomas H. Lee (3)...........   2,347,529       31.0%         --         274,953     2,072,576       21.2%
Rohit M. Desai (4)..........   1,657,441       21.9        953,029        --          704,412        7.2
David B. Cornstein (5)(6)...     515,862        6.8          --           --          515,862        5.3
Arthur E. Reiner (6)(7).....     167,735        2.2          --           --          167,735        1.7
Norman S. Matthews (8)......      46,667         *           --           --           46,667         *
Warren C. Smith, Jr. (9)....      29,168         *           --           3,521        25,647         *
Barry D. Scheckner
  (6)(10)...................      15,600         *           --           --           15,600         *
Leslie A. Philip (6)(11)....      13,333         *           --           --           13,333         *
Edward Stein (6)(12)........      11,533         *           --           --           11,533         *
James Martin Kaplan (6).....       4,000         *           --           --            4,000         *
All Directors and Executive
  Officers as a group (11
  persons) (13).............   4,794,284      62.1%         953,029      278,474    3,562,781      35.9%
John W. Childs..............      43,784         *             --           5,285       38,499        *

David V. Harkins (14).......      29,180         *             --           3,522       25,658        *
C. Hunter Boll (15).........      21,881         *             --           2,641       19,240        *
Scott A. Schoen (16)........      14,499         *             --           1,750       12,749        *
Thomas M. Hagerty (17)......      13,124         *             --           1,584       11,540        *
Anthony J. Dinovi (18)......      13,123         *             --           1,584       11,539        *
Steven G. Segal (19)........       9,825         *             --           1,186        8,639        *
Thomas R. Shepherd..........       8,754         *             --           1,057        7,697        *
Joseph I. Incandela.........       4,794         *             --             579        4,215        *
Glenn A. Hopkins (20).......       4,367         *             --             527        3,840        *
SGS Family Limited
  Partnership...............       3,296         *             --             398        2,898        *
Charles W. Robins...........       2,057         *             --             248        1,809        *
James Westra................       2,057         *             --             248        1,809        *
Terrence M. Mullen..........       1,969         *             --             238        1,731        *
Adam L. Suttin..............       1,644         *             --             198        1,446        *
Andrew D. Flaster...........       1,023         *             --             123          900        *
Wendy L. Masler.............         955         *             --             115          840        *
Kristina A. Weinberg........         955         *             --             115          840        *
Todd M. Abbrecht............         791         *             --              96          695        *
Kent R. Weldon..............         263         *             --              32          231        *


------------------
  * Less than one percent.

 (1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock subject to the terms of the Stockholders' Agreement.

 (2) Each Over-Allotment Selling Stockholder is a Lee Investor, including certain present and former employees of Thomas H. Lee Company. See 'Risk Factors -- Concentration of Ownership'.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (3) Includes 2,048,808 shares of Common Stock held of record by Thomas H. Lee Equity Partners, L.P. ('THLEP'), the general partner of which is THL Equity Advisors Limited Partnership, a Massachusetts limited partnership of which Mr. Lee is a general partner, and 298,721 shares of Common Stock held of record by 1989 Thomas H. Lee Nominee Trust (the 'Nominee Trust'). If the over-allotment option is exercised in full, THLEP will sell 247,298 shares and the Nominee Trust will sell 27,655 shares, following which 1,801,510 shares of Common Stock will be held of record by THLEP and 271,066 will be held of record by the Nominee Trust. If the over-allotment option is not exercised, Mr. Lee will beneficially own 24.4% of the Common Stock following the Offering. Mr. Lee's address is c/o Thomas H. Lee Capital, L.L.C., 590 Madison Avenue, New York, New York 10022.



 (4) Includes 953,029 shares of Common Stock held of record by Equity-Linked Investors, L.P. ('ELI-I') and 704,412 shares of Common Stock held of record by Equity-Linked Investors-II ('ELI-II'). All 953,029 shares owned by ELI-I are being sold in the Offering. ELI-I and ELI-II are limited partnerships, the general partners of which are Rohit M. Desai Associates and Rohit M. Desai Associates-II (together, the 'General Partners'), respectively. As general partners, the General Partners have the power to vote and dispose of these securities. Rohit M. Desai is the managing general partner of each of the General Partners. Mr. Desai is also the sole stockholder, chairman of the board and president of Desai Capital Management Incorporated ('DCMI'), which acts as an investment advisor to ELI-I and ELI-II. Under the investment advisory agreements between DCMI and each of ELI-I and ELI-II, decisions as to the voting or disposition of these securities may be made by DCMI. DCMI and Mr. Desai disclaim beneficial ownership of the securities. The address of Mr. Desai, ELI-I and ELI-II is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

 (5) Includes options to acquire 40,000 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share.

 (6) The address of Messrs. Cornstein, Reiner, Scheckner, Stein and Kaplan and Ms. Philip is in care of the Company, 521 Fifth Avenue, New York, New York 10175.

 (7) Includes options to acquire 23,088 shares of Common Stock granted in 1994 having an exercise price of $14.00 per share. In accordance with applicable Commission rules, does not include 346,175 shares subject to options not exercisable within 60 days.

 (8) Includes options to acquire 13,333 shares of Common Stock granted in 1993 having an exercise price of $12.00 per share, options to acquire 13,334 shares of Common Stock granted in 1993 having an exercise price of $16.50 per share, options to acquire 10,000 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share and options to acquire 10,000 shares of Common Stock granted in 1996 having an exercise price of $11.16 per share. Mr. Matthew's address is 650 Madison Avenue, New York, New York 10022.


 (9) Includes options to acquire 14,584 shares from the Nominee Trust. Mr. Smith's address is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.


(10) Includes options to acquire 9,600 shares of Common Stock granted in 1993 having an exercise price of $7.23 per share and options to acquire 4,000 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share.

(11) Includes options to acquire 13,333 shares of Common Stock granted in 1995 having an exercise price of $11.19 per share.

(12) Includes options to acquire 7,200 shares of Common Stock granted in 1993 having an exercise price of $7.23 per share and options to acquire 3,333 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share.

(13) Includes options to acquire 147,221 shares having exercise prices ranging from $7.23 to $16.50 per share.


(14) Includes options to acquire 14,596 shares from the Nominee Trust.



(15) Includes options to acquire 10,943 shares from the Nominee Trust.



(16) Includes options to acquire 7,614 shares from the Nominee Trust.



(17) Includes options to acquire 6,563 shares from the Nominee Trust.



(18) Includes options to acquire 6,562 shares from the Nominee Trust.



(19) Includes options to acquire 6,563 shares from the Nominee Trust.



(20) Includes options to acquire 2,184 shares from the Nominee Trust.

                              CERTAIN TRANSACTIONS

THE 1993 RECAPITALIZATION

     In connection with the Recapitalization Transactions, the Lee Investors and the Desai Investors invested in units consisting of the Company's Series C Preferred Stock and Common Stock. Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions resulted in the Lee Investors and the Desai Investors obtaining beneficial ownership of 52.6% of the then-outstanding Common Stock.

     The Recapitalization Transactions also included the public issuance by the Company of units consisting of the Debentures and Common Stock, the public issuance by Finlay Jewelry of the Notes and the refinancing of the Company's outstanding term loans and revolving indebtedness with the Revolving Credit Facility. In connection with the Recapitalization Transactions, certain executive officers and directors of the Company and Finlay Jewelry entered into new employment agreements with Finlay. Also in connection with the Recapitalization Transactions, Finlay entered into the Lee Management Agreement with an affiliate of the Lee Investors and the Desai Management Agreement with an affiliate of the Desai Investors. In July 1993, Finlay entered into a consulting agreement with Norman Matthews, which agreement was terminated, in part, upon completion of the Initial Public Offering. See '-- Employment Agreements and Change of Control Arrangements', '-- Compensation Committee Interlocks and Insider Participation' and '-- Directors' Compensation' under the caption 'Management -- Executive Compensation'.

THE INITIAL PUBLIC OFFERING, SERIES C EXCHANGE AND STOCKHOLDER PURCHASE

     In April 1995, the Company completed the Initial Public Offering, in which 2,615,000 shares of Common Stock were sold to the public at a price of $14.00 per share, 2,500,000 of which were sold by the Company and 115,000 of which were sold by certain non-management selling stockholders. The Company used the net proceeds of the Initial Public Offering to repurchase a portion of the outstanding Debentures and the balance thereof to reduce a portion of the outstanding balance under, and accrued interest on, the Revolving Credit Facility and to pay transaction costs. As part of the Initial Public Offering, the Lee Investors, the Desai Investors and the Management Stockholders purchased an aggregate of 208,163 shares of Common Stock from the underwriters of the Initial Public Offering at the initial public offering price of $14.00 per share. Immediately prior to completion of the Initial Public Offering, the holders of the Company's Series C Preferred Stock exchanged all outstanding shares of Series C Preferred Stock with the Company for 2,581,784 shares of Common Stock. For the purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through April 13, 1995, paid in kind at a quarterly rate of 2.5%, and (ii) exchanged for Common Stock at the price of the Initial Public Offering. In connection with the Series C Exchange, a $10,000,000 non-recurring, non-cash charge representing the difference between the liquidation value and the carrying value of the Series C Preferred Stock was recorded.

STOCKHOLDERS' AGREEMENT

     Prior to completion of the Initial Public Offering, the Lee Investors, the Desai Investors, the Management Stockholders, all employees holding options to purchase Common Stock, certain private investors and the Company entered into the Stockholders' Agreement, which sets forth certain rights and obligations of the parties with respect to the Common Stock and corporate governance of the Company. Any employees of Finlay not parties to the Stockholders' Agreement who received options to purchase Common Stock in connection with their employment have been, and will continue to be, required to become parties to the Stockholders' Agreement.

     The Stockholders' Agreement, as amended, provides that the parties thereto must vote their shares to fix the number of members of the Board of Directors of the Company at eight and to vote in favor of six directors who are nominated as follows: two by the Lee Investors; one by the Desai Investors; two by Mr. Cornstein (one of whom must be a management employee of the Company); and one by

Mr. Reiner. Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding or in certain cases are no longer an employee of the Company. The designees of the Lee Investors currently serving on the Board of Directors are Messrs. Lee and Smith; the designee of the Desai Investors is Mr. Desai; the designees of Mr. Cornstein are Messrs. Cornstein and Kaplan; and Mr. Reiner is his own designee. The Stockholders' Agreement also provides for the Executive Committee to consist of five directors, including one director not a party to the Stockholders' Agreement selected by the Board of Directors, one member designated by Mr. Lee (so long as the Lee Investors have the right to designate a nominee for director), one member designated by the Desai Investors (so long as the Desai Investors have the right to designate a nominee for director) and two members designated by Mr. Cornstein (which number will be reduced to one if Mr. Cornstein is only entitled to designate one nominee for director and none if Mr. Cornstein ceases to have the right to designate a nominee for director). When a stockholder or group of stockholders loses the right to designate a director, such director is to be designated instead by a majority of the directors of the Company. The Executive Committee of the Company's Board consists at present of Messrs. Lee, Desai, Matthews, Cornstein and Kaplan.

     In addition, the Stockholders' Agreement provides that the parties thereto have (i) certain 'come along' rights allowing them to participate in private sales of Common Stock by parties selling at least a majority of the outstanding shares of Common Stock and (ii) certain 'take along' rights allowing parties who are selling at least a majority of the outstanding shares of Common Stock to require the other parties to the Stockholders' Agreement to sell all or a portion of their shares of Common Stock to the same purchaser in the same transaction on the same terms.

REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement grants certain registration rights to the Lee Investors, the Desai Investors, certain other investors and the Management Stockholders. Lee Investors and Desai Investors who together hold at least 31% of the outstanding 'Registrable Securities' (as defined in the Registration Rights Agreement) are entitled to request jointly, and the Company shall be obligated to effect, up to three registrations of 'Registrable Securities'. On or after June 1, 1998, the Lee Investors and the Desai Investors may demand registration without the other under certain circumstances. The Registration Rights Agreement also provides that stockholders who are parties thereto (other than the Lee Investors and the Desai Investors) holding in the aggregate at least 20% of the 'Registrable Securities' then outstanding will have the right on one occasion to require the Company to file a registration statement with the Commission covering all or a portion of their 'Registrable Securities' in certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act, either for its own account or for the account of others (other than a registration statement that relates to employee benefit plans or is otherwise unavailable for registering the 'Registrable Securities' for sale to the public), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions and priorities, to request that the

Company register its shares of Common Stock in connection with such registration. Equity-Linked Investors, L.P., one of the Desai Investors, has requested that the Company register all of the 953,029 shares of Common Stock owned by it for sale in the Offering. See 'Principal and Selling Stockholders'. Under the Registration Rights Agreement, the holders of 'Registrable Securities', on the one hand, and the Company, on the other, agree to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with any registration of shares subject to the Registration Rights Agreement.

CERTAIN OTHER TRANSACTIONS

     Prior to completion of the Initial Public Offering, Finlay entered into indemnification agreements with each of Finlay's directors and certain executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein) Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay covers each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Company's Certificate of Incorporation and the DGCL, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

     The law firm of Zimet, Haines, Friedman & Kaplan provides legal services to Finlay Jewelry and the Company. James Martin Kaplan, a director of Finlay Jewelry and the Company, is a partner with Zimet, Haines, Friedman & Kaplan. In 1995, Finlay Jewelry and the Company paid an aggregate of $904,460 for legal services rendered to them by such law firm.

     For information relating to certain transactions involving members of management or others, see '-- Compensation Committee Interlocks and Insider Participation' and '-- Employment Agreements and Change of Control Arrangements' under the caption 'Management -- Executive Compensation'.

                          DESCRIPTION OF CAPITAL STOCK

     Prior to giving effect to the Offering, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 7,569,478 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding. The only shares of Common Stock reserved for issuance by the Company's Board of Directors are the 1,002,846 shares of Common Stock reserved for future issuance pursuant to the Incentive Plans. See 'Risk Factors

-- Limited Public Market for Common Stock; Volatility of Market Price'.

     Immediately following consummation of the Offering, the authorized capital stock of the Company will consist of (i) 25,000,000 shares of Common Stock, of which 9,616,449 shares will be outstanding and (ii) 1,000,000 shares of preferred stock, none of which shares will be outstanding.

COMMON STOCK

     VOTING RIGHTS. The Company's Certificate of Incorporation provides that holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors.

     DIVIDENDS. Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets. Finlay's debt arrangements limit the ability of the Company to pay dividends. See 'Risk Factors -- Substantial Leverage', 'Risk Factors -- Restriction on Payment of Dividends' and 'Dividend Policy'. The Company expects that there will be no source of funds available to it for the payment of distributions other than dividends or other distributions paid to the Company by Finlay Jewelry.

     OTHER RIGHTS. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock that may be issued subsequent to the Offering, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is Marine Midland Bank.

PREFERRED STOCK

     The Company's ability to issue preferred stock is subject to restrictions contained in the Indentures and the Revolving Credit Agreement. Future financing agreements may also restrict the Company's ability to issue preferred stock. The Company's Board of Directors is authorized to issue up to 1,000,000 shares of preferred stock from time to time in one or more classes or series and with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may be permitted to fix under the laws of the State of

Delaware as in effect at the time such class or series is created.

CLASSIFICATION OF DIRECTORS

     The Company's Board of Directors is classified into three classes which shall at all times contain, as nearly as practicable, an equal number of directors. The members of each class will serve staggered three-year terms. At each annual meeting of stockholders, Directors will be elected for a full three-year term to succeed those Directors whose terms are expiring. The Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See 'Management -- Executive Officers and Directors' and 'Certain Transactions -- Stockholders' Agreement'.

DIRECTORS' LIABILITY

     The Company has included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transaction from which the director derived an improper personal benefit. However, these provisions will not limit the liability of the Company's directors under federal securities laws. Management believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DGCL

     The Company is subject to Section 203 of the DGCL. Section 203 prohibits publicly held Delaware corporations from engaging in a 'business combination' with an 'interested stockholder' for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a 'business combination' is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock. The Lee Investors and the Desai Investors are not subject to the foregoing restrictions.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 9,616,449 shares of Common Stock. Of the 9,616,449 shares of Common Stock outstanding, the 3,000,000 shares offered hereby are being registered under the Securities Act. In addition, 2,615,000 shares were registered under the Securities Act and sold in the Initial Public Offering and 130,667 shares were registered under the Securities Act when issued by the Company and sold in units with the Debentures in May 1993. All of such shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased or acquired by an 'affiliate' of the Company (as that term is defined under the rules and regulations under the Securities Act). In addition, the outstanding shares of Common Stock include an aggregate of 1,065,879 shares purchased by the Lee Investors and the Desai Investors in May 1993 in connection with the Recapitalization Transactions which were registered under the Securities Act when issued by the Company and are not 'restricted securities' within the meaning of Rule 144; however, so long as the holders of such shares remain 'affiliates' and for 90 days thereafter, any sales of such shares will be subject to the volume limitations and certain other restrictions specified in Rule 144. The outstanding Common Stock also includes 79,750 shares issued upon the exercise of options under the 1993 Plan, all of which were registered under the Securities Act and are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased or acquired by an 'affiliate' of the Company. The remaining shares of Common Stock are 'restricted securities' and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

     The Company has reserved 1,002,846 shares for future issuance pursuant to the Incentive Plans. All of these shares have been registered under the Securities Act and will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased or acquired by an 'affiliate' of the Company.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned 'restricted' shares for at least one year, including persons who may be deemed to be 'affiliates' of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (96,164 shares after giving effect to the Offering) or (ii) the average weekly trading volume of Common Stock during the four calendar weeks preceding the date on which a notice of sale is filed with the Commission. A person (or persons whose shares are aggregated) who is not at any time during the 90 days preceding a sale an 'affiliate' is entitled to sell such shares under Rule 144, commencing two years after the date such shares were acquired from the Company or an affiliate of the Company, without regard to the volume limitations described above. As currently defined in Rule 144, an 'affiliate' of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales under Rule 144 are subject to certain other restrictions relating to manner of sale, notice and the availability of current public information about the Company.

     The Company has agreed not to register for sale, and the Company, the Lee Investors, the Desai Investors, the Selling Stockholder, the Over-Allotment Selling Stockholders and the current directors and executive officers of Finlay who hold Common Stock or options to purchase Common Stock have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for, or represent the right to receive, shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives of the Underwriters, except, in the case of the Company, the Selling Stockholder and the Over-Allotment Selling Stockholders, for the shares of Common Stock offered in connection with the Offering and, in the case of the Company, securities issued by the Company pursuant to employee stock option plans existing on the date of this Prospectus.

     The Lee Investors, the Desai Investors, the Management Stockholders and certain other individuals have the right to demand registration under the Securities Act of their shares of Common Stock and have the right to have their shares of Common Stock included in future registered public offerings of securities by the Company. These stockholders have agreed not to exercise such rights for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See 'Certain Transactions -- Registration Rights Agreement'.

     Prior to the Offering, there has been a limited public market for Common Stock and no prediction can be made as to the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of significant amounts of such shares in the public market or the availability of large amounts of shares for sale could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See 'Risk Factors -- Limited Market for Common Stock; Volatility of Market Price' and 'Risk Factors -- Shares Eligible For Future Sale'.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company, the Selling Stockholder and the Over-Allotment Selling Stockholders by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and for the Underwriters by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

     The audited Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and its public reference facilities in New York, New York and Chicago, Illinois. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement, which may be inspected or copied at the addresses and Web site indicated above.

                            FINLAY ENTERPRISES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................................................................   F-2

Consolidated Statements of Operations for the years ended January 28, 1995,
  February 3, 1996 and February 1, 1997 and the twenty-six weeks ended
  August 3, 1996 (unaudited) and August 2, 1997 (unaudited).................................................   F-3

Consolidated Balance Sheets as of February 3, 1996 and February 1, 1997 and as of
  August 2, 1997 (unaudited)................................................................................   F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended
  January 28, 1995, February 3, 1996 and February 1, 1997 and the twenty-six weeks ended August 2, 1997
  (unaudited)...............................................................................................   F-5


Consolidated Statements of Cash Flows for the years ended January 28, 1995,
  February 3, 1996 and February 1, 1997 and the twenty-six weeks ended August 3, 1996 (unaudited) and August
  2, 1997 (unaudited).......................................................................................   F-6

Notes to Consolidated Financial Statements..................................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stockholders and Board of Directors
  of Finlay Enterprises, Inc.:

     We have audited the accompanying consolidated balance sheets of Finlay Enterprises, Inc. (a Delaware corporation) and subsidiaries as of February 3, 1996 and February 1, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fifty-two weeks ended January 28, 1995, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Finlay Enterprises, Inc. and subsidiaries as of February 3, 1996 and February 1, 1997, and the results of their operations and their cash flows for the fifty-two weeks ended January 28, 1995, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended February 1, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
March 18, 1997

                            FINLAY ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 (UNAUDITED)
                                                                               TWENTY-SIX WEEKS

                                                YEAR ENDED                          ENDED
                                 -----------------------------------------   --------------------
                                 JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,   AUGUST 3,  AUGUST 2,
                                    1995           1996           1997         1996       1997
                                 -----------    -----------    -----------   ---------  ---------
Sales.........................    $ 552,090      $ 654,491      $ 685,274    $267,907   $282,652
Cost of sales.................      261,263        314,029        330,300     129,883    137,834
                                 -----------    -----------    -----------   ---------  ---------
  Gross margin................      290,827        340,462        354,974     138,024    144,818
Selling, general and
  administrative expenses.....      240,274        282,504        290,138     126,169    131,591
Depreciation and
  amortization................        8,910          9,659         10,840       5,384      5,692
Management transition and
  consulting expense..........        5,144           --             --          --         --
                                 -----------    -----------    -----------   ---------  ---------
  Income (loss) from
    operations................       36,499         48,299         53,996       6,471      7,535
Proceeds from life
  insurance...................         --           (5,000)          --          --         --
Interest expense, net.........       28,488         29,705         31,204      15,245     16,148
                                 -----------    -----------    -----------   ---------  ---------
  Income (loss) before income
    taxes.....................        8,011         23,594         22,792      (8,774)    (8,613)
Provision (credit) for income
  taxes.......................        5,280          9,343         11,035      (2,807)    (3,009)
                                 -----------    -----------    -----------   ---------  ---------
  Net income (loss)...........        2,731         14,251         11,757      (5,967)    (5,604)
Dividends and amortization of
  discount on Preferred Stock
  and accretion on conversion
  of Preferred Stock..........        3,332         10,717          --           --        --
                                 -----------    -----------    -----------   ---------  ---------
Net income (loss) applicable
  to common shares............    $    (601)     $   3,534      $  11,757    $ (5,967)  $ (5,604)
                                 -----------    -----------    -----------   ---------  ---------
                                 -----------    -----------    -----------   ---------  ---------
Net income (loss) per share
  applicable to common
  shares......................    $   (0.27)     $    0.53      $    1.55    $  (0.80)  $  (0.75)
                                 -----------    -----------    -----------   ---------  ---------
                                 -----------    -----------    -----------   ---------  ---------
Weighted average shares
  outstanding (a).............    2,260,892      6,639,727      7,569,529    7,481,027  7,497,210
                                 -----------    -----------    -----------   ---------  ---------
                                 -----------    -----------    -----------   ---------  ---------

------------------
(a) The weighted average shares outstanding for 1994 and 1995 are based on the number of shares of Common Stock issued and outstanding after reflecting the stock split discussed in Note 6 as if such split occurred on January 30, 1994.


  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                          (UNAUDITED)
                                                                            FEBRUARY 3,    FEBRUARY 1,     AUGUST 2,
                                                                               1996           1997           1997
                                                                            -----------    -----------    -----------
                                                       ASSETS
Current assets
  Cash and cash equivalents..............................................    $  26,014      $  20,846      $   3,453
  Accounts receivable -- department stores...............................       18,889         15,362         29,884
  Other receivables......................................................        2,860          4,350          7,231
  Merchandise inventories................................................      195,926        222,445        221,393
  Prepaid expenses and other.............................................        1,526          1,437          2,079
                                                                            -----------    -----------    -----------
    Total current assets.................................................      245,215        264,440        264,040
                                                                            -----------    -----------    -----------
Fixed assets
  Equipment, fixtures and leasehold improvements.........................       65,206         73,223         81,235
  Less -- accumulated depreciation and amortization......................       22,735         21,423         25,141
                                                                            -----------    -----------    -----------
    Fixed assets, net....................................................       42,471         51,800         56,094
                                                                            -----------    -----------    -----------
Deferred charges and other assets........................................        9,012          9,770         11,615
Goodwill.................................................................       98,447         95,263         93,646
                                                                            -----------    -----------    -----------
    Total assets.........................................................    $ 395,145      $ 421,273      $ 425,395
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable..........................................................    $  --          $  --          $ 111,522
  Current portion of long-term debt......................................          206              2              4
  Accounts payable -- trade..............................................      125,817        133,252         48,103
  Accrued liabilities:
    Accrued salaries and benefits........................................       14,100         15,061         12,242
    Accrued miscellaneous taxes..........................................        4,160          4,148          5,110
    Accrued insurance....................................................        1,115            762            941
    Accrued interest.....................................................        3,703          3,833          4,188
    Accrued management transition and consulting.........................        2,418          1,787          1,377
    Other................................................................       16,093         15,124          8,813
  Income taxes payable...................................................       10,372         12,046          3,656
  Deferred income taxes..................................................          836            809            494
                                                                            -----------    -----------    -----------

       Total current liabilities.........................................      178,820        186,824        196,450
Long-term debt...........................................................      202,905        211,427        216,084
Other non-current liabilities............................................          636            517            507
                                                                            -----------    -----------    -----------
       Total liabilities.................................................      382,361        398,768        413,041
                                                                            -----------    -----------    -----------
Stockholders' equity
  Common Stock, par value $.01 per share; authorized
    25,000,000 shares; issued and outstanding 7,524,356,
    7,558,838 and 7,569,478 shares, respectively.........................           75             76             76
  Additional paid-in capital.............................................       47,459         47,725         47,850
  Distributions to investor group in excess of carryover basis...........      (24,390)       (24,390)       (24,390)
  Note receivable from stock sale........................................       (1,001)        (1,001)        (1,001)
  Retained earnings (deficit)............................................       (8,612)         3,145         (2,459)
  Foreign currency translation adjustment................................         (747)        (3,050)        (7,722)
                                                                            -----------    -----------    -----------
                                                                                12,784         22,505         12,354
                                                                            -----------    -----------    -----------
       Total liabilities and stockholders' equity........................    $ 395,145      $ 421,273      $ 425,395
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DISTRIBUTIONS
                                  COMMON STOCK                       TO            NOTE                FOREIGN
                                -----------------  ADDITIONAL  INVESTOR GROUP   RECEIVABLE  RETAINED   CURRENCY       TOTAL
                                 NUMBER             PAID-IN     IN EXCESS OF       FROM     EARNINGS  TRANSLATION STOCKHOLDERS'
                                OF SHARES  AMOUNT   CAPITAL    CARRYOVER BASIS  STOCK SALE  (DEFICIT) ADJUSTMENT     EQUITY
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------

Balance, January 29, 1994...... 2,256,107   $ 23    $(20,887)     $ (24,390)     $ --       $(11,545)  $ --         $ (56,799)
  Net income (loss)............    --       --        --            --             --          2,731     --             2,731
  Dividends on Series C
    Preferred Stock............    --       --        --            --             --         (3,332)    --            (3,332)
  Foreign currency translation
    adjustment.................    --       --        --            --             --          --          (334)         (334)
  Issuance of Common Stock
    in exchange for
    Note receivable............   138,525      1       1,650        --             (1,001)     --        --               650
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------
Balance, January 28, 1995...... 2,394,632     24     (19,237)       (24,390)       (1,001)   (12,146)      (334)      (57,084)
  Net income (loss)............    --       --        --            --             --         14,251     --            14,251
  Dividends on Series C

    Preferred Stock............    --       --        --            --             --           (717)    --              (717)
  Foreign currency translation
    adjustment.................    --       --        --            --             --          --          (413)         (413)
  Exercise of stock options....    47,940   --           444        --             --          --        --               444
  Issuance of Common Stock..... 2,500,000     25      30,133        --             --          --        --            30,158
  Conversion of Series C
    Preferred Stock to
    Common Stock............... 2,581,784     26      36,119        --             --        (10,000)    --            26,145
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------
Balance, February 3, 1996...... 7,524,356     75      47,459        (24,390)       (1,001)    (8,612)      (747)       12,784
  Net income (loss)............    --       --        --            --             --         11,757     --            11,757
  Foreign currency translation
    adjustment.................    --       --        --            --             --          --        (2,303)       (2,303)
  Exercise of stock options....    34,482      1         266        --             --          --        --               267
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------
Balance, February 1, 1997...... 7,558,838     76      47,725        (24,390)       (1,001)     3,145     (3,050)       22,505
  Net income (loss)............    --       --        --            --             --         (5,604)    --            (5,604)
  Foreign currency translation
    adjustment.................    --       --        --            --             --          --        (4,672)       (4,672)
  Exercise of stock options....    10,640   --           125        --             --          --        --               125
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------
Balance, August 2, 1997
  (unaudited).................. 7,569,478   $ 76    $ 47,850      $ (24,390)     $ (1,001)  $ (2,459)  $ (7,722)    $  12,354
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------
                                ---------  ------  ----------  ---------------  ----------  --------  ----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                   (UNAUDITED)
                                                                                                                TWENTY-SIX WEEKS
                                                                                                                      ENDED
                                                                            YEAR ENDED                        ---------------------
                                                        --------------------------------------------------                  AUGUST
                                                         JANUARY 28,       FEBRUARY 3,       FEBRUARY 1,      AUGUST 3,       2,
                                                             1995              1996              1997           1996         1997
                                                        --------------    --------------    --------------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................................      $  2,731          $ 14,251          $ 11,757       $  (5,967)   $ (5,604)
  Adjustments to reconcile net income (loss) to net
    cash provided from (used in) operating
    activities:
  Depreciation and amortization......................         9,935            10,764            12,067           5,995       6,315
  Imputed interest on debentures.....................         7,385             7,697             8,494           4,122       4,634
  Other, net.........................................        (1,184)           (1,534)           (1,105)           (516)       (951)

  Changes in operating assets and liabilities, net of
    effects from purchase of Sonab (Note 12):
    (Increase) decrease in accounts and other
      receivables....................................        (3,642)           (9,856)            1,548         (15,522)    (18,267)
    Increase in merchandise inventories..............       (29,412)          (35,601)          (28,380)        (12,965)     (2,146)
    (Increase) decrease in prepaid expenses and
      other..........................................            57              (267)               72          (1,642)       (675)
    Increase (decrease) in accounts payable and
      accrued liabilities............................        41,327             9,783             8,645         (68,393)   (101,653)
    Decrease in deferred income taxes................        (2,376)             (539)              (27)         --           --
                                                        --------------    --------------    --------------    ---------    --------
      NET CASH PROVIDED FROM (USED IN) OPERATING
        ACTIVITIES...................................        24,821            (5,302)           13,071         (94,888)   (118,347)
                                                        --------------    --------------    --------------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of equipment, fixtures and leasehold
    improvements.....................................       (11,228)          (14,933)          (17,533)         (7,224)     (8,477)
  Payment for purchase of Sonab, net of cash
    acquired.........................................          (276)          --                --               --           --
  Other, net.........................................          (858)           (1,582)             (621)            (99)     (1,718)
                                                        --------------    --------------    --------------    ---------    --------
    NET CASH USED IN INVESTING ACTIVITIES............       (12,362)          (16,515)          (18,154)         (7,323)    (10,195)
                                                        --------------    --------------    --------------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from revolving credit facility............       392,911           439,720           442,947         260,421     297,109
  Principal payments on revolving credit facility....      (392,911)         (439,720)         (442,947)       (182,476)   (185,587)
  Repayment of Sonab loans...........................        (9,418)          --                --               --           --
  Repurchase of debentures...........................       --                 (5,789)          --               --           --
  Net proceeds from initial public offering of common
    stock............................................       --                 30,158           --               --           --
  Other, net.........................................        (1,103)               75                61               4         126
                                                        --------------    --------------    --------------    ---------    --------
    NET CASH PROVIDED FROM (USED IN) FINANCING
      ACTIVITIES.....................................       (10,521)           24,444                61          77,949     111,648
                                                        --------------    --------------    --------------    ---------    --------
    EFFECT OF EXCHANGE RATE CHANGES
      ON CASH........................................            (5)             (221)             (146)            (21)       (499)
                                                        --------------    --------------    --------------    ---------    --------
    INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS....................................         1,933             2,406            (5,168)        (24,283)    (17,393)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......        21,675            23,608            26,014          26,014      20,846
                                                        --------------    --------------    --------------    ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............      $ 23,608          $ 26,014          $ 20,846       $   1,731    $  3,453
                                                        --------------    --------------    --------------    ---------    --------
                                                        --------------    --------------    --------------    ---------    --------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FINLAY ENTERPRISES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION OF THE COMPANY, INITIAL PUBLIC OFFERING AND THE RECAPITALIZATION TRANSACTIONS

     Finlay Enterprises, Inc. (the 'Company'), a Delaware corporation, conducts business through its wholly owned subsidiary, Finlay Fine Jewelry Corporation and its wholly owned subsidiaries ('Finlay Jewelry'). References to 'Finlay' mean collectively, the Company, Finlay Jewelry and all predecessor businesses. Finlay is a retailer of fine jewelry products and primarily operates leased fine jewelry departments in department stores throughout the United States and France. Finlay also operates leased fine jewelry departments in the United Kingdom and Germany. All references herein to leased departments refer to departments operated pursuant to license agreements or other arrangements with host department stores.

INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS

     On April 6, 1995, the Company completed an initial public offering (the 'Initial Public Offering') of 2,500,000 shares of its common stock, par value $.01 per share ('Common Stock'), at a price of $14.00 per share. An additional 115,000 shares were sold by non-management selling stockholders. Net proceeds from the Initial Public Offering after deducting the underwriting discount of $2,300,000 and expenses of approximately $2,500,000 incurred in connection with the Initial Public Offering, were $30,200,000. The net proceeds were used to repurchase $6,103,000 accreted balance of the Company's 12% Senior Discount Debentures due 2005 (the 'Debentures') at a price equal to $5,789,000, or approximately 95% of the accreted amount. The balance of the net proceeds were used to reduce a portion of the outstanding indebtedness under Finlay's $135,000,000 Revolving Credit Facility (the 'Revolving Credit Facility') with General Electric Capital Corporation ('G.E. Capital'), which was accounted for as a capital contribution to Finlay Jewelry. Refer to Note 13 for a discussion of a subsequent amendment to the Revolving Credit Facility.

     Immediately prior to the completion of the Initial Public Offering, the holders of the Company's 10% Series C Cumulative Preferred Stock ('Series C Preferred Stock') exchanged all outstanding shares of Series C Preferred Stock with the Company for 2,581,784 shares of Common Stock (the 'Series C Exchange'). For purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through the date of completion of the Series C Exchange, paid in kind at a quarterly rate of 2.5% and (ii) exchanged for Common Stock at the initial public offering price of $14.00 per share.

     G.E. Capital agreed to reduce the interest rate on the Revolving Credit Facility by 0.5% concurrent with the Initial Public Offering. The Company and G.E. Capital amended the Revolving Credit Facility in March 1995 pursuant to which the Company became a co-obligor with Finlay Jewelry under the Revolving Credit Facility with respect to a portion of the borrowings thereunder.

THE 1993 RECAPITALIZATION

     In May 1993, an affiliate of Thomas H. Lee Company (together with its affiliated transferees, the 'Lee Investors') and partnerships managed by Desai Capital Management Incorporated (collectively, the 'Desai Investors'), acquired 36.8% and 24.5%, respectively, of the outstanding voting securities of the

Company in a series of transactions which recapitalized the Company (the 'Recapitalization Transactions'). Following the Recapitalization Transactions, management maintained a substantial equity interest in the Company.

     The Recapitalization Transactions included an investment by the Lee Investors (the 'Lee Investment') and the Desai Investors (the 'Desai Investment') in units consisting of the Series C Preferred Stock and Common Stock. Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- ORGANIZATION OF THE COMPANY, INITIAL PUBLIC OFFERING AND THE RECAPITALIZATION TRANSACTIONS (CONTINUED)

resulted in the Lee Investors and the Desai Investors obtaining 52.6% beneficial ownership of the outstanding Common Stock.

     The Recapitalization Transactions also included the public issuance by the Company of units consisting of Debentures and Common Stock, the public issuance by Finlay Jewelry of the 10 5/8 Senior Notes due 2003 (the 'Notes') and the refinancing of the Company's outstanding term loans (the 'WCC Term Loans') and revolving indebtedness (the 'WCC Revolving Credit Facility' and collectively with the WCC Term Loans, the 'WCC Loans') with Westinghouse Credit Corporation ('WCC'). The WCC Revolving Credit Facility was replaced by the $110 million Revolving Credit Facility with G.E. Capital. The Revolving Credit Facility was amended at the time of the acquisition of Societe Nouvelle d'Achat de Bijouterie -S.O.N.A.B. ('Sonab') in October 1994 to, among other things, increase the amount available thereunder to $135 million. See Notes 4, 12 and 13.

ORGANIZATION AND THE 1988 LEVERAGED RECAPITALIZATION

     Finlay Jewelry was initially incorporated on August 2, 1985 as SL Holdings Corporation ('SL Holdings'). The Company, a Delaware corporation incorporated on November 22, 1988, was organized by certain officers and directors (the 'Investor Group') of SL Holdings to acquire certain operations of SL Holdings. In connection with the reorganization ('1988 Leveraged Recapitalization'), which resulted in the merger of a wholly owned subsidiary of the Company into SL Holdings, SL Holdings changed its name to Finlay Fine Jewelry Corporation and became a wholly owned subsidiary of the Company.

     The 1988 Leveraged Recapitalization was accounted for as a purchase in the accompanying financial statements. Accordingly, the excess of the purchase price over the net assets of Finlay Jewelry has been assigned to goodwill. Since certain members of the Investor Group beneficially owned shares of SL Holdings before the 1988 Leveraged Recapitalization and owned shares of the Company after the 1988 Leveraged Recapitalization, the purchase method of accounting does not apply to their ownership interest in SL Holdings. Accordingly, for accounting purposes, stockholders' equity reflects the total shares of SL Holdings owned by the Investor Group at their respective adjusted historical costs, reduced by the consideration paid for the SL Holdings shares owned by the Investor Group. This resulted in a reduction in stockholders' equity of $24,390,000 and is reflected as Distributions to investor group in excess of carryover basis in the accompanying Consolidated Balance Sheets.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING AND PRESENTATION: The accompanying Consolidated Financial Statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results may differ from these estimates.

     FISCAL YEAR: The Company's fiscal year ends on the Saturday closest to January 31. References to 1994, 1995, 1996 and 1997 relate to the fiscal years ended on January 28, 1995, February 3, 1996, February 1, 1997 and January 31, 1998. Each of the fiscal years includes 52 weeks except 1995, which includes 53 weeks.

     MERCHANDISE INVENTORIES: Consolidated inventories are stated at the lower of cost or market with cost for the domestic operations determined by the last-in, first-out ('LIFO') method. Market represents estimated realizable value after providing for a normal profit margin. The cost to Finlay of gold merchandise sold on consignment, which typically varies with the price of gold, is not fixed until the sale is reported to the vendor following the sale of the merchandise. Finlay at times enters into futures

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

contracts, such as options or forwards, based upon the anticipated sales of gold product in order to hedge against the risk arising from those payment arrangements. Changes in the market value of futures contracts are accounted for as an addition to or reduction from the inventory cost. For the years ended January 28, 1995, February 3, 1996 and February 1, 1997, and the twenty-six weeks ended August 3, 1996 (unaudited) and August 2, 1997 (unaudited), the gain/loss on open futures contracts was not material. The Company did not have any open positions in futures contracts for gold at February 3, 1996 or February 1, 1997. In May 1997, the Company entered into a hedging arrangement whereby its exposure to the fluctuation in the price of gold is limited for the balance of 1997 (unaudited).

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization, except where otherwise indicated, are computed by the straight-line method over the estimated useful lives of the fixed assets ranging from three to ten years.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Finlay Jewelry. All significant intercompany transactions have been eliminated in consolidation.


     SOFTWARE DEVELOPMENT COSTS: Costs incurred for the routine operation and maintenance of management information systems are expensed as incurred. It is the Company's policy to capitalize significant amounts relating to software purchased from third party software vendors as well as external consulting costs incurred in the development and improvement of new management information systems.

     INTANGIBLE ASSETS ARISING FROM ACQUISITION: The excess purchase price paid over the fair market value of net assets acquired ('Goodwill') was recorded in accordance with Accounting Principles Board ('APB') Opinion No. 16, 'Accounting for Business Combinations,' and is being amortized on a straight-line basis over 40 years. The Company continually evaluates the carrying value and the economic useful life of Goodwill based on the Company's operating results and the expected future net cash flows and will adjust the carrying value and the related amortization period, if and when appropriate. Amortization of Goodwill for 1994, 1995 and 1996 totaled $2,963,000, $3,149,000 and $3,143,000, respectively. Accumulated amortization of Goodwill at February 3, 1996 and February 1, 1997 totaled $21,408,000 and $24,551,000, respectively.

     FOREIGN CURRENCY TRANSLATION: Results of operations for Finlay Jewelry's foreign subsidiary are translated into U.S. dollars using the average exchange rates during the period, while assets and liabilities are translated using current rates at the applicable balance sheet date in accordance with Statement of Financial Accounting Standards ('SFAS') No. 52, 'Foreign Currency Translation.' The resulting translation adjustments are recorded directly into a separate component of Stockholders' equity. Transaction gains and losses are reported in net income and were not significant in any period reported.

     NET INCOME (LOSS) PER SHARE: Net income (loss) per share was computed based on the weighted average number of shares of Common Stock and common equivalent shares outstanding. Common stock equivalents include options to purchase Common Stock. When dilutive, stock options are included as common equivalent shares using the treasury stock method in accordance with APB Opinion No. 15, 'Earnings per Share.' All share and per share amounts in the Consolidated Financial Statements reflect the Reverse Stock Split (as defined in
Note 6) in conjunction with the Initial Public Offering.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, 'Earnings per Share.' Under SFAS No. 128, the presentation of both basic and diluted earnings per share is required on the statements of operations for periods ending after December 15, 1997, at which time restatement

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

for prior periods will be necessary. Had the provisions of SFAS No. 128 been in effect as of February 1, 1997 and during 1997, the Company would have reported basic net income (loss) per share of $(0.27), $0.55 and $1.59 for 1994, 1995 and 1996, respectively, and $(0.81) (unaudited) and $(0.76) (unaudited) for the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively. Under

SFAS No. 128, diluted net income (loss) per share is equal to the net income
(loss) per share currently disclosed by the Company.

     NET INCOME (LOSS) APPLICABLE TO COMMON SHARES: The Company has reflected in Net income (loss) applicable to common shares, dividends and accretion on conversion of Preferred Stock for each period presented, as appropriate.

     DEBT ISSUANCE COSTS: Debt issuance costs of $8,527,000 arising principally from the Recapitalization Transactions are being amortized using the straight line method over the terms of the related debt agreements. These debt issuance costs totaled approximately $5,600,000 at February 3, 1996 and $4,600,000 at February 1, 1997. The debt issuance costs are reflected as a component of Deferred charges and other assets in the accompanying Consolidated Balance Sheets. Amortization of debt issuance costs for 1994, 1995 and 1996 totaled $1,018,000, $1,037,000 and $1,056,000, respectively, and have been recorded as a component of Interest expense, net in the accompanying Consolidated Statements of Operations. Amortization of debt issuance costs for the twenty-six weeks ended August 3, 1996 and August 2, 1997 totaled $599,000 (unaudited) for each period.

     COST OF SALES: Cost of sales includes the cost of merchandise sold, repair expense, shipping, shrinkage and inventory losses. Buying and occupancy costs such as lease and rental fees are not included in Cost of sales and are reflected in Selling, general and administrative expenses on the Consolidated Statements of Operations.

     STATEMENTS OF CASH FLOWS: The Company considers cash on hand, deposits in banks and deposits in money market funds as cash and cash equivalents. Interest paid during 1994, 1995 and 1996 was $20,071,000, $21,027,000 and $21,480,000,
respectively. Interest paid during the twenty-six weeks ended August 3, 1996 and August 2, 1997 was $10,473,000 (unaudited) and $10,548,000 (unaudited), respectively. Income taxes paid in 1994, 1995 and 1996 totaled $6,567,000, $9,372,000 and $9,368,000, respectively. Income taxes paid for the twenty-six weeks ended August 3, 1996 and August 2, 1997 totaled $6,325,000 (unaudited) and $8,013,000 (unaudited), respectively. Refer to Note 12 for a discussion of the Sonab acquisition.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: Cash, accounts receivable, short-term borrowings, accounts payable and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of these instruments. Marketable securities are recorded in the financial statements at current market values, which approximates cost. The fair values of the Company's debt and off-balance sheet financial instruments are disclosed in Note 4.

     STOCK-BASED COMPENSATION: Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS: SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,' requires long-lived assets as well as identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Upon adoption of this Statement in 1996 and to date, there was no impact on the Company's financial position or results of operations.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SEASONALITY: A significant portion of Finlay's revenues are generated in the fourth quarter due to the seasonality of the retail industry. As such, results for interim periods are not indicative of annual results. Refer to Note 11 for unaudited quarterly financial data.

     UNAUDITED FINANCIAL STATEMENTS: The unaudited consolidated financial statements for the twenty-six weeks ended August 3, 1996 and August 2, 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of August 2, 1997, and the results of operations and cash flows for the twenty-six weeks ended August 3, 1996 and August 2, 1997. The unaudited consolidated financial statements have been prepared on a basis consistent with that of the audited consolidated financial statements as of February 1, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

NOTE 3 -- MERCHANDISE INVENTORIES

     Merchandise inventories consisted of the following:

                                                                                      (UNAUDITED)
                                                        FEBRUARY 3,    FEBRUARY 1,     AUGUST 2,
                                                           1996           1997           1997
                                                        -----------    -----------    -----------
                                                                     (IN THOUSANDS)
Jewelry goods -- rings, watches and other fine
  jewelry (specific identification basis)............    $ 202,860      $ 231,298      $ 230,246
Excess of specific identification cost over LIFO
  inventory value....................................        6,934          8,853          8,853
                                                        -----------    -----------    -----------
                                                         $ 195,926      $ 222,445      $ 221,393
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------

     The LIFO method had the effect of decreasing Income (loss) before income taxes in 1994, 1995 and 1996 by $845,000, $943,000 and $1,919,000, respectively.
For the twenty-six weeks ended August 3, 1996 the LIFO method had the effect of decreasing Income (loss) before income taxes by $391,000 (unaudited). The LIFO method had no effect on Income (loss) before income taxes for the twenty-six weeks ended August 2, 1997 (unaudited). Finlay determines its LIFO inventory value by utilizing selected producer price indices published for jewelry and watches by the Bureau of Labor Statistics. Due to the application of APB Opinion No. 16, inventory valued at LIFO for income tax reporting purposes is approximately $22,000,000 lower than that for financial reporting purposes at February 1, 1997.

     Approximately $199,079,000 and $194,276,000 at February 3, 1996 and
February 1, 1997, respectively, and $205,466,000 (unaudited) at August 2, 1997 of merchandise received on consignment has been excluded from Merchandise inventories and Accounts payable-trade in the accompanying Consolidated Balance Sheets.

     In August 1995, Finlay Jewelry entered into a gold consignment agreement (the 'Gold Consignment Agreement') with Rhode Island Hospital Trust National Bank ('RIHT'), which expires on February 28, 1998. The Gold Consignment Agreement enables Finlay Jewelry to receive merchandise by providing gold, or otherwise making payment, to certain vendors who currently supply Finlay with merchandise on consignment. While the merchandise involved remains consigned, the consignor and title to the gold content of the merchandise changes from the vendors to RIHT. As a result, such

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- MERCHANDISE INVENTORIES (CONTINUED) vendors have reduced their working capital requirements and associated financing costs. Consequently, Finlay has negotiated more favorable prices and terms with the participating vendors.

     Finlay Jewelry can obtain, pursuant to the Gold Consignment Agreement, up to the lesser of (i) 85,000 fine troy ounces or (ii) $25 million worth of gold, subject to a formula as prescribed by the Gold Consignment Agreement. At February 3, 1996, February 1, 1997 and August 2, 1997, amounts outstanding under the Gold Consignment Agreement totaled 22,090, 36,916 and 38,007 (unaudited) fine troy ounces, respectively, valued at approximately $9.0 million, $12.8 million and $12.4 million (unaudited), respectively. The purchase price per ounce is based on the daily Second London Gold Fixing. For financial statement purposes, the consigned gold is not included in Merchandise inventories on the Company's Consolidated Balance Sheet and, therefore, no related liability has been recorded. RIHT charges Finlay a daily consignment fee on the dollar equivalent value of ounces outstanding, a floating rate which, as of August 31, 1997, was approximately 3.5% per annum (unaudited). In addition, Finlay is required to pay an unused line fee of 0.5% if the amount of gold consigned has a value equal to or below $10 million. Included in interest expense for the years ended February 3, 1996 and February 1, 1997 are consignment fees of $189,000 and $638,000, respectively. For the twenty-six weeks ended August 3, 1996 and August 2, 1997, consignment fees included in interest expense totaled $257,000 (unaudited) and $298,000 (unaudited), respectively.

     In conjunction with the Gold Consignment Agreement, Finlay Jewelry granted

RIHT, subject to the terms of an intercreditor agreement between RIHT and G.E. Capital, a first priority perfected lien on, and a security interest in, specified gold jewelry of participating vendors approved under the Gold Consignment Agreement and a lien on proceeds and products of such jewelry and cash deposits.

     The Gold Consignment Agreement requires Finlay Jewelry to comply with certain covenants, including restrictions on the incurrence of certain indebtedness, the incurrence or creation of liens, engaging in certain transactions with affiliates and related parties and limitations on the payment of dividends. The Gold Consignment Agreement also contains various financial covenants, including fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay Jewelry was in compliance with all of its financial covenants as of and for the year ended February 1, 1997 and as of and for the twenty-six weeks ended August 2, 1997 (unaudited).

NOTE 4 -- SHORT AND LONG-TERM DEBT

     The Company and Finlay Jewelry are parties to a credit agreement with G.E. Capital which provides Finlay with a senior secured revolving line of credit of up to $135 million, a portion of which is available to the Company under certain circumstances. The Revolving Credit Facility provides Finlay with a facility maturing on May 26, 1998, for borrowings based on an advance rate of (i) up to 85% of eligible domestic accounts receivable and (ii) up to 60% of eligible domestic owned inventory after taking into account such reserves or offsets as G.E. Capital may deem appropriate (the 'Borrowing Base'). Eligibility criteria are established by G.E. Capital, which retains the right to adjust the Borrowing Base in its reasonable judgement by revising standards of eligibility, establishing reserves and/or increasing or decreasing from time to time the advance rates. Finlay Jewelry is permitted to use up to $20 million of the Revolving Credit Facility for the guarantee by G.E. Capital of letters of credit issued for the account of Finlay Jewelry by banks acceptable to G.E. Capital. The outstanding balance under the Revolving Credit Facility is required to be reduced each year to $10 million for a 20 consecutive day period, and immediately thereafter to zero for an additional 10 consecutive days (the 'Balance Reduction Requirement'). Funds available under the Revolving Credit Facility are utilized for working capital purposes.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SHORT AND LONG-TERM DEBT (CONTINUED)
     The Revolving Credit Facility bears interest at a rate equal to, at Finlay's option, (i) the Index Rate (as defined) plus 1.0% or (ii) for one or more portions of the Revolving Credit Facility of $1.0 million or any greater integral multiple thereof, reserve adjusted LIBOR plus 2.0%. 'Index Rate' is defined as the higher of (i) the highest daily prime or base rate publicly announced by any of the four largest member banks of the New York Clearing House Association and (ii) the latest rate of dealer ninety-day commercial paper as is customarily published in the 'Money Rates' section of The Wall Street Journal. Upon the occurrence (and during the continuance) of an event of default under the Revolving Credit Facility, interest would accrue at a rate which is 2% in excess of the rate otherwise applicable, and would be payable upon demand.

     The Revolving Credit Facility is secured by a first priority perfected security interest in all of Finlay Jewelry's (and any subsidiary's) present and future tangible and intangible assets, excluding any of the Company's lease agreements which are not assignable without the lessor's consent.

     The Revolving Credit Facility contains customary covenants, including limitations on capital expenditures, limitations on borrowing transactions between Finlay and its officers, directors, employees and affiliates and limitations on payments of dividends. In addition, G.E. Capital has the right to approve (such approval not to be unreasonably withheld) certain private sales of Common Stock. The Revolving Credit Facility also contains various financial covenants, including minimum earnings and fixed charge coverage ratio requirements and certain maximum debt limitations. Finlay was in compliance with all of its financial covenants as of and for the year ended February 1, 1997 and as of and for the twenty-six weeks ended August 2, 1997 (unaudited).

     The Revolving Credit Facility provides for an annual agency fee of $275,000 payable to G.E. Capital. Furthermore, a letter of credit fee of 2.25% per annum of the face amount of letters of credit guaranteed under the Revolving Credit Facility and an unused facility fee equal to 0.5% per annum on the average unused daily balance of the Revolving Credit Facility is payable monthly in arrears.

     There were no amounts outstanding at February 3, 1996 or February 1, 1997 under the Revolving Credit Facility. There was $111,522,000 (unaudited) outstanding at August 2, 1997 which is reflected in the Consolidated Financial Statements as Notes Payable. The maximum amounts outstanding under the Revolving Credit Facility during 1994, 1995 and 1996 and the twenty-six weeks ended August 3, 1996 and August 2, 1997 were $108,800,000, $99,100,000, $114,100,000,
$94,079,000 (unaudited) and $120,985,000 (unaudited), respectively. The average amounts outstanding for the same periods were $69,300,000, $68,400,000, $75,400,000, $70,500,000 (unaudited) and $96,400,000 (unaudited), respectively.
The weighted average interest rates (calculated based on actual interest expense divided by the average amount outstanding during the period) were 7.6%, 8.9%, 8.0%, 8.1% (unaudited) and 8.0% (unaudited) for 1994, 1995, 1996 and the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively.

     At February 3, 1996 and February 1, 1997, Finlay had letters of credit outstanding totaling $11.0 million and $11.1 million, respectively, which guarantee various trade activities. At August 2, 1997 the outstanding letters of credit totaled $5.7 million (unaudited). The contract amount of the letters of credit approximate their fair value.

     Refer to Note 13 for a discussion of a subsequent amendment to the Revolving Credit Facility.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SHORT AND LONG-TERM DEBT (CONTINUED)

     Long-term debt consisted of the following:

                                                                                      (UNAUDITED)
                                                        FEBRUARY 3,    FEBRUARY 1,     AUGUST 2,
                                                           1996           1997           1997
                                                        -----------    -----------    -----------
                                                                     (IN THOUSANDS)
Senior Notes (a).....................................    $ 135,000      $ 135,000      $ 135,000
Debentures (b).......................................       67,903         76,427         81,084
Other................................................          208              2              4
                                                        -----------    -----------    -----------
                                                           203,111        211,429        216,088
Less current portion.................................          206              2              4
                                                        -----------    -----------    -----------
                                                         $ 202,905      $ 211,427      $ 216,084
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------

(a) On May 26, 1993, as part of Finlay's recapitalization, Finlay Jewelry issued 10 5/8% Senior Notes due 2003 with an aggregate principal amount of $135,000,000. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, and commenced on November 1, 1993. Except in the case of certain equity offerings, the Notes are not redeemable prior to May 1, 1998. Thereafter, the Notes will be redeemable, in whole or in part, at the option of Finlay, at specified redemption prices plus accrued and unpaid interest, if any, to the date of the redemption. In the event of a Change of Control (as defined in the indenture with respect to the Notes (the 'Note Indenture')), each holder of the Notes will have the right to require Finlay Jewelry to repurchase its Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. The Notes rank senior in right of payment to all subordinated indebtedness of Finlay and pari passu in right of payment with all senior borrowings, including borrowings under the Revolving Credit Facility. However, because the Revolving Credit Facility is secured by a pledge of substantially all the assets of Finlay Jewelry, the Notes are structurally subordinated to the borrowings under the Revolving Credit Facility. The Note Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations.

    The fair value of the Notes at February 1, 1997, determined based on market quotes, was $142,425,000.

(b) On May 26, 1993, as part of Finlay's recapitalization, the Company sold, for $55,167,140, an aggregate of 98,000 units consisting of $98,000,000 12%
    Senior Discount Debentures due 2005 and 130,667 shares of Common Stock. Based on a fair market value of $7.23 per share on May 26, 1993, $944,067 was allocated to Common Stock with a resulting discount to the Debentures. Commencing May 1, 1998, interest will accrue until maturity. Interest on the Debentures is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. Except in the case of certain equity offerings, the Debentures are not redeemable prior to May 1, 1998. In the event of a Change of Control (as defined in the indenture with respect to the Debentures (the 'Debenture Indenture')), each holder of the Debentures will have the right to require the Company to repurchase its Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the repurchase date. Thereafter, the Debentures will be redeemable, in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid interest, if any, to the date of redemption. The Debentures rank pari passu in right of payment to all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Debentures are secured by a first priority lien on

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SHORT AND LONG-TERM DEBT (CONTINUED) and security interest in all of the issued and outstanding stock and intercompany indebtedness, if any, of Finlay Jewelry. However, the operations of the Company are conducted through Finlay Jewelry and, therefore, the Company is dependent upon the cash flow of Finlay Jewelry to meet its obligations, including its obligations under the Debentures. As a result, the Debentures are effectively subordinated to all indebtedness and all other obligations of Finlay Jewelry. The Debenture Indenture contains restrictions relating to, among other things, the payment of dividends, the repurchase of stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the creation of certain liens, certain asset sales transactions with subsidiaries and other affiliates and mergers and consolidations. The amount of imputed interest recorded in 1994, 1995, 1996 and the twenty-six weeks ended August 3, 1996 and August 2, 1997 was $7,385,000, $7,697,000, $8,494,000, $4,122,000 (unaudited) and
    $4,634,000 (unaudited), respectively.

    A portion of the proceeds from the Initial Public Offering were used to repurchase $6,103,000 accreted balance of the Debentures at a price equal to $5,789,000, or approximately 95% of the accreted amount.

    The fair value of the Debentures, determined based on market quotes, was $80,364,000 at February 1, 1997.

    Finlay was in compliance with all of the provisions of the Note and Debenture Indentures as of and for the year ended February 1, 1997 and as of and for the twenty-six weeks ended August 2, 1997 (unaudited).

     The aggregate amounts of long-term debt payable in each of the five years in the period ending February 2, 2002 and thereafter are as follows:


                                                             (IN THOUSANDS)
                                                             --------------
1997......................................................      $      2
1998......................................................       --
1999......................................................       --
2000......................................................       --
2001......................................................       --
Thereafter................................................       211,427
                                                             --------------
                                                                $211,429
                                                             --------------
                                                             --------------

Interest expense for 1994, 1995, 1996 and the twenty-six weeks ended August 3, 1996 and August 2, 1997 was $28,514,000, $29,859,000, $31,301,000, $15,267,000
(unaudited) and $16,160,000 (unaudited), respectively. Interest income for the same periods was $26,000, $154,000, $97,000, $22,000 (unaudited) and $12,000
(unaudited), respectively.

NOTE 5 -- SERIES C PREFERRED STOCK

     Concurrently with the consummation of the Recapitalization Transactions, the Company and Finlay Jewelry entered into a stock purchase agreement (the '1993 Stock Purchase Agreement') with the Lee/Desai Investors, pursuant to which the Lee/Desai Investors purchased from the Company the Lee/Desai Units consisting of an aggregate of 1,384,259 shares of Common Stock of the Company and 300,000 shares of Series C Preferred Stock. The Common Stock issued to the Lee/Desai Investors as part of the Lee/Desai Units constituted 52.6% of the outstanding Common Stock of the Company on a fully diluted basis. The aggregate purchase price for the Lee/Desai Units, payable to the Company in cash at the closing, was $30 million, of which $10 million was allocated to the Common Stock of the

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- SERIES C PREFERRED STOCK (CONTINUED)

Company and $20 million was allocated to the Series C Preferred Stock. Immediately prior to the Initial Public Offering, as a result of the Series C Exchange, the holders of the Series C Preferred Stock exchanged all outstanding shares of Series C Preferred Stock for shares of Common Stock. In conjunction with the Series C Exchange, a $10,000,000 nonrecurring noncash charge representing the difference between the liquidation value and the carrying value of the Series C Preferred Stock was recorded, decreasing Net income (loss) applicable to common shares in 1995. See Note 1. Dividends accrued in 1994 and 1995 totaled $3,332,000 and $717,000, respectively.

NOTE 6 -- STOCKHOLDERS' EQUITY


     The Company's Long Term Incentive Plan (the '1993 Plan') permits the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons, and directors of the Company (other than members of the Compensation Committee of the Company's Board of Directors), the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Compensation Committee; or (vi) any combination of the foregoing. Under the 1993 Plan, the Company may grant stock options which are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or non-incentive stock options. As of February 1, 1997, an aggregate of 663,486 shares of Common Stock of the Company has been reserved for issuance pursuant to the 1993 Plan.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation,' which became effective in 1996. As permitted by SFAS No. 123, the Company has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, which requires recognition of compensation cost ratably over the vesting period of the stock options, net income would have been reduced by $228,000, or $0.03 per share, in 1995 and $219,000, or $0.03 per share, in 1996.
This pro forma impact only reflects options granted since the beginning of 1995 and therefore the resulting compensation cost may not be representative of that to be expected in future years.

     The fair value of options granted in 1995 and 1996 was estimated using the Black-Scholes option-pricing model based on the weighted average market price at the grant date of $13.67 in 1995 and $13.56 in 1996 and the following weighted average assumptions: risk free interest rate of 6.89% and 6.67% for 1995 and 1996, respectively, expected life of seven years for 1995 and 1996 and volatility of 35.10% for 1995 and 1996. The weighted average fair value of options granted in 1995 and 1996 was $7.02 and $6.88, respectively.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- STOCKHOLDERS' EQUITY (CONTINUED)

     The following summarizes the transactions pursuant to the 1993 Plan for 1994, 1995 and 1996:

                                                  1994                      1995                      1996
                                         ----------------------    ----------------------    ----------------------
                                         NUMBER OF    WTD. AVG.    NUMBER OF    WTD. AVG.    NUMBER OF    WTD. AVG.

                                          OPTIONS     EX. PRICE     OPTIONS     EX. PRICE     OPTIONS     EX. PRICE
                                         ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at beginning of year......    365,323      $  7.87      396,821      $  9.11      545,834      $ 11.61
  Granted.............................     72,262        14.29      264,505        13.67       21,333        13.56
  Exercised...........................      --           --         (41,284)        7.23      (27,826)        7.23
  Forfeited...........................    (40,764)        7.23      (74,208)        8.00      (15,574)       11.45
                                         ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at end of year............    396,821         9.11      545,834        11.61      523,767        11.93
                                         ---------    ---------    ---------    ---------    ---------    ---------
                                         ---------    ---------    ---------    ---------    ---------    ---------
Exercisable at end of year............     57,439      $  8.04      113,970      $  9.73      207,122      $ 10.94

     The options outstanding at February 1, 1997 have exercise prices between $7.23 and $18.06, with a weighted average exercise price of $11.93 and a weighted average remaining contractual life of 7.61 years. Options generally vest in five years and expire in ten years from date of grant.

     On March 5, 1997, a senior officer of the Company received options under the 1993 Plan to purchase an aggregate of 139,719 shares of Common Stock at an exercise price of $14.00 per share. Such options vest and become exercisable on January 2, 2001.

     On March 6, 1997, the Board of Directors of the Company adopted the 1997 Long Term Incentive Plan ('1997 Plan'), which was approved by the Company's stockholders in June 1997. The 1997 Plan, which is similar to the 1993 Plan, is intended as a successor to the 1993 Plan and provides for the grant of the same types of awards as were available under the 1993 Plan. The 1997 Plan provides, however, that no participant thereunder may be granted, during any fiscal year, options or other awards relating to more than 175,000 shares of Common Stock. An aggregate of 350,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the 1997 Plan, of which a total of 312,815 shares (unaudited) as of September 1, 1997 are subject to options granted to certain senior management, key employees and a director. The exercise price of such options range from $13.875 per share to $14.875 per share.

     Upon the commencement of his employment, a senior officer of the Company purchased 138,525 shares of Common Stock (the 'Purchased Shares'), at a price of $7.23 per share. The aggregate purchase price of these shares was paid in the form of a note issued to the Company in the amount of $1,001,538. The note is secured by the Purchased Shares and certain proceeds from sale of the Purchased Shares or any distribution paid on or with respect to the Purchased Shares. Interest accrues on the unpaid balance of the note at a rate equal to 7.92% per annum, compounded annually. In the event of termination of employment, the Purchased Shares (together with vested options and shares issued upon exercise of vested options ('Option Shares')) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer. As a result of the terms of the note, the amount of the note is reflected as a reduction to equity and is reflected in the Company's Consolidated Balance Sheets as Note receivable from stock sale. The

Company recorded $650,000 of compensation expense in 1994 representing the excess of the fair market value over the purchase price of these shares.

     In connection with and prior to the Initial Public Offering and the related transactions, the Board of Directors and the shareholders of the Company approved a change in the Company's capital stock to authorize 25,000,000 shares of Common Stock, par value $.01 per share. On March 7, 1995, the Company effected a two-for-three stock combination of its issued and outstanding Common Stock (the

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- STOCKHOLDERS' EQUITY (CONTINUED)

'Reverse Stock Split'). Stockholders' equity has been retroactively restated to reflect the impact of the Reverse Stock Split.

NOTE 7 -- LEASE AGREEMENTS

     Finlay conducts substantially all of its operations as leased departments in department stores. All of these leases, as well as rentals for office space and equipment, are accounted for as operating leases. A substantial number of such operating leases expire on various dates through 2008.

     Substantially all of the department store leases provide that the title to certain fixed assets of Finlay transfers upon termination of the leases, and that Finlay will receive the undepreciated value of such fixed assets from the host store in the event such transfers occur. The values of such fixed assets are recorded at the inception of the lease arrangement and are reflected in the accompanying Consolidated Balance Sheets.

     In many cases, Finlay is subject to limitations under its lease agreements with host department stores which prohibit Finlay from operating departments for other store groups within a certain geographical radius of the host store.

     The store leases provide for the payment of fees based on sales, plus, in some instances, installment payments for fixed assets. Lease expense, included in Selling, general and administrative expenses, is as follows (in thousands):

                                                                                          (UNAUDITED)
                                                     YEAR ENDED                      TWENTY-SIX WEEKS ENDED
                                      -----------------------------------------    --------------------------
                                      JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,     AUGUST 3,      AUGUST 2,
                                         1995           1996           1997           1996           1997
                                      -----------    -----------    -----------    -----------    -----------
Minimum fees.......................     $ 8,606       $  10,555      $   6,188       $ 2,437        $ 3,810
Contingent fees....................      80,211          94,679        103,319        40,442         41,705
                                      -----------    -----------    -----------    -----------    -----------

     Total.........................     $88,817       $ 105,234      $ 109,507       $42,879        $45,515
                                      -----------    -----------    -----------    -----------    -----------
                                      -----------    -----------    -----------    -----------    -----------

     Future minimum payments under noncancellable operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows as of February 1, 1997:

                                                             (IN THOUSANDS)
                                                             --------------
1997......................................................      $  9,732
1998......................................................         3,876
1999......................................................         3,368
2000......................................................         2,978
2001......................................................         2,417
Thereafter................................................        13,089
                                                             --------------
     Total minimum payments required......................      $ 35,460
                                                             --------------
                                                             --------------

Minimum payments shown above have not been reduced by minimum sublease payments of $260,000 due in the future under noncancellable subleases.

NOTE 8 -- PENSION PLANS

     Finlay maintains a defined contribution profit-sharing plan to provide retirement benefits for all personnel. This plan provides for company matching contributions of $.25 for each $1.00 of employee contribution, up to 5% of the employee's salary, as limited by the Code. Additionally, Finlay contributes

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- PENSION PLANS (CONTINUED)

2% of the employees' earnings annually, as limited by the Code. Vesting in Finlay's contributions begins upon completion of three years of employment and accrues at the rate of 20% per year.

     Finlay also provides fixed retirement benefits for certain former employees not covered by existing pension plans. The estimated liability for such benefits has been accrued for in these financial statements and is reflected as components of Other accrued liabilities and Other non-current liabilities.

     The cost of the defined contribution plan maintained by Finlay and the retirement benefits for certain former employees aggregated $1,603,000, $1,728,000, $1,753,000, $840,000 (unaudited) and $865,000 (unaudited) for 1994,
1995, 1996 and for the twenty-six weeks ended August 3, 1996 and August 2, 1997, respectively.


NOTE 9 -- INCOME TAXES

     For income tax reporting purposes, the Company has an October 31 year end. The Company files a consolidated Federal income tax return with its wholly owned subsidiary, Finlay Jewelry and its wholly owned subsidiaries.

     Deferred income taxes at year end reflect the impact of temporary differences between amounts of assets and liabilities for financial and tax reporting purposes.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- INCOME TAXES (CONTINUED)

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at year end are as follows:

                                                                                                  YEAR ENDED
                                                                                          --------------------------
                                                                                          FEBRUARY 3,    FEBRUARY 1,
                                                                                             1996           1997
                                                                                          -----------    -----------
                                                                                                (IN THOUSANDS)
Deferred Tax Assets
  Uniform inventory capitalization.....................................................     $ 3,154        $ 3,462
  Expenses not currently deductible....................................................       4,398          4,074
  ITC carryover........................................................................       1,100          1,100
  AMT credit...........................................................................         566            566
  Deferred financing costs-current.....................................................         200            203
                                                                                          -----------    -----------
                                                                                              9,418          9,405
  Valuation allowance..................................................................       1,200          1,200
                                                                                          -----------    -----------
       Total current...................................................................       8,218          8,205
                                                                                          -----------    -----------
  Imputed interest on Debentures.......................................................       6,433          9,407
  Deferred financing costs-non-current.................................................         606            371
                                                                                          -----------    -----------
       Total non-current...............................................................       7,039          9,778
                                                                                          -----------    -----------
          Total deferred tax assets....................................................      15,257         17,983
                                                                                          -----------    -----------
Deferred Tax Liabilities
  LIFO inventory valuation.............................................................       9,054          9,014
                                                                                          -----------    -----------
       Total current...................................................................       9,054          9,014
                                                                                          -----------    -----------
  Depreciation.........................................................................       6,050          7,029

                                                                                          -----------    -----------
       Total non-current...............................................................       6,050          7,029
                                                                                          -----------    -----------
          Total deferred tax liabilities...............................................      15,104         16,043
                                                                                          -----------    -----------
            Net deferred income tax assets.............................................     $   153        $ 1,940
                                                                                          -----------    -----------
                                                                                          -----------    -----------
       Net current deferred income tax liabilities.....................................     $  (836)       $  (809)
       Net non-current deferred income tax assets......................................         989          2,749
                                                                                          -----------    -----------
          Net deferred income tax assets...............................................     $   153        $ 1,940
                                                                                          -----------    -----------
                                                                                          -----------    -----------

     The components of income tax expense are as follows (in thousands):

                                                                      YEAR ENDED
                                                       -----------------------------------------
                                                       JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,
                                                          1995           1996           1997
                                                       -----------    -----------    -----------
Current domestic taxes..............................     $ 9,009        $10,174        $11,777
Current foreign taxes...............................         449          1,238          1,045
Deferred taxes......................................      (4,178)        (2,069)        (1,787)
                                                       -----------    -----------    -----------
Income tax expense..................................     $ 5,280        $ 9,343        $11,035
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- INCOME TAXES (CONTINUED)
     A reconciliation of the income tax provision computed by applying the federal statutory rate to Income (loss) before income taxes to the Provision for income taxes on the accompanying Consolidated Statements of Operations is as follows (in thousands):

                                                                                YEAR ENDED
                                                                 -----------------------------------------
                                                                 JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,
                                                                    1995           1996           1997
                                                                 -----------    -----------    -----------

Federal statutory provision...................................     $ 2,804        $ 8,258        $ 7,977
Foreign taxes.................................................         449          1,238          1,045
State tax, net of federal benefit.............................       1,232          1,688          1,857
Non-deductible amortization...................................       1,037          1,037          1,037
Life insurance proceeds.......................................      --             (1,750)        --
Benefit of foreign tax credit.................................        (449)        (1,238)        (1,045)
Other.........................................................         207            110            164
                                                                 -----------    -----------    -----------
Provision for income taxes....................................     $ 5,280        $ 9,343        $11,035
                                                                 -----------    -----------    -----------
                                                                 -----------    -----------    -----------

     Section 382 of the Code restricts utilization of net operating loss carryforwards ('NOLs') after an ownership change exceeding 50%. Such utilization is generally restricted to an annual limit computed by applying the federal long-term tax exempt rate to the fair market value of the stock of the company immediately prior to the time of the ownership change. As a result of the Recapitalization Transactions, a change in ownership of the Company exceeding 50% occurred within the meaning of Section 382 of the Code (a 'Change of Control'). Similar restrictions will apply to other carryforwards. Consequently, there is a material limitation on the annual utilization of the Company's net operating loss and other carryforwards which requires a deferral or loss of the utilization of such carryforwards. The IRS permits taxpayers who obtain a private letter ruling to close their books at the change of ownership date and to offset pre-Change of Control income by the NOL available to that year, regardless of the annual limitation. The Company has received such a ruling and, as a result, at October 31, 1996, has a NOL carryforward for tax purposes of $14,000,000 which is subject to an annual limit of approximately $2,000,000 per year, of which $10,000,000 expires in 2004 and $4,000,000 expires in 2005. At October 31, 1996, the Company had investment tax credit ('ITC') carryovers of approximately $1,100,000, of which $150,000 expires in 1997, $649,000 in 1998,
$264,000 in 1999 and $37,000 in 2000. At October 31, 1996, the Company also had alternative minimum tax credit ('AMT') carryovers of $566,000 which may be used indefinitely to reduce federal income taxes.

     SFAS No. 109, 'Accounting for Income Taxes,' requires that the tax benefit of such NOLs and tax credits be recorded as an asset to the extent that management assesses the utilization to be 'more likely than not.' As the accompanying Consolidated Financial Statements include profits earned after the tax year end at October 31, (the profit of the Christmas selling season), for financial reporting purposes only, the NOL carryforward has been absorbed in full and no NOL carryforward exists as of February 1, 1997. Management determined at February 1, 1997, that based upon the Company's history of operating earnings and its expectations for the future, no change to the valuation allowance is warranted.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Company, from time to time, is involved in litigation concerning its business affairs. Management believes that the resolution of all pending litigation will not have a material adverse effect on the financial statements.

     The Company has employment agreements with two senior members of management which provide for minimum salary levels as well as incentive compensation based on meeting specific

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- COMMITMENTS AND CONTINGENCIES (CONTINUED) financial goals. Such agreements have remaining terms of one year and have a remaining aggregate minimum value of approximately $1,400,000 as of February 1, 1997.

     The Revolving Credit Facility with G.E. Capital, the Gold Consignment Agreement with RIHT and the Note Indenture restrict distributions from Finlay Jewelry to the Company to 0.25% of Finlay Jewelry's net sales for the preceding fiscal year. During 1996, dividends of $1,636,000 were declared and $818,000 was distributed to the Company. During 1995, dividends of $1,380,000 were declared and $1,810,000 was distributed to the Company. During 1994, dividends of $984,000 were declared and $738,000 was distributed to the Company. For the twenty-six weeks ended August 2, 1997, dividends of $856,000 (unaudited) were declared.

     The Company's concentration of credit risk consists principally of accounts receivable. Approximately 70%, 71% and 75% of Finlay's domestic sales in 1994, 1995, and 1996, respectively, were from operations in two major department store groups of which 49%, 48% and 51% represents Finlay's domestic sales from one department store group in the respective years. The Company believes that the risk associated with these receivables, other than those from department store groups indicated above, would not have a material adverse effect on the Company's financial position or results of operations.

     The Company is committed to expend a total of approximately $17,500,000 for the completion of a 106,200 square foot distribution and warehouse facility in Orange, Connecticut, of which approximately $6,000,000 has been disbursed during 1996. Expenditures included the purchase of machinery and equipment, construction costs and the purchase and installation of computer systems.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the quarterly financial data for 1994, 1995, 1996 and the thirteen weeks ended May 3, 1997 and August 2, 1997 (in thousands):

                                                                          YEAR ENDED JANUARY 28, 1995
                                                                 ---------------------------------------------
                                                                  FIRST      SECOND      THIRD        FOURTH
                                                                 QUARTER    QUARTER     QUARTER     QUARTER(C)

                                                                 -------    --------    --------    ----------
Sales.........................................................   $93,858    $109,209    $109,657     $ 239,366
Gross margin..................................................    49,087      56,973      57,697       127,070
Net income (loss).............................................    (5,661)     (3,344)     (3,376)       15,112
Net income (loss) per share applicable to common shares (a)...     (2.87)      (1.85)      (1.87)         6.26

                                                                         YEAR ENDED FEBRUARY 3, 1996
                                                                ----------------------------------------------
                                                                 FIRST       SECOND      THIRD        FOURTH
                                                                QUARTER(B)  QUARTER(C)  QUARTER      QUARTER
                                                                --------    --------    --------    ----------
Sales........................................................   $112,716    $135,428    $132,058     $ 274,289
Gross margin.................................................     58,875      70,327      68,773       142,487
Net income (loss)............................................     (5,381)      3,171      (2,760)       19,221
Net income (loss) per share applicable to common shares
  (a)........................................................      (4.36)       0.42       (0.37)         2.55

                                                                         YEAR ENDED FEBRUARY 1, 1997
                                                                ----------------------------------------------
                                                                 FIRST       SECOND      THIRD        FOURTH
                                                                QUARTER     QUARTER     QUARTER      QUARTER
                                                                --------    --------    --------    ----------
Sales........................................................   $130,719    $137,188    $136,140     $ 281,227
Gross margin.................................................     66,681      71,343      70,360       146,590
Net income (loss)............................................     (4,400)     (1,567)     (2,637)       20,361
Net income (loss) per share applicable to common shares
  (a)........................................................      (0.59)      (0.21)      (0.35)         2.67

                                                                         YEAR ENDED JANUARY 31, 1998
                                                                ----------------------------------------------
                                                                 FIRST       SECOND      THIRD        FOURTH
                                                                QUARTER     QUARTER     QUARTER      QUARTER
                                                                --------    --------    --------    ----------
Sales........................................................   $134,592    $148,060       --           --
Gross margin.................................................     68,870      75,948       --           --
Net income (loss)............................................     (4,226)     (1,378)      --           --
Net income (loss) per share applicable to common shares
  (a)........................................................      (0.56)      (0.18)      --           --

------------------

(a) Net income (loss) per share for each quarter is computed as if each quarter were a discrete period. As such, the total of the four quarters Net income
    (loss) per share does not necessarily equal the net income (loss) per share for the year.

(b) The first quarter of 1995 includes a $10,000,000 nonrecurring, noncash charge relating to the conversion of the Series C Preferred Stock. See Note 5.

(c) The fourth quarter of 1994 includes $5,144,000, on a pre-tax basis, of expenses related to the management transition and consulting expense. The second quarter of 1995 includes proceeds of $5,000,000 from a life insurance policy maintained on a senior executive.

                            FINLAY ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- ACQUISITIONS

     On October 28, 1994, Finlay Jewelry completed the acquisition of Sonab, a French company which at that time operated 95 leased jewelry departments and three free standing locations in France. The leased fine jewelry departments operate in department stores such as Galeries Lafayette, Nouvelles Galeries and Monoprix, S.A. Simultaneously with the acquisition of Sonab, G.E. Capital agreed to provide additional financing by increasing Finlay's Revolving Credit Facility by $25,000,000, from $110,000,000 to $135,000,000. The acquisition was recorded under the purchase method of accounting. The Sonab acquisition required approximately $11,000,000 primarily for the purpose of repaying existing intercompany loans to Galeries Lafayette, as well as an outstanding gold credit line. Finlay Jewelry paid approximately $356,000 for the common stock of Sonab. Goodwill associated with this transaction was not significant.

     The following summary unaudited pro forma combined results of operations for the year ended January 28, 1995 has been prepared assuming the acquisition of Sonab occurred at the beginning of 1994. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined company (in thousands, except per share data):

                                                            (UNAUDITED)
                                                             YEAR ENDED
                                                          JANUARY 28, 1995
                                                          ----------------
Sales..................................................       $572,965
Net income.............................................       $  3,356
Net income per share...................................       $   0.01


NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

     On September 11, 1997, Finlay amended its $135,000,000 Revolving Credit Facility by (i) increasing the line of credit to $175,000,000, (ii) including eligible international assets in the borrowing base formula, (iii) reducing interest rates, (iv) permitting higher balances during the annual balance reduction period and (v) extending the maturity date from May 1998 to March 2003.

     On September 3, 1997, Finlay entered into an agreement to acquire certain assets of the Diamond Park Fine Jewelers division of Zale Corporation ('Diamond Park'), a leading operator of departments, for approximately $66 million. By acquiring Diamond Park, Finlay will add 139 departments that had total sales of approximately $93 million for the twelve months ended February 1, 1997 and will also add new host store relationships with Mercantile Stores, Marshall Field's and Parisian. The completion of the acquisition of Diamond Park (the 'Diamond Park Acquisition') is subject to satisfaction of certain conditions. Upon completion of the Diamond Park Acquisition, the line of credit will be further increased to $225,000,000 and permitted balances during the annual balance reduction period will be further increased. Finlay intends to finance the Diamond Park Acquisition with borrowings under the Revolving Credit Facility.

     On September 4, 1997, the Company filed a registration statement with the SEC for a proposed public offering of 3,000,000 shares of its Common Stock (the 'Offering'), of which 2,046,971 shares are to be issued and sold by the Company. Upon the completion of the Offering, the Company expects to use the net proceeds to it therefrom for working capital, repayment of indebtedness or other general corporate purposes.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholder have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and SBC Warburg Dillon Read Inc. are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                             NUMBER OF
                                                                                             SHARES OF
                                                                                              COMMON
                                       UNDERWRITER                                             STOCK
------------------------------------------------------------------------------------------   ---------
Goldman, Sachs & Co.......................................................................
Donaldson, Lufkin & Jenrette Securities Corporation.......................................
SBC Warburg Dillon Read Inc...............................................................
                                                                                             ---------
  Total...................................................................................   3,000,000

                                                                                             ---------
                                                                                             ---------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $        per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $        per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company and the Over-Allotment Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 150,000 and 300,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered. The Company has agreed with the Over-Allotment Selling Stockholders that the first 300,000 shares as to which the Underwriters' over-allotment option is exercised will be sold by such Over-Allotment Selling Stockholders on a pro rata basis based on the relative amounts subject to sale by such persons as set forth under 'Principal and Selling Stockholders,' and any of the remaining 150,000 shares as to which the Underwriters' over-allotment option is exercised will be sold by the Company.


     The Company has agreed not to register for sale, and the Company, the Lee Investors, the Desai Investors, the Selling Stockholder, the Over-Allotment Selling Stockholders and the current directors and executive officers of Finlay who hold Common Stock or options to purchase Common Stock have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for, or represent the right to receive, shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives of the Underwriters, except, in the case of the Company, the Selling Stockholder and the Over-Allotment Selling Stockholders for the shares of Common Stock offered in connection with the Offering and, in the case of the Company, securities issued by the Company pursuant to employee stock option plans existing on the date of this Prospectus.

     The Company, the Selling Stockholder and the Over-Allotment Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, 'passive' market making and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company and the Selling Stockholder in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, Underwriters (and any selling group members, if any) that are market makers ('passive market makers') in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (i) a passive market maker's net daily purchases of Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the ten days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

----------------------------------------------------------
----------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SALE IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      ----
Prospectus Summary.................................     3
Risk Factors.......................................     9
Special Note Regarding
  Forward-Looking Statements.......................    14
Use of Proceeds....................................    15
Price Range of Common Stock........................    15
Dividend Policy....................................    15
Capitalization.....................................    16
Selected Consolidated Financial
  Information......................................    17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..............    19
Business...........................................    26
Management.........................................    38
Principal and Selling Stockholders.................    50
Certain Transactions...............................    52
Description of Capital Stock.......................    54
Shares Eligible for Future Sale....................    56
Legal Matters......................................    57
Experts............................................    57
Available Information..............................    57
Index to Consolidated Financial
  Statements.......................................   F-1
Underwriting.......................................   U-1

                                3,000,000 SHARES
                            FINLAY ENTERPRISES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                     [LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                          SBC WARBURG DILLON READ INC.
                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------------------
----------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable in connection with the offering of the shares being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee. All of such expenses are being borne by the Company.

SEC registration fee.......................................  $      18,620
NASD filing fee............................................          6,645
Accounting fees and expenses...............................        100,000*
Legal fees and expenses....................................        800,000*
Printing and engraving expenses............................        150,000*
Miscellaneous fees and expenses............................        124,735*
                                                             -------------
     Total.................................................  $   1,200,000*
                                                             -------------
                                                             -------------

------------------
* Estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the 'DGCL') permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Company eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

     Section 145 of the DGCL ('Section 145'), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     The Certificate of Incorporation of the Company provides for the indemnification of officers and directors and certain other parties (the 'Indemnitees') of the Company to the fullest extent permitted under Delaware law; provided, that except in the case of proceedings to enforce rights to indemnification, the Company shall indemnify such Indemnitee in connection with a proceeding initiated by such Indemnitee only if such proceeding was authorized by the Board of Directors of the Company.

     Finlay is a party to indemnification agreements with each of Finlay's directors and executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change in Control (as defined therein) Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay also covers each director and executive officer under a directors and officers liability insurance policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Restated Certificate of Incorporation, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

     The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, persons who control the Company within the meaning of Section 15 of the Securities Act for certain liabilities, including liabilities arising thereunder.

     Certain of the employment and consulting agreements described in the Prospectus under the captions 'Management -- Executive
Compensation -- Employment Agreements and Change of Control Arrangements' and 'Management -- Executive Compensation -- Directors' Compensation' contains provisions entitling the executive or consultant, as the case may be, to indemnification for losses incurred in the course of service to the Company or Finlay Jewelry, under certain circumstances.

     Thomas H. Lee Company provides indemnification to Warren C. Smith in connection with his service as a director of the Company and Finlay Jewelry.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On January 3, 1995, the Company sold 138,525 shares of Common Stock to

Arthur E. Reiner for an aggregate purchase price of $1,001,538.16, paid in the form of a note issued by Mr. Reiner to the Company. On February 18, 1995 Ronald
B. Grudberg acquired 37,364 shares upon the exercise of options granted to him by the Company for an aggregate exercise price of $270,141.72. The options and the shares issued to Messrs. Reiner and Grudberg were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. In addition, immediately prior to completion of the Initial Public Offering, 2,581,784 shares of Common Stock were issued to the Lee Investors and the Desai Investors in exchange for all of the then-outstanding shares of the Company's 10% Series C Cumulative Preferred Stock. These shares of Common Stock were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
  1.1+         --   Form of Underwriting Agreement.
  3.1          --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed as part of the Annual Report on Form 10-K for the period ended January 28, 1995 filed by the Company on April 12, 1995).
  3.2          --   By-laws of the Company (incorporated by reference to Exhibit 3.2 of Form S-1 Registration
                    Statement, Registration No. 33-88938).
  4.1          --   Article Fourth of the Certificate of Incorporation and Articles II and VI of the By-laws
                    (incorporated by reference to Exhibit 4.1 on Form S-1 Registration Statement, Registration No.
                    33-88938).
  4.2          --   Specimen Common Stock certificate (incorporated by reference to Exhibit 4.2 of Form S-1
                    Registration Statement, Registration No. 33-88938).
  4.3          --   Specimen 12% Senior Discount Debenture Due 2005 issued by the Company (incorporated by reference to Exhibit 4.3 filed as part of the Current Report on Form 8-K filed by the Company on June 10,
                    1993).
  4.4(a)       --   Indenture dated as of May 26, 1993 between the Company and Marine Midland Bank, as Trustee, relating to the 12% Senior Discount Debentures Due 2005 issued by the Company (incorporated by reference to Exhibit 4.4 filed as part of the Current Report on Form 8-K filed by the Company on
                    June 10, 1993).
  4.4(b)       --   First Supplemental Indenture dated as of October 28, 1994 among the Company, Sonab Holdings, Inc.
                    ('Sonab Holdings'), Sonab International, Inc. ('Sonab International'), Sonab and Marine Midland
                    Bank, as trustee to the indenture relating to the 12% Senior Discount Debentures due 2005 issued by the Company (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
  4.4(c)       --   Second Supplemental Indenture, dated as of July 14, 1995, among the Company, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee, to the indenture relating to the
                    12% Senior Discount Debentures due 2005 issued by the Company (incorporated by reference to
                    Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).
  4.5          --   Pledge Agreement between the Company, and Marine Midland Bank, as Pledgee, dated as of May 26,
                    1993 (incorporated by reference to Exhibit 10.NN filed as part of the Annual Report for the period ended January 29, 1994 filed by the Company on Form 10-K on April 27, 1994).
  4.6          --   Specimen 10 5/8% Senior Note Due 2003 issued by Finlay Jewelry (incorporated by reference to
                    Exhibit 4.2 filed as part of the Current Report on Form 8-K filed by Finlay Jewelry on June 10,
                    1993).
  4.7(a)       --   Indenture dated as of May 26, 1993 between Finlay Jewelry and Marine Midland Bank, as Trustee, relating to the 10 5/8% Senior Notes Due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.3 filed as part of the Current Report on Form 8-K filed by Finlay Jewelry on June
                    10, 1993).
  4.7(b)       --   First Supplemental Indenture dated as of October 28, 1994 among Finlay Jewelry, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee to the indenture relating to the
                    10 5/8% Senior Notes due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by
                    Finlay Jewelry on December 13, 1994).
  4.7(c)       --   Second Supplemental Indenture, dated as of July 14, 1995, among Finlay Jewelry, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee, to the indenture relating to the
                    10 5/8% Senior Notes due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by
                    Finlay Jewelry on September 9, 1995).
  4.8          --   Stock Purchase Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry, THL Equity
                    Holding Corp., Equity-Linked Investors, L.P. and Equity-Linked Investors-II (incorporated by reference to Exhibit 4.5 filed as part of the Current Report on Form 8-K filed by the Company on
                    June 10, 1993).
  4.9(a)       --   Amended and Restated Stockholders' Agreement dated as of March 6, 1995 among the Company, David
                    B. Cornstein, Arthur E. Reiner, Robert S. Lowenstein, Norman S. Matthews, Ronald B. Grudberg,
                    Harold S. Geneen, James Martin Kaplan, Electra Investment Trust, PLC, RHI Holdings, Inc., Jeffrey
                    Branman, the Lee Holders listed on the signature page thereto, Equity-Linked Investors, L.P.,
                    Equity-Linked Investors-II and certain other security holders (incorporated by reference to
                    Exhibit 4.9 filed as part of the Annual Report on Form 10-K for the period ended January 28, 1995 filed by the Company on April 12, 1995).
  4.9(b)**     --   Form of Omnibus Amendment to Registration Rights and Stockholders' Agreements.
  4.10         --   Registration Rights Agreement dated as of May 26, 1993 among the Company, David B. Cornstein,
                    Harold S. Geneen, Ronald B. Grudberg, Robert S. Lowenstein, John C. Belknap, James Martin Kaplan,
                    Electra Investment Trust, PLC, RHI Holdings, Inc., Jeffrey Branman, Andrew U. Belknap, Timothy H.
                    Belknap, THL Equity Holding Corp., Equity-Linked Investors, L.P. and Equity-Linked Investors-II
                    (incorporated by reference to Exhibit 4.7 filed as part of the Current Report on Form 8-K filed by the Company on June 10, 1993).
  5.1*         --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 10.1          --   Form of Agreement and Certificate of Option Pursuant to the Long Term Incentive Plan of the
                    Company (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form
                    10-Q for the period ended July 31, 1993 filed by the Company on September 14, 1993).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.2(a)       --   The Company's Restated Retirement Income Plan (401(k)) (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).
 10.2(b)       --   Amendment No. 1 to the Company's Restated Retirement Income Plan (401(k)) (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 20, 1995 filed by the Company on September 9, 1995.
 10.2(c)       --   Amendment No. 2 to the Company's Retirement Income Plan (incorporated by reference to Exhibit
                    10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended May 4, 1996 filed by the Company on June 14, 1996).
 10.3          --   Executive Medical Benefits Plan of Finlay Jewelry and the Company (incorporated by reference to
                    Exhibit 10.7 of Form S-1 Registration Statement, Registration No. 33-59434).
 10.4(a)       --   Employment Agreement dated as of May 26, 1993 between David B. Cornstein and Finlay Jewelry
                    (incorporated by reference to Exhibit 19.2 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.4(b)       --   Amendment to Employment Agreement dated as of December 20, 1994 between David B. Cornstein and
                    Finlay Jewelry (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended April 29, 1995 filed by the Company on June 3, 1995).
 10.4(c)       --   Form of amendment to Employment Agreement between David B. Cornstein and Finlay Jewelry
                    (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.5          --   [Reserved]
 10.6          --   [Reserved]
 10.7(a)       --   Employment Agreement dated as of January 3, 1995 among the Company, Finlay Jewelry and Arthur E.
                    Reiner (incorporated by reference to Exhibit 10.7(a) of Form S-1 Registration Statement,
                    Registration No. 33-88938).
 10.7(b)       --   Executive Securities Purchase Agreement dated as of January 3, 1995 between the Company and
                    Arthur E. Reiner (incorporated by reference to Exhibit 10.7(b) of Form S-1 Registration
                    Statement, Registration No. 33-88938).
 10.7(c)       --   Limited Recourse Secured Promissory Note dated as of January 3, 1995 by Arthur E. Reiner in favor of the Company (incorporated by reference to Exhibit 10.7(c) of Form S-1 Registration Statement,
                    Registration No. 33-88938.
 10.7(d)       --   Stock Pledge Agreement dated as of January 3, 1995 between the Company and Arthur E. Reiner
                    (incorporated by reference to Exhibit 10.7(d) of Form S-1 Registration Statement, Registration
                    No. 33-88938).
 10.7(e)       --   Amendment to Employment Agreement dated as of May 17, 1995 among the Company, Finlay Jewelry and
                    Arthur E. Reiner (incorporated by reference to Exhibit 10.8(e) filed as part of the Annual Report on Form 10-K for the period ended February 1, 1997 filed by the Company on May 1, 1997).
 10.7(f)       --   Amendment No. 2 to Employment Agreement dated as of March 5, 1997 among the Company, Finlay
                    Jewelry and Arthur E. Reiner (incorporated by reference to Exhibit 10 filed as part of the
                    Quarterly Report on 10-Q for the period ended May 3, 1997 filed by the Company on June 17, 1997).
 10.7(g)*      --   Amendment No. 3 to Employment Agreement dated July 1, 1997 among the Company, Finlay Jewelry and
                    Arthur E. Reiner.
 10.8(a)       --   Consulting and Option Agreement dated as of July 7, 1993 by and between Finlay Jewelry and Norman
                    Matthews (incorporated by reference to Exhibit 10.00 filed as part of the Annual Report on Form

                    10-K for the period ended January 29, 1994 filed by the Company on April 27, 1994).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.8(b)       --   Amendment to Consulting and Option Agreement dated as of March 6, 1995 between Norman S. Matthews and Finlay Jewelry (incorporated by reference to Exhibit 10.2 filed as part of the Quarterly
                    Report on Form 10-Q for the period ended April 29, 1995 filed by the Company on June 3, 1995).
 10.9*         --   Employment Agreement dated as of April 18, 1997 between Joseph M. Melvin and Finlay Jewelry.
 10.10         --   Tax Allocation Agreement dated as of November 1, 1992 between the Company and Finlay Jewelry
                    (incorporated by reference to Exhibit 19.5 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.11         --   Management Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry and Thomas H. Lee
                    Company (incorporated by reference to Exhibit 28.2 filed as part of the Current Report on Form
                    8-K filed by the Company on June 10, 1993).
 10.12         --   Management Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry and Desai Capital
                    Management Incorporated (incorporated by reference to Exhibit 28.1 filed as part of the Current
                    Report on Form 8-K filed by the Company on June 10, 1993).
 10.13(a)      --   Long Term Incentive Plan of the Company (incorporated by reference to Exhibit 19.6 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on
                    June 30, 1993).
 10.13(b)      --   Amendment No. 1 to the Company's Long-Term Incentive Plan (incorporated by reference to Exhibit
                    10.14(b) of Form S-1 Registration Statement, Registration No. 33-88938).
 10.13(c)*     --   1997 Long Term Incentive Plan.
 10.14(a)      --   Amended and Restated Credit Agreement dated as of March 28, 1995 among G.E. Capital Corporation
                    ('G.E. Capital'), individually and in its capacity as agent, certain other lenders and financial institutions, the Company and Finlay Jewelry (the 'Revolving Credit Agreement') (incorporated by reference to Exhibit 10.15 filed as part of the Annual Report on Form 10-K for the period ended
                    January 28, 1995 filed by the Company on April 12, 1995).
 10.14(b)      --   Amendment No. 1 to the Revolving Credit Agreement dated as of June 15, 1995 (incorporated by reference to Exhibit 10.4 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 29, 1995 filed by Finlay Jewelry on September 9, 1995).
 10.14(c)      --   Amendment No. 2 to the Revolving Credit Agreement dated as of February 1, 1996 (incorporated by reference to Exhibit 10.15(c) filed as part of the Annual Report on Form 10-K for the period ended February 3, 1996 filed by the Company on April 9, 1996).
 10.14(d)      --   Amendment No. 3 to the Revolving Credit Agreement (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.15(a)      --   Amended and Restated Revolving Note dated as of March 28, 1995 by the Company and Finlay Jewelry to the order of G.E. Capital in the principal amount of $98,000,000 (incorporated by reference to
                    Exhibit 10.16(a) filed as part of the Annual Report on Form 10-K for the period ended January 28,
                    1995 filed by the Company on April 12, 1995).
 10.15(b)      --   Amended and Restated Revolving Note dated as of March 28, 1995 by the Company and Finlay Jewelry to the order of Shawmut Bank in the principal amount of $37,000,000 (incorporated by reference to
                    Exhibit 10.16(b) filed as part of the Annual Report on Form 10-K for the period ended January 28,
                    1995 filed by the Company on April 12, 1995).


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.16         --   Security Agreement dated as of May 26, 1993 by Finlay Jewelry in favor of G.E. Capital, as agent
                    (incorporated by reference to Exhibit 19.9 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.17         --   Security Agreement and Mortgage -- Trademarks, Patents and Copyrights, dated as of May 26, 1993 by Finlay Jewelry in favor of G.E. Capital, as agent (incorporated by reference to Exhibit 19.10 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the
                    Company on June 30, 1993).
 10.18         --   Assignment of Life Insurance Policy as Collateral dated May 26, 1993, by the Company to G.E.
                    Capital, as agent (upon the life of each of David B. Cornstein, Ronald B. Grudberg and Robert S.
                    Lowenstein) (incorporated by reference to Exhibit 19.11 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.19         --   Assignment of Business Interruption Insurance Policy as Collateral dated February 28, 1994 by
                    Finlay Jewelry to G.E. Capital, as agent (incorporated by reference to Exhibit 10.M filed as part of the Annual Report on Form 10-K for the period ended January 29, 1994 filed by the Company on
                    April 27, 1994).
 10.20(a)      --   Guarantee dated as of May 26, 1993 by Finlay Jewelry, Inc. to G.E. Capital, as agent
                    (incorporated by reference to Exhibit 19.13 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.20(b)      --   Guarantee dated as of October 28, 1994 by Sonab Holdings in favor of G.E. Capital (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.20(c)      --   Guarantee dated as of October 28, 1994 by Sonab International in favor of G.E. Capital
                    (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.20(d)      --   Guarantee dated as of October 28, 1994 by Sonab in favor of G.E. Capital (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    October 29, 1994 filed by the Company on December 13, 1994).
 10.21(a)      --   Pledge Agreement dated as of May 26, 1993 by Finlay Jewelry to G.E. Capital, as agent
                    (incorporated by reference to Exhibit 19.14 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.21(b)      --   Amendment Agreement dated October 28, 1994 to the Pledge Agreement by Finlay Jewelry in favor of
                    G.E. Capital (incorporated by reference to Exhibit 10.8 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.22(a)      --   Share Pledge Agreement (Translation) dated October 28, 1994 by Sonab Holdings in favor of G.E.
                    Capital (incorporated by reference to Exhibit 10.9 filed as part of the Quarterly Report on Form
                    10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.22(b)      --   Share Pledge Agreement (Translation) dated October 28, 1994 by Sonab International in favor of
                    G.E. Capital (incorporated by reference to Exhibit 10.10 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.23         --   Master Agreement for the Assignment of Accounts Receivable as Security (Translation) dated
                    October 28, 1994 by Sonab in favor of G.E. Capital (incorporated by reference to Exhibit 10.11 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.24         --   Note Pledge Agreement dated as of October 28, 1994 by Finlay Jewelry in favor of G.E. Capital
                    (incorporated by reference to Exhibit 10.12 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.25(a)      --   Amended and Restated Credit Agreement dated as of September 11, 1997 among G.E. Capital, individually and in its capacity as agent, certain other lenders and financial institutions, the
                    Company and Finlay Jewelry ('Amended Revolving Credit Agreement') (incorporated by reference to
                    Exhibit 10.2 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2,
                    1997 filed by the Company on September 16, 1997).
 10.25(b)      --   Amendment No. 1 dated as of September 11, 1997 to the Amended Revolving Credit Agreement
                    (incorporated by reference to Exhibit 10.3 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.25(c)**    --   Amendment No. 2 dated as of October 6, 1997 to the Amended Revolving Credit Agreement.
 10.26         --   [Reserved]
 10.27         --   Share Purchase Agreement dated as of October 28, 1994 among Societe Des Grands Magasins Galeries
                    Lafayette, Union Pour Les Investissements Commerciaux, Societe Anonyme Des Galeries Lafayette,
                    Sonab Holdings and Sonab International (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.28         --   Form of Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit
                    10.4 filed as part of the Quarterly Report on Form 10-K for the period ended April 29, 1995 filed by the Company on June 3, 1995).
 10.29(a)      --   Gold Consignment Agreement (the 'Gold Consignment Agreement') dated as of June 15, 1995 between
                    Finlay Jewelry and Rhode Island Hospital Trust National Bank ('RIHT') (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29,
                    1995 filed by the Company on September 9, 1995).
 10.29(b)      --   Amendment No. 1 and Limited Consent dated as of February 1, 1996 to the Gold Consignment
                    Agreement (incorporated by reference to Exhibit No. 10.31(b) filed as part of the Annual Report on Form 10-K for the period ended February 3, 1996 filed by the Company on April 9, 1996).
 10.29(c)      --   Amendment No. 2 and Limited Consent dated as of September 11, 1997 to the Gold Consignment
                    Agreement (incorporated by reference to Exhibit 10.4 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.29(d)      --   Amendment No. 3 and Limited Consent dated as of September 11, 1997 to the Gold Consignment
                    Agreement (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.29(e)**    --   Amendment No. 4 and Limited Consent dated as of October 6, 1997 to the Gold Consignment
                    Agreement.
 10.30         --   Security Agreement dated as of June 15, 1995 between Finlay Jewelry and RIHT (incorporated by reference to Exhibit 10.2 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 29, 1995 filed by the Company on September 9, 1995).
 10.31         --   Cash Collateral Agreement dated as of June 15, 1995 between Finlay Jewelry and RIHT (incorporated by reference to Exhibit 10.3 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.32         --   Intercreditor Agreement dated as of June 15, 1995 between G.E. Capital and RIHT and acknowledged by Finlay Jewelry (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly
                    Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9,
                    1995).
 10.33         --   Asset Purchase Agreement dated as of September 3, 1997 by and among the Company, Finlay Jewelry,
                    Zale Corporation and Zale Delaware, Inc. (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on
                    September 16, 1997).
 11.1*         --   Computation of earnings per share.
 21.1          --   Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of Form S-1 Registration
                    Statement, Registration No. 33-88938).
 23.1+         --   Consent of Arthur Andersen LLP.
 23.2*         --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).
 24.1*         --   Power of Attorney.
 27.1*         --   Financial Data Schedule.


------------------
 * Previously Filed.

** Filed herewith.


+ Replaces previously filed exhibit.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, By-Laws, the Underwriting Agreement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933 THE COMPANY HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 14TH DAY OF OCTOBER 1997.


                                          FINLAY ENTERPRISES, INC.

                                          By:       /s/ BARRY D. SCHECKNER
                                              ----------------------------------
                                                     Barry D. Scheckner
                                                 Senior Vice President and
                                                  Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   NAME                                      TITLE                            DATE
------------------------------------------  ----------------------------------------   -------------------

                    *                       Chairman of the Board and Director            October 14, 1997
------------------------------------------
            David B. Cornstein

                    *                       President, Chief Executive Officer,           October 14, 1997
------------------------------------------  Vice Chairman and Director

             Arthur E. Reiner               (Principal Executive Officer)

          /s/ BARRY D. SCHECKNER            Senior Vice President and Chief               October 14, 1997
------------------------------------------  Financial Officer (Principal Financial
            Barry D. Scheckner              Officer)

                    *                       Treasurer                                     October 14, 1997
------------------------------------------  (Principal Accounting Officer)
            Bruce E. Zurlnick

                    *                       Director                                      October 14, 1997
------------------------------------------
            Norman S. Matthews

                    *                       Director                                      October 14, 1997
------------------------------------------
           James Martin Kaplan

                    *                       Director                                      October 14, 1997
------------------------------------------
              Rohit M. Desai

                    *                       Director                                      October 14, 1997
------------------------------------------
              Thomas H. Lee

                    *                       Director                                      October 14, 1997
------------------------------------------
           Warren C. Smith, Jr.

       *By: /s/ BARRY D. SCHECKNER
           ------------------------
               Barry D. Scheckner
             Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
  1.1+         --   Form of Underwriting Agreement.
  3.1          --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed as part of the Annual Report on Form 10-K for the period ended January 28, 1995 filed by the Company on April 12, 1995).
  3.2          --   By-laws of the Company (incorporated by reference to Exhibit 3.2 of Form S-1 Registration
                    Statement, Registration No. 33-88938).

  4.1          --   Article Fourth of the Certificate of Incorporation and Articles II and VI of the By-laws
                    (incorporated by reference to Exhibit 4.1 on Form S-1 Registration Statement, Registration No.
                    33-88938).
  4.2          --   Specimen Common Stock certificate (incorporated by reference to Exhibit 4.2 of Form S-1
                    Registration Statement, Registration No. 33-88938).
  4.3          --   Specimen 12% Senior Discount Debenture Due 2005 issued by the Company (incorporated by reference to Exhibit 4.3 filed as part of the Current Report on Form 8-K filed by the Company on June 10,
                    1993).
  4.4(a)       --   Indenture dated as of May 26, 1993 between the Company and Marine Midland Bank, as Trustee, relating to the 12% Senior Discount Debentures Due 2005 issued by the Company (incorporated by reference to Exhibit 4.4 filed as part of the Current Report on Form 8-K filed by the Company on
                    June 10, 1993).
  4.4(b)       --   First Supplemental Indenture dated as of October 28, 1994 among the Company, Sonab Holdings, Inc.
                    ('Sonab Holdings'), Sonab International, Inc. ('Sonab International'), Sonab and Marine Midland
                    Bank, as trustee to the indenture relating to the 12% Senior Discount Debentures due 2005 issued by the Company (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
  4.4(c)       --   Second Supplemental Indenture, dated as of July 14, 1995, among the Company, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee, to the indenture relating to the
                    12% Senior Discount Debentures due 2005 issued by the Company (incorporated by reference to
                    Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).
  4.5          --   Pledge Agreement between the Company, and Marine Midland Bank, as Pledgee, dated as of May 26,
                    1993 (incorporated by reference to Exhibit 10.NN filed as part of the Annual Report for the period ended January 29, 1994 filed by the Company on Form 10-K on April 27, 1994).
  4.6          --   Specimen 10 5/8% Senior Note Due 2003 issued by Finlay Jewelry (incorporated by reference to
                    Exhibit 4.2 filed as part of the Current Report on Form 8-K filed by Finlay Jewelry on June 10,
                    1993).
  4.7(a)       --   Indenture dated as of May 26, 1993 between Finlay Jewelry and Marine Midland Bank, as Trustee, relating to the 10 5/8% Senior Notes Due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.3 filed as part of the Current Report on Form 8-K filed by Finlay Jewelry on June
                    10, 1993).
  4.7(b)       --   First Supplemental Indenture dated as of October 28, 1994 among Finlay Jewelry, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee to the indenture relating to the
                    10 5/8% Senior Notes due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by
                    Finlay Jewelry on December 13, 1994).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
  4.7(c)       --   Second Supplemental Indenture, dated as of July 14, 1995, among Finlay Jewelry, Sonab Holdings,
                    Sonab International, Sonab and Marine Midland Bank, as trustee, to the indenture relating to the
                    10 5/8% Senior Notes due 2003 issued by Finlay Jewelry (incorporated by reference to Exhibit 4.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by
                    Finlay Jewelry on September 9, 1995).
  4.8          --   Stock Purchase Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry, THL Equity

                    Holding Corp., Equity-Linked Investors, L.P. and Equity-Linked Investors-II (incorporated by reference to Exhibit 4.5 filed as part of the Current Report on Form 8-K filed by the Company on
                    June 10, 1993).
  4.9(a)       --   Amended and Restated Stockholders' Agreement dated as of March 6, 1995 among the Company, David
                    B. Cornstein, Arthur E. Reiner, Robert S. Lowenstein, Norman S. Matthews, Ronald B. Grudberg,
                    Harold S. Geneen, James Martin Kaplan, Electra Investment Trust, PLC, RHI Holdings, Inc., Jeffrey
                    Branman, the Lee Holders listed on the signature page thereto, Equity-Linked Investors, L.P.,
                    Equity-Linked Investors-II and certain other security holders (incorporated by reference to
                    Exhibit 4.9 filed as part of the Annual Report on Form 10-K for the period ended January 28, 1995 filed by the Company on April 12, 1995).
  4.9(b)**     --   Form of Omnibus Amendment to Registration Rights and Stockholders' Agreements.
  4.10         --   Registration Rights Agreement dated as of May 26, 1993 among the Company, David B. Cornstein,
                    Harold S. Geneen, Ronald B. Grudberg, Robert S. Lowenstein, John C. Belknap, James Martin Kaplan,
                    Electra Investment Trust, PLC, RHI Holdings, Inc., Jeffrey Branman, Andrew U. Belknap, Timothy H.
                    Belknap, THL Equity Holding Corp., Equity-Linked Investors, L.P. and Equity-Linked Investors-II
                    (incorporated by reference to Exhibit 4.7 filed as part of the Current Report on Form 8-K filed by the Company on June 10, 1993).
  5.1*         --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 10.1          --   Form of Agreement and Certificate of Option Pursuant to the Long Term Incentive Plan of the
                    Company (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form
                    10-Q for the period ended July 31, 1993 filed by the Company on September 14, 1993).
 10.2(a)       --   The Company's Restated Retirement Income Plan (401(k)) (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).
 10.2(b)       --   Amendment No. 1 to the Company's Restated Retirement Income Plan (401(k)) (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 20, 1995 filed by the Company on September 9, 1995.
 10.2(c)       --   Amendment No. 2 to the Company's Retirement Income Plan (incorporated by reference to Exhibit
                    10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended May 4, 1996 filed by the Company on June 14, 1996).
 10.3          --   Executive Medical Benefits Plan of Finlay Jewelry and the Company (incorporated by reference to
                    Exhibit 10.7 of Form S-1 Registration Statement, Registration No. 33-59434).
 10.4(a)       --   Employment Agreement dated as of May 26, 1993 between David B. Cornstein and Finlay Jewelry
                    (incorporated by reference to Exhibit 19.2 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.4(b)       --   Amendment to Employment Agreement dated as of December 20, 1994 between David B. Cornstein and
                    Finlay Jewelry (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended April 29, 1995 filed by the Company on June 3, 1995).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.4(c)       --   Form of amendment to Employment Agreement between David B. Cornstein and Finlay Jewelry
                    (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.5          --   [Reserved]
 10.6          --   [Reserved]
 10.7(a)       --   Employment Agreement dated as of January 3, 1995 among the Company, Finlay Jewelry and Arthur E.
                    Reiner (incorporated by reference to Exhibit 10.7(a) of Form S-1 Registration Statement,

                    Registration No. 33-88938).
 10.7(b)       --   Executive Securities Purchase Agreement dated as of January 3, 1995 between the Company and
                    Arthur E. Reiner (incorporated by reference to Exhibit 10.7(b) of Form S-1 Registration
                    Statement, Registration No. 33-88938).
 10.7(c)       --   Limited Recourse Secured Promissory Note dated as of January 3, 1995 by Arthur E. Reiner in favor of the Company (incorporated by reference to Exhibit 10.7(c) of Form S-1 Registration Statement,
                    Registration No. 33-88938.
 10.7(d)       --   Stock Pledge Agreement dated as of January 3, 1995 between the Company and Arthur E. Reiner
                    (incorporated by reference to Exhibit 10.7(d) of Form S-1 Registration Statement, Registration
                    No. 33-88938).
 10.7(e)       --   Amendment to Employment Agreement dated as of May 17, 1995 among the Company, Finlay Jewelry and
                    Arthur E. Reiner (incorporated by reference to Exhibit 10.8(e) filed as part of the Annual Report on Form 10-K for the period ended February 1, 1997 filed by the Company on May 1, 1997).
 10.7(f)       --   Amendment No. 2 to Employment Agreement dated as of March 5, 1997 among the Company, Finlay
                    Jewelry and Arthur E. Reiner (incorporated by reference to Exhibit 10 filed as part of the
                    Quarterly Report on 10-Q for the period ended May 3, 1997 filed by the Company on June 17, 1997).
 10.7(g)*      --   Amendment No. 3 to Employment Agreement dated July 1, 1997 among the Company, Finlay Jewelry and
                    Arthur E. Reiner.
 10.8(a)       --   Consulting and Option Agreement dated as of July 7, 1993 by and between Finlay Jewelry and Norman
                    Matthews (incorporated by reference to Exhibit 10.00 filed as part of the Annual Report on Form
                    10-K for the period ended January 29, 1994 filed by the Company on April 27, 1994).
 10.8(b)       --   Amendment to Consulting and Option Agreement dated as of March 6, 1995 between Norman S. Matthews and Finlay Jewelry (incorporated by reference to Exhibit 10.2 filed as part of the Quarterly
                    Report on Form 10-Q for the period ended April 29, 1995 filed by the Company on June 3, 1995).
 10.9*         --   Employment Agreement dated as of April 18, 1997 between Joseph M. Melvin and Finlay Jewelry.
 10.10         --   Tax Allocation Agreement dated as of November 1, 1992 between the Company and Finlay Jewelry
                    (incorporated by reference to Exhibit 19.5 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.11         --   Management Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry and Thomas H. Lee
                    Company (incorporated by reference to Exhibit 28.2 filed as part of the Current Report on Form
                    8-K filed by the Company on June 10, 1993).
 10.12         --   Management Agreement dated as of May 26, 1993 among the Company, Finlay Jewelry and Desai Capital
                    Management Incorporated (incorporated by reference to Exhibit 28.1 filed as part of the Current
                    Report on Form 8-K filed by the Company on June 10, 1993).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.13(a)      --   Long Term Incentive Plan of the Company (incorporated by reference to Exhibit 19.6 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on
                    June 30, 1993).
 10.13(b)      --   Amendment No. 1 to the Company's Long-Term Incentive Plan (incorporated by reference to Exhibit
                    10.14(b) of Form S-1 Registration Statement, Registration No. 33-88938).
 10.13(c)*     --   1997 Long Term Incentive Plan.
 10.14(a)      --   Amended and Restated Credit Agreement dated as of March 28, 1995 among G.E. Capital Corporation
                    ('G.E. Capital'), individually and in its capacity as agent, certain other lenders and financial institutions, the Company and Finlay Jewelry (the 'Revolving Credit Agreement') (incorporated by reference to Exhibit 10.15 filed as part of the Annual Report on Form 10-K for the period ended
                    January 28, 1995 filed by the Company on April 12, 1995).

 10.14(b)      --   Amendment No. 1 to the Revolving Credit Agreement dated as of June 15, 1995 (incorporated by reference to Exhibit 10.4 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 29, 1995 filed by Finlay Jewelry on September 9, 1995).
 10.14(c)      --   Amendment No. 2 to the Revolving Credit Agreement dated as of February 1, 1996 (incorporated by reference to Exhibit 10.15(c) filed as part of the Annual Report on Form 10-K for the period ended February 3, 1996 filed by the Company on April 9, 1996).
 10.14(d)      --   Amendment No. 3 to the Revolving Credit Agreement (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.15(a)      --   Amended and Restated Revolving Note dated as of March 28, 1995 by the Company and Finlay Jewelry to the order of G.E. Capital in the principal amount of $98,000,000 (incorporated by reference to
                    Exhibit 10.16(a) filed as part of the Annual Report on Form 10-K for the period ended January 28,
                    1995 filed by the Company on April 12, 1995).
 10.15(b)      --   Amended and Restated Revolving Note dated as of March 28, 1995 by the Company and Finlay Jewelry to the order of Shawmut Bank in the principal amount of $37,000,000 (incorporated by reference to
                    Exhibit 10.16(b) filed as part of the Annual Report on Form 10-K for the period ended January 28,
                    1995 filed by the Company on April 12, 1995).
 10.16         --   Security Agreement dated as of May 26, 1993 by Finlay Jewelry in favor of G.E. Capital, as agent
                    (incorporated by reference to Exhibit 19.9 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.17         --   Security Agreement and Mortgage -- Trademarks, Patents and Copyrights, dated as of May 26, 1993 by Finlay Jewelry in favor of G.E. Capital, as agent (incorporated by reference to Exhibit 19.10 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the
                    Company on June 30, 1993).
 10.18         --   Assignment of Life Insurance Policy as Collateral dated May 26, 1993, by the Company to G.E.
                    Capital, as agent (upon the life of each of David B. Cornstein, Ronald B. Grudberg and Robert S.
                    Lowenstein) (incorporated by reference to Exhibit 19.11 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.19         --   Assignment of Business Interruption Insurance Policy as Collateral dated February 28, 1994 by
                    Finlay Jewelry to G.E. Capital, as agent (incorporated by reference to Exhibit 10.M filed as part of the Annual Report on Form 10-K for the period ended January 29, 1994 filed by the Company on
                    April 27, 1994).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.20(a)      --   Guarantee dated as of May 26, 1993 by Finlay Jewelry, Inc. to G.E. Capital, as agent
                    (incorporated by reference to Exhibit 19.13 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.20(b)      --   Guarantee dated as of October 28, 1994 by Sonab Holdings in favor of G.E. Capital (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.20(c)      --   Guarantee dated as of October 28, 1994 by Sonab International in favor of G.E. Capital
                    (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.20(d)      --   Guarantee dated as of October 28, 1994 by Sonab in favor of G.E. Capital (incorporated by reference to Exhibit 10.7 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    October 29, 1994 filed by the Company on December 13, 1994).
 10.21(a)      --   Pledge Agreement dated as of May 26, 1993 by Finlay Jewelry to G.E. Capital, as agent

                    (incorporated by reference to Exhibit 19.14 filed as part of the Quarterly Report on Form 10-Q for the period ended May 1, 1993 filed by the Company on June 30, 1993).
 10.21(b)      --   Amendment Agreement dated October 28, 1994 to the Pledge Agreement by Finlay Jewelry in favor of
                    G.E. Capital (incorporated by reference to Exhibit 10.8 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.22(a)      --   Share Pledge Agreement (Translation) dated October 28, 1994 by Sonab Holdings in favor of G.E.
                    Capital (incorporated by reference to Exhibit 10.9 filed as part of the Quarterly Report on Form
                    10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.22(b)      --   Share Pledge Agreement (Translation) dated October 28, 1994 by Sonab International in favor of
                    G.E. Capital (incorporated by reference to Exhibit 10.10 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.23         --   Master Agreement for the Assignment of Accounts Receivable as Security (Translation) dated
                    October 28, 1994 by Sonab in favor of G.E. Capital (incorporated by reference to Exhibit 10.11 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.24         --   Note Pledge Agreement dated as of October 28, 1994 by Finlay Jewelry in favor of G.E. Capital
                    (incorporated by reference to Exhibit 10.12 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.25(a)      --   Amended and Restated Credit Agreement dated as of September 11, 1997 among G.E. Capital, individually and in its capacity as agent, certain other lenders and financial institutions, the
                    Company and Finlay Jewelry ('Amended Revolving Credit Agreement') (incorporated by reference to
                    Exhibit 10.2 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2,
                    1997 filed by the Company on September 16, 1997).
 10.25(b)      --   Amendment No. 1 dated as of September 11, 1997 to the Amended Revolving Credit Agreement
                    (incorporated by reference to Exhibit 10.3 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 10.25(c)**    --   Amendment No. 2 dated as of October 6, 1997 to the Amended Revolving Credit Agreement.
 10.26         --   [Reserved]
 10.27         --   Share Purchase Agreement dated as of October 28, 1994 among Societe Des Grands Magasins Galeries
                    Lafayette, Union Pour Les Investissements Commerciaux, Societe Anonyme Des Galeries Lafayette,
                    Sonab Holdings and Sonab International (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended October 29, 1994 filed by the Company on December 13, 1994).
 10.28         --   Form of Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit
                    10.4 filed as part of the Quarterly Report on Form 10-K for the period ended April 29, 1995 filed by the Company on June 3, 1995).
 10.29(a)      --   Gold Consignment Agreement (the 'Gold Consignment Agreement') dated as of June 15, 1995 between
                    Finlay Jewelry and Rhode Island Hospital Trust National Bank ('RIHT') (incorporated by reference to Exhibit 10.1 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29,
                    1995 filed by the Company on September 9, 1995).
 10.29(b)      --   Amendment No. 1 and Limited Consent dated as of February 1, 1996 to the Gold Consignment
                    Agreement (incorporated by reference to Exhibit No. 10.31(b) filed as part of the Annual Report on Form 10-K for the period ended February 3, 1996 filed by the Company on April 9, 1996).
 10.29(c)      --   Amendment No. 2 and Limited Consent dated as of September 11, 1997 to the Gold Consignment

                    Agreement (incorporated by reference to Exhibit 10.4 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.29(d)      --   Amendment No. 3 and Limited Consent dated as of September 11, 1997 to the Gold Consignment
                    Agreement (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly Report on
                    Form 10-Q for the period ended August 2, 1997 filed by the Company on September 16, 1997).
 10.29(e)**    --   Amendment No. 4 and Limited Consent dated as of October 6, 1997 to the Gold Consignment
                    Agreement.
 10.30         --   Security Agreement dated as of June 15, 1995 between Finlay Jewelry and RIHT (incorporated by reference to Exhibit 10.2 filed as part of the Quarterly Report on Form 10-Q for the period ended
                    July 29, 1995 filed by the Company on September 9, 1995).
 10.31         --   Cash Collateral Agreement dated as of June 15, 1995 between Finlay Jewelry and RIHT (incorporated by reference to Exhibit 10.3 filed as part of the Quarterly Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9, 1995).
 10.32         --   Intercreditor Agreement dated as of June 15, 1995 between G.E. Capital and RIHT and acknowledged by Finlay Jewelry (incorporated by reference to Exhibit 10.5 filed as part of the Quarterly
                    Report on Form 10-Q for the period ended July 29, 1995 filed by the Company on September 9,
                    1995).
 10.33         --   Asset Purchase Agreement dated as of September 3, 1997 by and among the Company, Finlay Jewelry,
                    Zale Corporation and Zale Delaware, Inc. (incorporated by reference to Exhibit 10.6 filed as part of the Quarterly Report on Form 10-Q for the period ended August 2, 1997 filed by the Company on
                    September 16, 1997).
 11.1*         --   Computation of earnings per share.
 21.1          --   Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of Form S-1 Registration
                    Statement, Registration No. 33-88938).

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -------------------------------------------------------------------------------------------------------
 23.1+         --   Consent of Arthur Andersen LLP.
 23.2*         --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).
 24.1*         --   Power of Attorney.
 27.1*         --   Financial Data Schedule.


------------------
 * Previously Filed.

** Filed herewith.


 + Replaces previously filed exhibit.

/TEXT>